SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BNS Co.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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$20,200,000

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$1,634.18

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BNS Co.

200 Frenchtown Road, Suite 2

North Kingstown, RI 02852

Telephone: (401) 886-7404

Fax: (401) 886-7407

June 23, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of BNS Co. (the “Company”) on July 28, 2003 at 10:30 a.m. at the Company’s executive office at 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island.

Proposal One:    Proposed Sale of the Company’s Industrial/Commercial Facility in North Kingstown, Rhode Island and Adjoining Acreage (collectively the “Rhode Island Property”).    At the meeting, you will be asked to approve the proposed sale of the Company’s industrial/commercial facility in North Kingstown, Rhode Island (where the Company acts as landlord to tenants, including a subsidiary of Hexagon AB (“Hexagon”), the purchaser of the Company’s Metrology Business in April 2001), and the adjoining acreage (a total of approximately 169 acres, all in Rhode Island) pursuant to the Purchase and Sale Agreement dated as of April 28, 2003 (the “Agreement”) with Wasserman RE Ventures LLC (the “Buyer”), a copy of which is attached as Annex A to the accompanying Proxy Statement for cash in the amount of $20.2 million payable at the Closing scheduled to be held following the Annual Meeting and when all other conditions precedent to the Closing under the Agreement have been satisfied. The sale to Buyer under the Agreement is deemed to constitute the sale of substantially all assets of the Company within the meaning of the Delaware General Corporation Law and therefore requires stockholder approval.

Background; Reasons For Sale of the Rhode Island Property.    As previously disclosed in the Company’s Report on Form 10-K for the year 2002 filed in March 2003, the Company presently plans to sell its remaining assets, which consist primarily of the Rhode Island property being sold under the Agreement described in the accompanying Proxy Statement. The Company’s remaining assets include its gravel extraction and landfill operations at its property near Heathrow in the United Kingdom (which the Company is actively marketing for sale). The Company intends to dissolve, adopt a plan of liquidation, which may involve setting up a liquidating trust (the “Liquidating Trust”), pursuant to which it will sell the remaining assets, which may then include the Heathrow, United Kingdom property, pay or make provision for payment of claims against the assets and make one or more liquidating distributions to stockholders and thereafter complete the winding up of all activities, all subject to stockholder approval of such dissolution and liquidation at a subsequent meeting of stockholders and subject to any applicable order of the Delaware Court of Chancery that may be sought by the Company in connection with the dissolution and liquidation.

This contemplated course of action will carry out the Company’s current liquidation strategy, following closely upon the sale of its Metrology Business to Hexagon in April 2001, the sale of its interest in its former development-stage software business, Xygent Inc., to a subsidiary of Hexagon in August 2002 and the sale of miscellaneous assets devoted to the metrology business, the closing of which was completed in April 2003. However, only the sale of the Rhode Island Property is being presented for stockholder approval at this time.

Sale Price Payable To Us Under the Agreement.    The sale price for the Rhode Island Property we are selling to Buyer under the Agreement is $20.2 million. The Board believes that the sale price and terms of the sale to Buyer under the Agreement are advisable and in the best interests of the Company and is fair to the Company and its stockholders. In this connection, we note that the Company had entered into an earlier agreement dated March 2, 2001 (also approved by stockholders on April 27, 2001, at the time of stockholder approval of the sale of the Metrology Business to Hexagon) with another proposed buyer for the sale of the Rhode Island Property at a sale price of $15.5 million. However, that earlier agreement lapsed in late 2001 as the parties were not able to complete the transaction on the terms and conditions contemplated by the earlier agreement. The principal reason for the lapsing of that earlier agreement was the uncertainty relating to certain environmental aspects of the Rhode Island Property. This situation is now being resolved to the satisfaction of the Buyer under the Agreement being presented for stockholder approval at this meeting, primarily as a result of the Company having obtained the approval of a Remedial Action Work Plan (“RAWP”) for the Rhode Island Property by the Rhode Island Department of Environmental Management in November 2002 and having already done much of the environmental remediation work on the property required by the RAWP. The Company has obtained insurance against additional known and against unknown environmental liabilities at the Rhode Island Property. However, the Company has retained some contingent environmental liabilities beyond the environmental insurance policy limits.

The Company has also received the fairness opinion dated April 28, 2003 of CB Richard Ellis-N.E. Partners, L.P. (“CB Richard Ellis”), the Company’s real estate broker and adviser (a copy of which is attached as Annex B to the Proxy Statement), which supports the Board’s belief that the sale of the Rhode Island Property under the Agreement is fair to the Company and its stockholders.

The Rhode Island Property is subject to a mortgage with an outstanding principal balance as of May 31, 2003 in the amount of $1.9 million which will be paid off at the closing. The closing will also give rise to a real estate commission payable to the Company’s broker and real estate advisor for this transaction, CB Richard Ellis, in the amount of $909,000 and an incentive payment to its President, CEO and CFO in the amount of $404,000, plus legal expenses and other closing costs.

Investment and Application of Net Proceeds of Sale; Federal Income Tax Aspects.    The net proceeds of the proposed sale of the Rhode Island Property under the Agreement may be held by the Company, pending subsequent negotiation of an agreement and closing of the sale of the Company’s Heathrow, United Kingdom property (which may be sold later this year), all in connection with subsequent stockholder approval of the dissolution of the Company (and filing of a Certificate of Dissolution under the Delaware General Corporation Law) and adoption of a plan of liquidation, which may involve establishment of a Liquidating Trust, sale of the remaining assets, which may then include the Heathrow, United Kingdom property, payments (or provision for payments) to creditors and claimants and one or more liquidating distributions to stockholders. However, in light of the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, which temporarily reduces the maximum Federal income tax rates on most corporate dividends to 15% (provided holding period and other requirements are met), the Board of Directors may declare an ordinary dividend to be paid from a portion of the net proceeds of the proposed sale of the Rhode Island Property prior to any dissolution and liquidation, although no decision has been made as to whether any such ordinary dividend will be made. Further analysis of the Company’s retained liabilities, including potential contingent liabilities, as well as the funds required for the Company’s operations prior to dissolution and liquidation, is required before the Board of Directors decides whether or not to declare an ordinary dividend.

Following the anticipated adoption of a plan of liquidation by stockholders at a subsequent meeting, the Company anticipates making one or more liquidating distributions to the stockholders and/or a Liquidating Trust, if established. These distributions (including a stockholder’s pro rata share of the cash and the value of any other property transferred to the Liquidating Trust) will, for federal income tax purposes, be treated as payment in exchange for shares, so that the stockholder will realize gain or loss for federal income tax purposes, measured by the difference between each stockholder’s basis in the shares of the Company and the amount of such liquidating distributions (net of known liabilities assumed by the Liquidating Trust or to which such property is subject). Such liquidating distributions will first be applied to recover a stockholder’s basis in the shares of the Company, and will constitute gain to the extent the liquidating distributions are in excess of basis (or a loss to the extent the stockholder’s basis is in excess of such liquidating distributions). Stockholders of the Company holding shares as capital assets will recognize capital gain or loss as a result of the liquidating distributions.

The Company intends to structure any Liquidating Trust that may be established so that the stockholders will be treated for tax purposes as having received their pro rata share of the cash and other property transferred

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to the Liquidating Trust (net of known liabilities assumed by the Liquidating Trust or to which such property is subject). A Liquidating Trust should not be subject to tax. After formation of a Liquidating Trust, the stockholders would take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the Liquidating Trust. Stockholders should be aware that they will be subject to tax on their pro rata share of both (i) amounts distributed by the Company to a Liquidating Trust and (ii) the Liquidating Trust’s income and gain, whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax.

If an amount held by any Liquidating Trust is paid by the trustee in connection with a claim against the assets of the Company not taken into account in determining the original gain or loss in the liquidation, each stockholder will realize a loss (in an amount equal to that stockholder’s pro rata share of the payment) in the year the amount is paid of the same character as the gain or loss realized by the stockholder on the liquidating distribution or distributions to the Liquidating Trust. Capital losses realized by non corporate taxpayers may not be carried back. However, if the loss realized by a stockholder in a taxable year subsequent to the year of liquidation exceeds $3,000, the stockholder may, in lieu of claiming a loss in that year, be entitled, under a special rule, to a refundable credit in the year of the loss equal to the reduction in tax that would have occurred had the loss been excluded from income in the year of liquidation.

We call stockholders’ attention to the fact that liquidating dividends are treated for federal income tax purposes differently from ordinary dividends paid outside of liquidation by a corporation that has “earnings and profits”, either accumulated earnings and profits or current earnings and profits for the year in which such ordinary dividend is paid, although the differences are far less after giving effect to the Jobs and Growth Tax Relief Reconciliation Act of 2003 (as described in the accompanying Proxy Statement).

This is a summary of general federal income tax rules applicable to liquidating distributions, and each stockholder should consider the effects of the transactions discussed herein with their own tax advisors. The foregoing does not describe all of the tax consequences that may be relevant to specific stockholders in light of their particular circumstances (such as the application of the alternative minimum tax) or that may be relevant because the stockholder is subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, insurance companies, dealers in securities, or stockholders who are not “U.S. persons” for federal income tax purposes.

The net proceeds of the proposed sale of the Rhode Island Property under the Agreement will be temporarily invested until an ordinary dividend, if any, is made, or other payments or liquidating distributions are made.

Heathrow, United Kingdom Real Estate.    The Company’s Heathrow, United Kingdom property will be held by its United Kingdom subsidiary until that property or the United Kingdom subsidiary can be sold by the Company or by a successor Liquidating Trust to which the stock of the subsidiary may be transferred.

A Liquidating Trust May Be Set Up in the Future to Facilitate Dissolution, Liquidation and Winding Up of the Company.    The Company remains subject to the filing of lawsuits, particularly in the nature of toxic tort claims resulting from the use of asbestos in pumps manufactured by the Company’s former pump division prior to its sale many years ago, and tort/warranty claims brought by owners/users of machine tools manufactured and sold by a Company division that was sold many years ago. The Company also has certain retained contingent or possible liabilities from its former sales of businesses and certain contingent or possible environmental liabilities from the proposed sale of its Rhode Island Property. The Company expects it will continue to be subject to such contingent liabilities in the future. Accordingly, the Company intends to seek, at a later meeting, stockholder approval of its dissolution and the adoption of a plan of liquidation (including sales of the remaining assets, such as the Heathrow, United Kingdom property, if that property has not yet been sold) and the possible establishment of a Liquidating Trust and the setting aside of an amount (for which an order of the Delaware Court of Chancery under Delaware General Corporation Law may be sought) for these and other claims and completion of the payment, or provision for payment, of claims by creditors (including contingent claims) and the making of one or more liquidating distributions to stockholders.

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No estimate of the amount of any liquidating distributions can be made at this time, in part because the amount available for distribution may depend on what amount of the Company’s assets will be initially, and ultimately, retained to pay uncertain future liabilities by order of the Delaware Court of Chancery, if that avenue of liquidation is later selected by the Company as part of its plan of dissolution and liquidation under the Delaware General Corporation Law (after stockholder approval of such dissolution and liquidation at a subsequent meeting of stockholders). It is contemplated that the dissolution, plan of liquidation, sale of remaining assets and the possible establishment of the Liquidating Trust will be established, subject to stockholder approval of such dissolution and plan of liquidation, later this year or in 2004. The Company’s liquidation strategy, however, could change. The liquidation strategy could be accomplished by the sale of the common stock of the Company, should such an offer be tendered, and should the Board of Directors determine that such an offer is in the best interests of the stockholders, or by the use of other techniques which the Board may consider.

Other Proposals to be Presented at the Meeting.    In addition, you will be asked to approve Proposal Two: the fixing of the size of the Board of Directors at seven and the election of two nominees to the Board, to constitute the 2006 class of the Board of Directors, to serve until 2006 in accordance with the By-laws and until their successors are duly elected and qualified, subject to any resignation appropriate in connection with the establishment of the Liquidating Trust. In addition, you will be asked to approve Proposal Three: the ratification of the selection by the Audit Committee and the Board of Directors of the Company of the firm of Ernst & Young LLP as auditors, to audit the Company’s books for the year 2003.

Board of Directors Approval.    The Board of Directors has unanimously approved the proposal for the sale of the Company’s Rhode Island Property under the Agreement (Proposal 1), fixing the number and election of directors (Proposal 2) and the ratification of the selection of auditors (Proposal 3), all as set forth in the accompanying Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE THREE PROPOSALS.

Enclosed is the form of proxy card. You are urged to read the accompanying Proxy Statement in its entirety.

Whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed proxy card so that your shares will be represented at the meeting. If you so desire, you can withdraw your proxy and vote in person at the meeting.

Sincerely,

/s/ Kenneth N. Kermes

Kenneth N. Kermes

Chairman of the Board

/s/ Michael Warren

Michael Warren

President and Chief Executive Officer

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BNS Co.

200 Frenchtown Road, Suite 2

North Kingstown, RI 02852

Telephone: (401) 886-7404

Fax: (401) 886-7407

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held July 28, 2003

Notice is hereby given that the 2003 Annual Meeting of Stockholders of BNS Co. (the “Company” or “BNS”), a Delaware corporation, will be held at 10:30 a.m. local time on July 28, 2003 at the Company’s offices at 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island 02852 to consider and act upon the following items of business:

1.    To consider and vote upon a proposal to approve the sale of the Company’s building in North Kingstown, Rhode Island and land totaling approximately 169 acres (together the “Rhode Island Property”), constituting the sale of substantially all the assets of the Company, and to authorize the Board of Directors to take all action necessary to carry out such sale, including approval of the Purchase and Sale Agreement dated as of April 28, 2003 between the Company and Wasserman RE Ventures LLC (“Wasserman” or the “Buyer”) (the “Agreement”) and the sale thereunder for a cash purchase price (as provided therein), all as set forth in the accompanying Proxy Statement.

2.    To fix the number of Directors at seven and to elect a class of two Directors, whose names are set forth in the accompanying Proxy Statement, to succeed the class whose term expires with this Annual Meeting of Stockholders, to serve until the 2006 Annual Meeting of Stockholders and until their successors shall be elected and qualified, all as set forth in the accompanying Proxy Statement.

3.    To ratify and approve the appointment by the Audit Committee and the Board of Directors of the firm of Ernst & Young LLP as the Company’s independent accountants for the year 2003, all as set forth in the accompanying Proxy Statement.

4.    To transact such other business that may properly come before the meeting, and any adjournments thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Only stockholders of record of the Company at the close of business on June 12, 2003 will be entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjourned session (the “Meeting” or the “Annual Meeting”). A list of all stockholders of record as of June 12, 2003 will be open for inspection at the Annual Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, containing financial data and a summary of operations for 2002, is being mailed to the stockholders with this Proxy Statement.

By Order of the Board of Directors

/s/ Elisa DePina

Elisa DePina

Secretary

North Kingstown, Rhode Island

June 23, 2003

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING AND TO ENSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES USING THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. PROXIES CAN ALSO BE REVOKED BY SUBMITTING A NEW PROXY WITH A LATER DATE OR BY DELIVERING WRITTEN INSTRUCTIONS TO THE SECRETARY OF BNS.

When completing your Proxy Card please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A Proxy executed by a corporation must be signed by an authorized officer.

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SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed sale of the Rhode Island Property, which constitutes the sale of substantially all of our assets, to Wasserman RE Ventures LLC, a commercial buyer (sometimes referred to as “Wasserman” or the “Buyer”) under the Purchase and Sale Agreement dated as of April 28, 2003 (the “Agreement”). Our Rhode Island Property consists of our commercial/industrial building (sometimes referred to as the “North Kingstown Facility” or the “Facility”) and the adjacent land, consisting of a total of approximately 169 acres. This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this Proxy Statement and the annexes attached to the Proxy Statement before voting. We have included cross references to direct you to a more complete description of the topics described in this summary. Proposals 2 and 3, relating to election of directors and ratification of appointment of auditors, are not covered in the Summary Term Sheet.

•	We are located in North Kingstown, Rhode Island, and are (and have been since August 20, 2002) a real estate management company deriving rental revenues from the Facility in North Kingstown, Rhode Island. We also own a gravel extraction and landfill property in Heathrow, United Kingdom, from which we derive royalty income, and hold land adjacent to the Facility in North Kingstown, Rhode Island. Wasserman is a private real estate investment and development company headquartered in Providence, Rhode Island. Wasserman is owned by Bernard Wasserman and his sons, David Wasserman and Richard Wasserman. The Wassermans, who are not responsible for the obligations of the Buyer, have significant net worth and have, through various partnerships and joint ventures, developed properties in New England, the Mid-West, Florida and California. Please read “Proposal 1—BNS Co.” and “Proposal 1—The Buyer” beginning on Page 4.

•	Our Board of Directors has unanimously approved the proposal for the sale of the Rhode Island Property to Wasserman under the Agreement. The Board believes that the sale to Wasserman for a sales price of $20.2 million is advisable and in the best interests of the Company and its stockholders and is fair to us and our stockholders due to, among these and other reasons more fully described in this Proxy Statement, the recommendation of management, based on the advice of CB Richard Ellis—N.E. Partners, L.P. (“CB Richard Ellis”), our real estate broker and real estate advisor, to accept Wasserman’s offer of $20.2 million and other terms (including environmental terms) of the Agreement being within the range of an acceptable and fair offer for the property; the fact that the sale of the Rhode Island Property is essential to carrying out our current liquidation strategy; the extensive marketing efforts of CB Richard Ellis; the sales price of $20.2 million under the Agreement being substantially in excess of the sales price of $15.5 million set forth in the earlier agreement entered into in March 2001 with a different buyer, which lapsed in late 2001; the Board’s decision not to attempt to build up our staff to broaden its real estate management expertise and attempt to realize, on its own, the development potential of the vacant land included in the Rhode Island Property; and the amount of expense required to maintain us as a “public” company in compliance with the federal securities laws in relation to the sales price for the Rhode Island Property under the Agreement. Please read “Proposal 1—Background and Reasons for the Sale; Directors’ Recommendation” beginning on Page 6.

•	Under the Agreement with Wasserman, we will sell our Rhode Island Property, including the transfer of all the leases pursuant to which we lease portions of the North Kingstown Facility to Hexagon and other unrelated third parties. Under the Agreement, Wasserman had a due diligence period (the “Review Period”) in which it had the ability to terminate the Agreement for any reason. This due diligence period expired on June 10, 2003 and Wasserman did not terminate the Agreement. Please read “Proposal 1—Principal Provisions of the Agreement—Transferred Real Property” beginning on Page 11.

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If the proposed sale of the Rhode Island Property under the Agreement is closed, we will receive a sales price of $20.2 million. The Rhode Island Property is subject to a mortgage with an outstanding principal balance as of May 31, 2003 in the amount of $1.9 million which will be paid off at the closing. The closing will also give rise to a real estate commission payable to CB Richard Ellis in the amount of

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$909,000 and an incentive payment to our President, CEO and CFO in the amount of $404,000. Net proceeds are estimated to be approximately $18.5 million prior to payment of the mortgage. Please read “Proposal 1—Purchase Price Payable to Us Under the Agreement” beginning on Page 11.

•	Wasserman’s obligations and our obligations to complete the proposed purchase and sale of the Rhode Island Property are subject to the satisfaction of several conditions, one of which is that our stockholders must approve the proposed sale to Wasserman under the Agreement. Please read “Proposal 1—Principal Provisions of Agreement—Closing” beginning on Page 12.

•	We will enter into an environmental agreement with Wasserman at closing. Under that agreement, Wasserman will agree to complete the remediation and monitoring work on the property and to indemnify us for any losses or damages from their failure to fulfill these obligations. Wasserman will release us from all liability for any “Hazardous Materials” on the Rhode Island Property. We have obtained so called environmental remediation “cost cap” insurance for additional known risks and also insurance for unknown environmental risks associated with the Rhode Island Property, which we will assign to Wasserman at the closing and which will insure Wasserman and us. We have also placed $180,000 in escrow which will be used to cover any gap between the amount expended by us in connection with the environmental remediation of the property and the $615,000 self-insured retention of the cost cap insurance policy. Wasserman can also use the funds in the escrow to perform the required post-closing remediation and monitoring of the property. Please read “Proposal 1—Principal Provisions of the Agreement—Environmental Agreement and Environmental Escrow” beginning on Page 12.

•	We have the right to terminate the Agreement and to sell the Rhode Island Property to another buyer by means of an unsolicited “Competing Transaction” (as defined in the Agreement) on terms more favorable, in the good faith determination of our Board of Directors, than the terms set forth in the Agreement. If we exercise this right, we are obligated to pay a breakup fee to Wasserman of $600,000 plus reimbursement of up to $100,000 out-of-pocket costs upon termination of the Agreement on this account by us. Please read “Proposal 1—Principal Provisions of the Agreement—“Fiduciary Out”; Breakup Fee” beginning on Page 14.

•	In the Agreement we have made certain representations and warranties relating to our existing leases, environmental issues, service contracts relating to the property, and other matters and have agreed to perform our duties under the Leases. Certain of these representations and duties will survive for six months or longer following the Closing, and we may be liable for any breach. Please read “Proposal 1 – Principal Provisions of the Agreement—Representations and Warranties” beginning on Page 12.

•	At the closing, two of our environmental contractors will each deliver to us and Wasserman certifications concerning the environmental remediation work they have performed on the Rhode Island Property. In addition, one of these two environmental contractors will deliver to us and Wasserman a guarantee concerning the remediation work that it was required to perform. Please read “Proposal 1—Principal Provisions of the Agreement—Certifications and Guarantee” beginning on Page 13.

•	If we are unable to convey good and marketable title to the Rhode Island Property by the date of closing, the closing will be automatically extended for a period of 60 days while we attempt to remedy any such deficiencies. If we are still unable to comply with our obligation after 60 days, Wasserman will have the option to terminate the Agreement. Please read “Proposal 1—Principal Provisions of the Agreement—Closing” beginning on Page 12.

•	Until the closing under the Agreement, we have agreed not to take various actions regarding the property and to maintain insurance coverage on the property. Further, if any loss or damage to the property occurs prior to the closing in excess of $500,000, Wasserman has the option to terminate the Agreement. In the event there is a loss or damage less than or equal to $500,000, the transaction will proceed with a reduction to the purchase price equal to the repair costs. Please read “Proposal 1—Principal Provisions of the Agreement—Risk of Loss” beginning on Page 13.

•	The Closing of the sale of the Rhode Island Property is scheduled, upon the satisfaction of all conditions precedent and for the later of four days after we obtain stockholder approval or 10 days after our completion of the “active remediation” work we need to complete under the Remedial Action Work Plan that was approved by the Rhode Island Department of Environmental Management in November 2002. The Closing is presently scheduled for July 30, 2003. Please read “Proposal 1—Principal Provisions of the Agreement—Closing” beginning on Page 12.

•	In February 2000, we hired CB Richard Ellis as our commercial real estate broker and real estate advisor (and entered into an agreement as of August 1, 2002) to assist us in selling the Rhode Island Property. Please read “Proposal 1—Background and Reasons for the Sale of the Rhode Island Property; Directors’ Recommendation” beginning on Page 6.

•	CB Richard Ellis rendered its opinion to our Board of Directors as to the fairness to us of the sales price under the Agreement. Please read “Proposal 1—Fairness Opinion of CB Richard Ellis—N.E. Partners, L.P.” beginning on Page 10.

•	Any of our stockholders who do not vote for Proposal 1 are not entitled to appraisal or dissenter’s rights under Delaware law or our Certificate of Incorporation. Please read “No Dissenters’ Rights” beginning on Page 25.

•	After the sale of the Rhode Island Property, until we have sold our Heathrow, United Kingdom property, the Company will continue to conduct operations as a real estate management company. Please read “Proposal 1—Business Activities of the Company Following the Sale of the Rhode Island Property” beginning on Page 29.

•	It is our present intention to carry out our liquidation strategy. As part of this strategy, we plan to sell the Rhode Island Property, dissolve, and adopt a plan of liquidation, which may involve setting up a liquidating trust. If we set up a liquidating trust, we would deposit a certain amount of our assets in the trust sufficient to satisfy future contingent liabilities from tort litigations filed and, based on experience, expected to be filed against us as well as to satisfy certain contingent or future liabilities relating to the sales of our former businesses and the proposed sale of the Rhode Island Property, including contingent environmental liabilities beyond the limits of our environmental insurance policies. After all distributions are made, the liquidating trust that may be established would cease all operations and activities. The Company’s liquidation strategy, however, could change. The liquidation strategy could be accomplished by the sale of the common stock of the Company, should such an offer be tendered, and should the Board of Directors determine that such an offer is in the best interests of the stockholders or by the use of other techniques which the Board may consider. Please read “Proposal 1—The Business of the Company” beginning on Page 15.

•	The net proceeds of the proposed sale of the Rhode Island Property under the Agreement will be held by us, pending subsequent negotiation of an agreement and closing of the sale of our Heathrow, United Kingdom property (which may be sold later this year if a buyer at a satisfactory price has been identified) all in connection with subsequent stockholder approval at a later meeting of the dissolution of the Company (and filing of a Certificate of Dissolution under the Delaware General Corporation Law), and adoption of a plan of liquidation, which may involve establishment of a Liquidating Trust, sale of the remaining assets, which may then include the Heathrow, United Kingdom property, payments (or provision for payments) to creditors and claimants and one or more liquidating distributions to stockholders. However, as a result of the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, which temporarily reduces the maximum Federal income tax rate on most corporate dividends to 15% (provided holding period and other requirements are met), the Board of Directors, prior to any dissolution and liquidation, may declare an ordinary dividend to be paid from a portion of the net proceeds from the proposed sale of the Rhode Island Property. No decision has been made as to whether any such ordinary dividend will be made or the amount of any such ordinary dividend. Please read “Proposal 1—The Company’s Liquidation Strategy” beginning on Page 15.

•	After payment of any ordinary dividend which is ultimately determined by the Board of Directors, and following the anticipated adoption of a plan of liquidation, we anticipate making one or more liquidating distributions to the stockholders and/or a Liquidating Trust, if established. These liquidating distributions will, for federal income tax purposes, be treated as payment in exchange for shares, so that you will realize gain or loss for federal income tax purposes, measured by the difference between your basis in your shares and the amount of such liquidating distributions (net of known liabilities). These liquidating distributions will first be applied to recover your basis in your shares, and will constitute gain to the extent the liquidating distributions are in excess of basis (or a loss to the extent the stockholder’s basis is in excess of such liquidating distributions). If you hold shares as a capital asset, you will recognize capital gain or loss as a result of the liquidating distributions.

After formation of the Liquidating Trust, stockholders will take into account for Federal income tax purposes, their allocable portion of any income, gain or loss recognized by the Liquidating Trust. You should be aware that you will be subject to tax on your pro rata share of both (i) amounts distributed by us to the Liquidating Trust and (ii) the Liquidating Trust’s income and gain, whether or not you have received any actual distributions from the Liquidating Trust with which to pay such tax.

If an amount held by any Liquidating Trust is paid in connection with a claim against the Company, you will realize a loss (in an amount equal to your pro rata share of the payment) in the year the amount is paid of the same character as the gain or loss realized by the stockholder on the liquidating distribution or distributions to the Liquidating Trust. Capital losses realized by non corporate taxpayers may not be carried back. However, if the loss realized by you in a taxable year subsequent to the year of liquidation exceeds $3,000, you may, in lieu of claiming a loss in that year, be entitled, under a special rule, to a refundable credit in the year of the loss equal to the reduction in tax that would have occurred had the loss been excluded from income in the year of liquidation. Please read  “Proposal 1—Federal Income Tax Considerations” beginning on Page 26.

•	We call stockholders’ attention to the fact that liquidating dividends are treated for federal income tax purposes differently from ordinary dividends paid outside of liquidation by a corporation that has “earnings and profits”, either accumulated earnings and profits or current earnings and profits for the year in which such ordinary dividend is paid, although the differences are far less after giving effect to the Jobs and Growth Tax Relief Reconciliation Act of 2003 (as described below). Please read “Proposal 1—Federal Income Tax Considerations” beginning on Page 26.

•	An aggregate of 105,000 shares of Class A Common Stock, which are “restricted” shares, are held by our Directors. 70,000 of these shares are expected to vest on July 18, 2003 and 35,000 of these shares vest on July 21, 2004 or, if earlier, on the day following any distribution to stockholders in respect of any net proceeds of sale of our Heathrow, United Kingdom real estate. Since our present intention is to sell our assets, dissolve and liquidate, including the making of liquidating distributions to stockholders, our current Directors holding the “restricted” shares may be deemed to have an interest in the sale of the Rhode Island Property under the Agreement. In addition, our President, CEO and CFO will be entitled to an incentive payment in the amount of $404,000 at the closing and receipt of the proceeds of the sale of the Rhode Island Property prior to August 31, 2003 and may be deemed to have an interest in the sale of the Rhode Island Property under the Agreement. Please read “Proposal 1—Interests of Certain Persons in the Agreement” beginning on Page 28.

•	Our Class A Common Stock was delisted from the New York Stock Exchange on February 8, 2002 and commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. It is expected that the OTC Bulletin Board will be replaced in early 2004 by a proposed new exchange, the BBX, which will, among other things, be able to deny listing or delist issuers who fail to meet the BBX imposed listing standards. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of our Class A Common Stock could be materially adversely affected. Please read “Proposal 1—Risk Factors Related to Business Activities Following the Proposed Sale of the Rhode Island Property” beginning on Page 29.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.    WHAT AM I BEING ASKED TO VOTE UPON?

A.    Three proposals will be voted on at the Annual Meeting. First, whether to approve the proposed sale of our Rhode Island Property (comprising the North Kingstown Facility, which is a commercial/industrial building where we act as landlord, and the adjoining land, a total of approximately 169 acres), constituting the sale of substantially all our assets (under the Delaware General Corporation Law) to Wasserman RE Ventures LLC, headquartered in Providence, Rhode Island, pursuant to the Agreement. Second, whether to fix the Board of Directors at seven and to elect two nominees to the 2006 class of Directors whose term will expire with the 2006 Annual Meeting. Third, whether to ratify the appointment by the Audit Committee and our Board of Directors of Ernst & Young LLP as our auditors for the Year 2003.

Q.    WHAT WILL HAPPEN IF THE SALE OF THE RHODE ISLAND PROPERTY IS APPROVED?

A.    If the sale of the Rhode Island Property, constituting the sale of substantially all assets, is approved, we will sell the Rhode Island Property, including the transfer of the existing leases with unrelated third party tenants, for cash of $20.2 million and the assumption by Wasserman of substantially all the liabilities related to the Rhode Island Property, provided that we retain certain contingent or possible environmental liabilities.

Q.    WHAT WILL HAPPEN IF THE SALE OF THE RHODE ISLAND PROPERTY IS NOT APPROVED?

A.    Under the terms of the Agreement, if we fail to obtain a stockholder vote in favor of the Agreement and the sale, the $400,000 deposit made by Wasserman under the Agreement will be returned to Wasserman. In addition, we will be unable to continue implementation of our current liquidation strategy as previously disclosed in our Report on Form 10-K for the year ended December 31, 2002 and as discussed in more detail in the accompanying Proxy Statement, unless we can enter into a new agreement for sale of the Rhode Island Property at a price and terms which would then be approved by stockholders.

Q.    WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE SALE?

A.    No, not until a liquidating distribution is made to the stockholders or any liquidating trust established as part of the dissolution and liquidation of the Company or, if prior to the dissolution and liquidation, the Board of Directors declares an ordinary dividend to be paid from a portion of the net proceeds from the proposed sale of the Rhode Island Property. Subject to the possibility that an ordinary dividend will be paid by the Board, the net proceeds of the proposed sale of the Rhode Island Property under the Agreement will be held by us, pending subsequent negotiation of an agreement and closing of the sale of our Heathrow, United Kingdom property (which may be sold later this year all in connection with subsequent stockholder approval at a later meeting of the dissolution of the Company and adoption of a plan of liquidation, which may involve establishment of a Liquidating Trust, sale of the remaining assets, which may then include the Heathrow, United Kingdom property, payments (or provision for payments) to creditors and claimants and one or more liquidating distributions to stockholders or any liquidating trust that we may establish.

We call stockholders’ attention to the fact that liquidating dividends are treated for federal income tax purposes differently from ordinary dividends paid outside of liquidation by a corporation that has “earnings and profits”, either accumulated earnings and profits or from current earnings and profits for the year in which such ordinary dividend is paid, although the differences are far less after giving effect to the Jobs and Growth Tax Relief Reconciliation Act of 2003 (as described below).

Q.    WHAT IS THE AMOUNT THAT STOCKHOLDERS MAY RECEIVE IN FUTURE LIQUIDATING DIVIDENDS AS PART OF THE PROCESS OF OUR DISSOLUTION, LIQUIDATING AND WINDING UP?

A. It is not possible at this time to predict the amount of the net proceeds of any sale of the Heathrow, United Kingdom property or the amount that will be required to be retained or placed in a Liquidating Trust to be available for creditors claims for pending and future litigation and for payment of certain retained contingent or possible liabilities that we have from former sales of businesses and certain contingent or possible environmental liabilities from the proposed sale of the Rhode Island Property. Moreover, adoption of a plan of liquidation will require subsequent stockholder approval. In addition, if the Board of Directors were to declare an ordinary dividend prior to dissolution and liquidation, it would not be possible at the present time to predict the amount of any such distribution.

v

Q.    WHAT DO I NEED TO DO NOW?

A.    After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority vote of the entitled votes of the shares of BNS Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1: sale of the Rhode Island Property constituting the sale of substantially all assets, including the Agreement. A plurality of the votes properly cast is necessary to elect directors in Proposal 2 and a majority of the votes properly cast is necessary to approve the other actions proposed in each of Proposal 2—fixing the number of directors — and Proposal 3—ratification of the appointment by the Audit Committee and the Board of Directors of Ernst & Young LLP as our auditors for the year 2003.

Q.    WHAT DOES THE BNS BOARD OF DIRECTORS RECOMMEND?

A.    Our Board unanimously recommends voting in favor of the sale of the Rhode Island Property, constituting the sale of substantially all of the assets to Wasserman under the Agreement. Our Board also unanimously recommends fixing the number of directors at seven and electing two nominees to the 2006 class of Directors and unanimously recommends ratification of the appointment of Ernst & Young LLP as our auditors for the year 2003.

Q.    CAN COMPANY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A.    Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in one of three ways. First, you can send a written notice to our Secretary, Elisa DePina, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the Annual Meeting and vote in person. Simply attending the Meeting, however, will not revoke your proxy; you must vote at the Annual Meeting.

Q.    IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL THE BROKER VOTE THESE SHARES ON PROPOSAL ONE ON MY BEHALF?

A.    You will vote your shares on Proposal One only if you provide the broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote the shares. Your broker is permitted to vote your shares on Proposals 2 and 3 without specific instructions. However, you may wish to give your broker specific instructions on how to vote on Proposals 2 and 3.

Q.    CAN I STILL PURCHASE OR SELL SHARES OF COMPANY CLASS A STOCK ON THE BOSTON STOCK EXCHANGE OR THE OTC BULLETIN BOARD?

A.    We expect that, following the sale of the Rhode Island Property, our Class A Stock will continue to be listed on the Boston Stock Exchange and traded on the OTC Bulletin Board. However, this is subject to the adoption of listing rules by the new BBX, which is expected to replace the OTC Bulletin Board in early 2004. In addition, the Class A Stock will be delisted during the dissolution and liquidating process since the shares held by stockholders will become non-transferable (except by will, intestate succession or by operation of law) upon the filing of the Certificate of Dissolution or the establishment of a Liquidating Trust, whichever occurs first, under Delaware General Corporation Law. This will first require stockholder approval at a subsequent meeting of stockholders.

Q.    WHAT ARE THE TAX CONSEQUENCES TO ME OF THE SALE OF THE RHODE ISLAND PROPERTY?

A.    The sale by us of the Rhode Island Property as such will have no tax consequences for you as a stockholder. Indeed, it is expected to have relatively minimal tax consequences for us at the corporate level because the gain on the sale for federal income tax purposes will be largely offset by our existing tax losses. On the other hand, any future ordinary dividend or liquidating distributions to stockholders or any liquidating trust will have direct tax consequences for you.

Q.    WHO CAN HELP ANSWER QUESTIONS?

A.    If you have any additional questions about the proposed sale of the Rhode Island Property under the Agreement or the other matters to be acted on at the Annual Meeting, you should contact: Michael Warren, President, Chief Executive Officer and Chief Financial Officer, at (401) 886-7404. If you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact Elisa DePina, Secretary, at (401) 886-7408. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

BNS Co.

200 Frenchtown Road, Suite 2

North Kingstown, RI 02852

Telephone: (401) 886-7404

Fax: (401) 886-7407

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 28, 2003

SOLICITATION OF PROXIES

This Proxy Statement and accompanying form of Proxy is furnished in connection with the Company’s Annual Meeting of Stockholders to be held at the Company’s corporate offices at 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island on Monday, July 28, 2003 at 10:30 a.m. (local time) and at any adjournments thereof.

General

The enclosed Proxy is solicited by our Board of Directors (the “Board”) for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of BNS Co. The terms “we,” “our,” “BNS,” “Seller” and the “Company” as used in this Proxy Statement refers to BNS Co. (and, if applicable, its U.K. subsidiary). The term “you” refers to the stockholders of BNS Co. The term “Buyer” or “Wasserman” refers to the proposed purchaser of our Rhode Island Property (as defined below), Wasserman RE Ventures LLC. The solicitation is being made by mail and we may also use our officers and regular employees to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or letter without additional compensation. The Company may also engage the services of a solicitation firm to assist in the solicitation of proxies. The estimated fee for such services is $6,000 plus any out-of-pocket expenses. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our common stock.

Recent Data

Pursuant to vote of the Board of Directors, each stockholder of record at the close of business on June 12, 2003, (the “record date”) is entitled to notice of and vote at the Annual Meeting. As of the close of business on the record date, the Company had 3,035,962 shares of common stock outstanding comprised of 2,991,669 shares of Class A Common Stock, $.01 par value (the “Class A Stock”) and 44,293 shares of Class B Common Stock, $.01 par value (the “Class B Stock” and, together with Class A Stock, the “Common Stock”). The Company’s Certificate of Incorporation provides that each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation. Consistent with Delaware law and as provided under the Company’s By-laws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter.

Vote Required to Approve Proposal 1

A majority vote of the entitled votes of the shares of Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is necessary to approve Proposal 1.

Vote Required to Approve Proposals 2 and 3

The nominees for election for Directors under Proposal 2 who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors, provided that, as required by the Company’s Certificate of Incorporation, the Board has designated Mr. Donnelly to be elected by the holders of Class A Stock and Mr. Kermes be elected by the holders of Class A Stock and Class B Stock voting together as a single class. A majority of the votes properly cast on any other matter in Proposal 2 is necessary to approve such matter in Proposal 2. A majority of the votes properly cast on the matter is necessary to approve the action proposed in Proposal 3, as well as any other matters incident to the conduct of the Annual Meeting except where applicable law or the Company’s Certificate of Incorporation or By-laws require otherwise. The holders of record of the Class A Stock and Class B Stock will vote together as a single class with respect to the action proposed in Proposal 3 as well as any other matter incident to the conduct of the Annual Meeting.

Judges of Election

Votes cast by proxy or in person at the Annual Meeting will be tabulated by persons appointed by the Board of Directors to act as Judges of Election for the meeting as provided by the Company’s By-laws. The Judges of Election will count the total number of votes cast FOR approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not treated as a vote for or a vote against any of the proposals to which such abstentions or broker non-votes applies, provided that abstentions and broker non-votes have the effect of a negative vote with respect to Proposal 1.

Telephone and Internet Voting

Registered shareholders can vote their shares via (i) a toll-free telephone call from the U.S. and Canada; (ii) the internet; or (iii) by mailing their signed Proxy Card. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the internet are set forth on the enclosed Proxy Card. Stockholders who hold their shares in street name will need to contact their broker or other nominee to determine whether they will be able to vote by telephone or electronically.

Proxies

Proxies returned to us or our transfer agent, Equiserve (“Transfer Agent”), and properly executed will be voted in accordance with stockholders’ instructions. You specify your choice by appropriately marking the enclosed Proxy card (for both Class A stockholders and Class B stockholders.) Brokers holding shares for the account of their clients may vote such shares in the manner directed by their clients.

Any Proxy which is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board. The Proxies also give the Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the Annual Meeting. If sufficient votes in favor of Proposal 1 are not received by the time scheduled for the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting for a period of not more than 30 days to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the question in person or by proxy at the session of the Annual Meeting to be so adjourned.

The execution of a Proxy will in no way affect your right to attend the Annual Meeting and vote in person. You have the right to revoke your Proxy prior to the Annual Meeting by giving notice to our Secretary, Elisa DePina, at our executive offices. You may also complete and submit a new Proxy prior to the Annual Meeting or you may revoke a previously submitted Proxy at the Annual Meeting by giving notice to our Secretary at the Annual Meeting.

For convenience in voting your shares on the enclosed Proxy card, we have enclosed a postage-paid return envelope to our Transfer Agent who will assist in tabulating the stockholder vote. There is one Proxy card for both Class A stockholders and Class B stockholders. BNS Co.’s mailing address is 200 Frenchtown Road, Suite 2, North Kingstown, RI 02852. Our telephone number is (401) 886-7404, and facsimile number is (401) 886-7407.

The approximate mailing date of this Proxy Statement and Notice of Meeting and Form of Proxy is June 23, 2003.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

THIS PROXY STATEMENT AND THE ACCOMPANYING LETTER TO STOCKHOLDERS CONTAIN STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT BASED ON HISTORICAL FACT AND ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. AMONG OTHER THINGS, THEY RELATE TO THE COMPANY’S LIQUIDITY, FINANCIAL CONDITION, OPERATIONAL MATTERS, OR CERTAIN STRATEGY MATTERS, OBJECTIVES AND INTENTIONS PERTAINING TO BNS CO. AND PLANS AFTER THE CLOSING UNDER THE AGREEMENT FOR THE SALE OF THE RHODE ISLAND PROPERTY AND THEIR POTENTIAL OUTCOMES, THE AMOUNT OF LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES OF THE COMPANY AND THE POTENTIAL VALUE OF THE COMPANY’S PROPERTY AND ASSETS, INCLUDING THE POTENTIAL VALUE OF THE COMPANY’S HEATHROW, UNITED KINGDOM PROPERTY. WORDS OR PHRASES DENOTING THE ANTICIPATED RESULTS OF FUTURE EVENTS, SUCH AS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECTS,” “MAY,” “NOT CONSIDERED LIKELY,” “ARE EXPECTED TO,” “WILL CONTINUE,” “PROJECT,” “COULD,” AND SIMILAR EXPRESSIONS THAT DENOTE UNCERTAINTY ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE METHODS USED BY THE BOARD AND MANAGEMENT IN ESTIMATING THE VALUE OF THE COMPANY’S PROPERTY OR ASSETS WHICH ARE CONTEMPLATED TO BE SOLD OR THE AMOUNT OF LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES REMAINING AFTER THE SALE DO NOT, WITH CERTAINTY, RESULT IN AN EXACT DETERMINATION OF VALUE OR THE AMOUNT OF SUCH LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES OF THE COMPANY. THE RANGE OF THE AMOUNT OF THE CONTEMPLATED CASH DISTRIBUTIONS TO STOCKHOLDERS TO BE MADE SUBSEQUENTLY IN CONNECTION WITH ORDINARY DIVIDENDS OR DISSOLUTION AND LIQUIDATION OF THE COMPANY, SUBJECT TO LATER STOCKHOLDER APPROVAL, CANNOT BE DETERMINED IN ADVANCE AS IT WILL DEPEND UPON THE ACTUAL AMOUNT OF SALES PROCEEDS FROM THE SALE OF THE COMPANY’S REMAINING ASSETS, SUCH AS THE HEATHROW, UNITED KINGDOM PROPERTY, AND ACTUAL AMOUNTS TO BE RETAINED BY THE COMPANY TO PAY, OR MAKE PROVISION FOR PAYMENT OF, RETAINED LIABILITIES AND POTENTIAL CONTINGENT LIABILITIES (INCLUDING THE ACTUAL AMOUNT SET ASIDE IN A POSSIBLE LIQUIDATING TRUST) AND TO FUND, FOR A PERIOD OF TIME, THE WINDING UP EXPENSES OF THE COMPANY.

PROPOSAL 1

TO APPROVE THE SALE OF THE RHODE ISLAND PROPERTY,

CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS.

General

Our Board of Directors is proposing the sale of the commercial/industrial facility owned by the Company in North Kingstown, Rhode Island, where the Company acts as landlord (the “Facility”) and the adjoining acreage (approximately 169 acres in total) (together the “Rhode Island Property”), being the sale of substantially all assets of the Company. A copy of the Purchase and Sale Agreement (the “Agreement”) between the Company and Wasserman RE Ventures LLC (the “Buyer”) dated April 28, 2003 is attached as Annex A to this Proxy Statement. Certain material provisions of the Agreement are summarized below. STOCKHOLDERS SHOULD READ THE AGREEMENT IN ITS ENTIRETY.

The applicable provisions of the Delaware General Corporation Law require stockholder approval for a sale of all or substantially all assets of the Company.

BNS Co.

Prior to the sale of its Metrology Business in 2001 and the sale of its remaining interest in its development stage measuring software subsidiary, Xygent Inc., in August 2002, the Company, a Delaware corporation (formerly named “Brown & Sharpe Manufacturing Company”), which was founded in 1833, was previously engaged in the Metrology Business and the design, manufacture and sale of precision measuring tools and instruments and manual and computer controlled measuring machines and, through Xygent Inc., the development of measuring instrument software.

BNS Co. is now (and has been since August 20, 2002) a real estate management company deriving rental revenues from the Facility in North Kingstown, Rhode Island. The Company also owns a gravel extraction and landfill property in the United Kingdom, from which it derives royalty income, and holds undeveloped land adjacent to the Facility in North Kingstown, Rhode Island.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year 2002 filed in March 2003, the Company presently intends to sell its now remaining assets, consisting primarily of (i) the Rhode Island Property being sold under the Agreement described in this Proxy Statement and (ii) its gravel extraction and landfill operations near Heathrow in the United Kingdom (which the Company is actively marketing for sale), dissolve, which may involve setting up a liquidating trust (the “Liquidating Trust”), pursuant to which it will pay, or make provision for payment of, claims against its assets and make one or more liquidating distributions to stockholders and thereafter complete the winding up of all activities.

This contemplated course of action will carry out the Company’s strategy, following closely upon the sale of its Metrology Business to Hexagon in April, 2001, the sale of its interest in its former development stage software business, Xygent Inc., to a subsidiary of Hexagon in August, 2002 and the sale of miscellaneous assets devoted to the metrology business, the closing of which was completed in March, 2003. However, only the sale of the Rhode Island Property is being presented for stockholder approval at this time. The dissolution and plan of liquidation (including sales of all remaining assets such as the sale of the Heathrow, United Kingdom property and the possible establishment of a Liquidating Trust) will be subject to future stockholder approval.

However, as discussed under “The Business of the Company,” the Company’s liquidation strategy could change.

The Buyer

Wasserman RE Ventures LLC, a Rhode Island limited liability company, is a real estate development and investment company based in Providence, Rhode Island. The Buyer is a private company owned by Bernard Wasserman and his sons, David Wasserman and Richard Wasserman. The Wassermans, who are not responsible for the obligations of the Buyer, have significant net worth and have, through various partnerships and joint ventures, developed properties in New England, the Mid-West, Florida and California. Wasserman’s executive office is located at One Park Row, Providence, Rhode Island 02940, telephone: (401) 274-5700, facsimile: (401) 274-7368, website: www.starwass.com. The Buyer has the right to take title to the Rhode Island Property at Closing in the name of an entity owned by the Buyer.

Rhode Island Property to be Sold; Review Period

The Company’s Rhode Island Property includes the Facility, a commercial/industrial building with approximately 734,000 sq. ft. office and manufacturing/warehousing space. Approximately 200,000 sq. ft. is occupied by a Hexagon subsidiary, unrelated to the Company, which operates the Company’s former Metrology Business that was sold to Hexagon on April 27, 2001. Approximately 398,000 sq. ft. is occupied by three other commercial tenants unrelated to the Company, and approximately 5,000 sq. ft. is presently being occupied by the Company for its executive offices. The Company is seeking tenants for the remaining unoccupied space under terms subject to the Buyer’s approval. The Facility is situated on approximately 169 acres of commercially zoned land. Under the terms of the Agreement, the Buyer had a review period, which expired on June 10, 2003 to inspect the Facility and adjoining real property, including conducting environmental testing, and had the right to terminate the agreement at any time prior to expiration of the inspection period if it was not satisfied with the results of such inspection, or for any reason or no reason, in its sole discretion by furnishing a termination notice to the Company. The Buyer did not terminate the Agreement during the Review Period, which has expired.

If the Buyer fails to close for any reason other than a default on the part of the Company, the Company is entitled to retain the Buyer’s deposit of $400,000.

A subsidiary of Hexagon, has a right to put back space up to a minimum leased space of 135,000 sq. ft., for a period of five years from April 27, 2001, the date of the closing of the sale of the Metrology Business to Hexagon. In addition to assignment of the Hexagon lease, the property will be conveyed to the Buyer with the assignment of the other three existing tenant leases, including all rents and profits from those leases accruing from and after the closing of the sale of such property. The Company will have 45 days from the date of closing, under the Agreement, to vacate the space it occupies in the Facility and lease other space for its offices.

Purchase Price Payable To Us Under the Agreement

The sale price for the sale of the Rhode Island Property we are selling to the Buyer under the Agreement is $20.2 million. The Board believes that the sale price and terms of the sale to the Buyer under the Agreement are advisable and in the best interests of the Company and is fair to the Company and its stockholders. In this connection, we note that the Company had entered into an earlier agreement dated March 2, 2001 (also approved by stockholders on April 27, 2001, at the time of stockholder approval of the sale of the Metrology Business to Hexagon) with another proposed buyer for the sale of the Rhode Island Property at a sale price of $15.5 million. However, the parties were not able to complete the transaction on the terms and conditions contemplated by that earlier agreement, and the agreement lapsed in late 2001. The principal reason for the lapsing of that earlier agreement was the uncertainty relating to certain environmental aspects of the Rhode Island property. The Company believes that the situation has now been resolved to the satisfaction of the Buyer under the Agreement presented for stockholder approval at this meeting, primarily as a result of the Company having substantially completed, by the end of June 2003, remediation work on the Rhode Island Property pursuant to a plan approved by the Rhode Island Department of Environmental Management in November 2002.

The Company has also received the fairness opinion dated April 28, 2003 of CB Richard Ellis-N.E. Partners, L.P. (“CB Richard Ellis”), the Company’s real estate broker and adviser (a copy of which is attached as Annex B to this Proxy Statement), which supports the Board’s belief that the sale of the Rhode Island Property under the Agreement is fair to the Company and its stockholders.

The Rhode Island Property is subject to a mortgage with a outstanding principal balance as of May 31, 2003 in the amount of $1.9 million which will be paid off at the closing. The closing will also give rise to a real estate commission payable to CB Richard Ellis in the amount of $909,000 and an incentive payment to its President, CEO and CFO in the amount of $404,000, plus legal expenses and other closing costs.

Background and Reasons for the Sale of the Rhode Island Property; Directors’ Recommendations

Background

February 2000—After agreements were concluded with the Company’s senior lenders in November of 1999 to take action in an effort to reduce the Company’s senior debt by $35 million (action which culminated in the Company’s sale of its Metrology Business in April 2001), the Company engaged the services of CB Richard Ellis, a national commercial real estate broker and advisor, to explore the feasibility of an outright sale or a sale and lease-back of the Facility.

March 2, 2001—The Company entered into a Purchase and Sale Agreement with Precision Park Partners, LLC dated as of March 2, 2001 for the sale of the Rhode Island Property for cash of $15.5 million. The Agreement was approved by stockholders on April 27, 2001.

November 7, 2001—After two extensions of the Purchase and Sale Agreement with Precision Park Partners, LLC the Agreement lapsed when the parties were unable to complete the transaction on the terms and conditions contemplated by that earlier agreement. The Company believes the principal reasons for the lapse related to certain environmental aspects of the Rhode Island Property. This situation has now been resolved to the satisfaction of the Buyer under the Agreement presented for stockholder approval at this Meeting, primarily as a result of the Company having obtained the approval of a Remedial Action Work Plan (“RAWP”) for the Rhode Island Property by the Rhode Island Department of Environmental Management in November 2002 and having already done much of the environmental remediation work on the property required by the RAWP.

November 7, 2001—At a meeting of the Board, a revised proposal from Precision Park Partners, LLC was rejected.

February 15, 2002—The Board was briefed by CB Richard Ellis concerning the advisability of continuing to address the environmental remediation plans before resuming active marketing of the property in late 2002 or early 2003.

August 1, 2002—The Company entered into an Agency Agreement with CB Richard Ellis pursuant to which it agreed to pay CB Richard Ellis a fee in connection with a sale or lease of the Rhode Island Property.

August 8, 2002—The Board discussed the advisablilty of selling the vacant land in North Kingstown separately from the Facility as a means of increasing realizable value. The Company subsequently engaged an engineering firm to develop a subdivision plan for the property.

September 26, 2002—The Board reviewed with legal counsel the status of the environmental issues and directed management to develop a Remedial Action Work Plan (“RAWP”). The Board was advised by CB Richard Ellis that the current value of the Rhode Island Property was between $11 million and $13 million prior to development of the RAWP, but using very conservative estimates there was the potential in nine months for the value to increase to between $13 million and $16 million or even more if market conditions were favorable.

October 4, 2002 – The RAWP was prepared by consultants hired by the Company, and the RAWP was submitted to RIDEM for approval.

November 1 and November 7, 2002 – The Company received Remedial Approval letters from RIDEM indicating concurrence with the RAWP.

February 2003—CB Richard Ellis was instructed to resume active marketing of the property by contacting both investors/developers and potential end-users of the property.

February—March 2003—Several potential purchasers, including Precision Park Partners, LLC and others who had previously bid on the property, were approached by CB Richard Ellis and asked to look at the property.

March 21, 2003—The Company received a non-binding letter of intent from Wasserman expressing interest in purchasing the Rhode Island Property, and the Board, after discussion with its real estate advisor, authorized the negotiation of modifications of the letter of intent.

March 24, 2003—The parties signed the modified letter of intent and the Company made available to Wasserman review materials relating to the property.

March 26, 2003—The Company received notice that its real estate and environmental law counsel, Edwards & Angel, would not be able to represent the Company in the proposed transaction due to a conflict of interest relating to work it performed for the Buyer.

March 27, 2003—The Company engaged Hinckley, Allen & Snyder to draft the Agreement and represent the Company in the proposed transaction as real estate counsel.

April 8, 2003—The Board reviewed the Agreement in draft form and authorized management to present the Agreement to Wasserman and to execute the Agreement in the absence of any further material changes not considered at the meeting.

April 9, 2003—The Company sent a draft of the Agreement to Buyer’s counsel.

April 9, 2003—The Company signed a conflict waiver letter for Edwards & Angel indicating a mutual understanding concerning any potential conflicts of interest and consent for the firm to represent the Buyer in the proposed transaction and in other unrelated matters.

April 11, 2003—Suggested revisions to the agreement were received from Buyer’s counsel, including provisions to strengthen the prohibition of the Company from encouraging competing transaction proposals prior to closing.

April 16, 2003—A revised draft of the Agreement was distributed to Buyer’s counsel, which included a request for guarantees of performance of the environmental indemnification agreement included by Seller’s draft as part of the Agreement as well as further clarification of the Company’s ability to pursue a competing transaction prior to closing should an unsolicited and unencouraged transaction be presented to the Company.

April 28, 2003—The Board of Directors received the signed Fairness Opinion from CB Richard Ellis, N.E. Partners, L.P. that the consideration to be received under the Agreement is fair to the Company.

April 28, 2003—The final form of the Agreement was accepted and signed by both parties after incorporating further changes, including an increase in the amount of the “break-up fee” payable by the Seller upon exercise of its “fiduciary out” from $250,000 to $600,000 plus an increase in the related reimbursable expenses of the Buyer from up to “$75,000” to up to “$100,000”, and including additional detail on Seller’s representations, particularly those related to remediation work done by contractors for the Seller, and on the timing of the closing (providing among other things that the closing may not be earlier than ten days after the completion by contractors for the Seller of the “active remediation” portion of the environmental remediation work required by the RAWP), the delivery at the closing of certifications to each of the Buyer and the Seller of completion of remediation work by contractors for the Seller, a guarantee to each of the Seller and Buyer by a contractor for the Seller of completion of the specified remediation work (the form of said certifications and guarantee to be agreed prior to the end of the Review Period), the entering into of an environmental escrow agreement at the closing and the establishment of an environmental escrow funded by Seller in an amount not less than $60,000 and not more than $180,000 to be used among other things for funding Buyer’s cost of the post-closing remediation-monitoring (the completion of which in accordance with the RAWP will be guaranteed by the Buyer) and the entering into of an environmental agreement between Buyer and Seller to be delivered at Closing providing among other things for the Buyer to guarantee completion of the remediation and monitoring work to be done post-closing (and hold the Seller harmless in respect thereof), for the Buyer to release Seller from all liability for any Hazardous Materials (as defined) on or about the Rhode Island Property and for the Buyer to take all actions required by RIDEM to perform Buyer’s obligations under this environmental agreement, instead of an environmental indemnity agreement (as requested by Seller) for Buyer to have simply indemnified Seller against all environmental liabilities with respect to the Rhode Island Property.

OUR REASONS FOR THE PROPOSED SALE OF THE RHODE ISLAND PROPERTY TO THE BUYER UNDER THE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS; APPROVAL BY OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE OF THE RHODE ISLAND PROPERTY TO THE BUYER UNDER THE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS, UNDER THE DELAWARE GENERAL CORPORATION LAW, IS IN THE BEST INTEREST OF THE COMPANY AND OUR STOCKHOLDERS. AMONG OTHER THINGS, THE BOARD BELIEVES THAT THIS IS AN ESSENTIAL STEP IN CARRYING OUT THE COMPANY’S CURRENT STRATEGY TO SELL ITS REMAINING ASSETS, PAY, OR MAKE PROVISION FOR THE PAYMENT OF, CLAIMS AND LIABILITIES, DISSOLVE, ADOPT A PLAN OF LIQUIDATION WHICH MAY INCLUDE THE ESTABLISHMENT OF A LIQUIDATING TRUST AND MAKE LIQUIDATING DISTRIBUTIONS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE OF THE RHODE ISLAND PROPERTY UNDER THE AGREEMENT.

Factors Considered by the Board of Directors in Recommending the Sale of the Rhode Island Property

In reaching its decision to sell the Rhode Island Property, the Board considered a number of factors, including: the recommendation of management, based on advice of CB Richard Ellis, to accept the Buyer’s offer; the Buyer’s offer of $20.2 million and other terms, including favorable environmental terms, being within the range of an acceptable and fair offer for such property; the limited number of inquiries for the property; the credit and financial ability of the Buyer, who has significant real estate investments nationwide and the experience to conclude the transaction; and the other factors listed below.

(i) The Company’s current strategy is to: sell its remaining assets, which consist primarily of (i) the Rhode Island Property now proposed to be sold under the Agreement and (ii) the Heathrow, United Kingdom property (which is being actively marketed for sale); settle claims with creditors and make provision for payment of contingent claims, and declare ordinary dividends or liquidating distributions to stockholders and winding up its affairs. This strategy was disclosed in the Company’s Report on Form 10-K for the year ended December 31, 2002. The Board considers that the sale of the Rhode Island Property is essential to carrying out the Company’s liquidation “strategy”, which has been developing since the decision was made in 2000 to sell the Company’s Metrology Business to Hexagon, and the decision in 2002 to sell the Company’s interest in its development stage software business, Xygent Inc. to a subsidiary of Hexagon.

(ii) The Company replaced its former CEO on January 24, 2003 following completion of an arbitration proceeding to determine the final price of the August 2002 sale to a subsidiary of Hexagon of the Company’s interest in Xygent, with an individual who had real estate management experience. However, the Company does not have sufficient expertise or resources to develop the vacant land adjacent to the Facility. The Board determined that, although sale at this time may not realize the full development potential, it is in the best interest of the Company to sell the Rhode Island Property rather than attempt to develop the resources and expertise to engage in an entirely new line of business and develop the Rhode Island Property on its own.

(iii) The Company is not able to raise significant capital in today’s economic climate, which would be necessary for any attempt to develop the Rhode Island Property.

(iv) The substantial environmental testing completed on the Rhode Island Property by the Company in 2001 and 2002, the obtaining of the approval of RIDEM in November, 2002 of the RAWP for the property and the environmental remediation work on the property already done by the Company removed a significant impediment to the sale of the Rhode Island Property. The environmental agreement between Buyer and Seller to be delivered at Closing providing among other things for the Buyer to guarantee completion of the remediation and monitoring work to be done post-closing (and hold the Seller harmless in respect thereof), for the Buyer to release Seller from all liability for any Hazardous Materials (as defined) on or about the Rhode Island Property and for the Buyer to take all actions required by RIDEM to perform Buyer’s obligations under this environmental agreement, while not as favorable as an environmental indemnity agreement from the Buyer (as requested by Seller), was viewed as a positive factor.

(v) The extensive marketing of the Rhode Island Property by the Company’s real estate broker and adviser, CB Richard Ellis, over a period which began in late 2000, and which was renewed in February, 2003, and which produced only a few indications of interest, including the former agreement with Precision Park Partners, LLC, which lapsed in late 2001, for the Rhode Island Property was a factor leading to the Board’s decision to sell the Property at this time to Wasserman under the Agreement.

(vi) The opinion of CB Richard Ellis to the Board that, subject to the matters set forth in its opinion, the consideration to be received by the Company in connection with the proposed sale to Wasserman under the Agreement is fair to us. The opinion, while not “adopted” as such by Board resolution, was a positive factor in the Board’s decision to recommend to stockholders the proposed sale to Wasserman. The full text of the written opinion dated April 28, 2003 which sets forth the reviews, analyses and inquiries made and matters considered, is attached to this Proxy Statement as Annex B hereto and is incorporated herein by reference. Holders of shares of Company Common Stock are urged to read such opinion carefully in its entirety.

(vii) The sale price of $20.2 million and the overall terms of the proposed sale to Wasserman, as set forth in the Agreement, was a positive factor in the Board’s decision to recommend to stockholders the proposed sale. The Board views the overall terms of the Agreement as fair to the Company and its stockholders, particularly in light of today’s generally unfavorable economic climate and uncertainties, both domestic and international, the short and long term consequences of which are not predictable, and in light of prior attempts to sell the Rhode Island Property, including the earlier agreement with Precision Park Partners, LLC for a sale price of $15.5 million.

(viii) The sale price under the Agreement was negotiated on an arm’s length basis between our representatives and representatives of the Buyer.

(ix) The Company has retained the right in the Agreement to have a so-called “fiduciary out” to allow the Company to terminate the Agreement and sell the property on terms more favorable than the terms set forth in the Agreement, should such an unsolicited offer be presented prior to the Closing under the Agreement. Such termination of the Agreement would require the Company to pay Wasserman a breakup fee of $600,000 plus reimbursement of up to $100,000 of out-of-pocket expenses. The Board viewed this “fiduciary out” as a positive factor.

(x) The lack of significant movement in the closing bid and asked prices for the Company’s Class A Common Stock on the New York Stock Exchange (prior to the delisting of the Company on February 8, 2002) and then on the over-the-counter market and on the Boston Stock Exchange since the special cash distribution in May 2001 following the sale of the Metrology Business in April 2001, despite the sale in August 2002 of Xygent, which had recorded disappointing losses in every quarter, and the comparison of those closing prices with the currently estimated range per share of liquidating distributions that could be made to stockholders following the completion of the sale of the Rhode Island Property and the Company’s other properties and payment or provision for payment of claims to creditors and other liabilities was another factor indicating to the Board that the Rhode Island Property should be sold under the Agreement.

(xi) The amount of expenses required to maintain the Company as a “public company” in compliance with federal securities laws, despite reduction of head count and certain corporate headquarters’ expenses, in relation to the sales price for the Rhode Island Property under the Agreement, was considered by the Board as another factor in recommending to stockholders the sale of the Rhode Island Property under the Agreement.

The above information and factors considered by the Board are not intended to be exhaustive, but includes all of the material factors, both negative and positive, considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE SALE OF THE RHODE ISLAND PROPERTY UNDER THE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS, ALL AS DESCRIBED IN PROPOSAL 1.

FAIRNESS OPINION OF CB RICHARD ELLIS—N.E. PARTNERS, L.P.

The Company retained CB Richard Ellis to render an opinion to the Board of Directors as to the fairness of the consideration to be received from the sale of the Rhode Island Property to Wasserman.

On April 28, 2003, CB Richard Ellis rendered its opinion (the “CBRE Opinion”) to the Board of Directors, to the effect that, as of such date and based upon and subject to the reviews, analyses and inquiries made and matters considered by CB Richard Ellis, as set forth in its opinion, the consideration proposed to be paid in connection with the sale of the Rhode Island Property was fair to the Company. No limitations were imposed by the Board of Directors on the scope of CB Richard Ellis’ investigations or the procedures to be followed by CB Richard Ellis in rendering the CBRE Opinion.

The complete text of the CBRE Opinion is attached hereto as Annex B and is incorporated herein by reference. The stockholders are urged to read the CBRE Opinion in its entirety.

The CBRE Opinion was prepared for the benefit and use of the Board of Directors in its consideration of the sale of the Rhode Island Property and does not constitute a recommendation to the stockholders as how such stockholders should vote at the Annual Meeting in connection with the proposal to sell the Rhode Island Property. The summary of the CBRE Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the CBRE Opinion.

In connection with the preparation of its opinion, CB Richard Ellis made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, CB Richard Ellis: (i) visited and inspected the property; (ii) reviewed the operating costs and revenues of the property for the past fiscal year in order to determine the net operating income (NOI) of the property; (iii) reviewed the leases between the Company and the tenants of the property; (iv) reviewed the prices of recent comparable property sales in the Providence area, the state of Rhode Island and in the New England region; (v) reviewed the appraisal dated October 21, 1999 prepared for the property by Joseph J. Blake & Associates, Inc.; (vi) shown the property, in the capacity of the Company’s exclusive broker, to prospective purchasers; (vii) reviewed the terms of the prior

(lapsed) agreement between the Company and Precision Park Partners, LLC and indications of interest from other prospective purchasers; and (viii) reviewed the terms offered by Wasserman in the Agreement.

CB Richard Ellis is a national commercial real estate broker and advisor and was retained based on its experience as a real estate advisor and real estate broker. As part of its experience as a real estate advisor, CB Richard Ellis engages in the valuation of commercial real estate properties and renders fairness opinions.

Under the Agency Agreement dated August 1, 2002, as amended, between the Company and CB Richard Ellis (the “Agency Agreement”), the Company agreed to appoint CB Richard Ellis as the exclusive agent with respect to the sale or lease of the Rhode Island Property and to pay CB Richard Ellis a commission of 4.5% of the gross sales price of the Rhode Island Property. In addition, the Company agreed to pay CB Richard Ellis a fee of $200,000 for real estate advisory services in 2001 and 2002. The sale is presently scheduled to close on July 30, 2003. Accordingly, at the closing of the sale of the Rhode Island Property, CB Richard Ellis will be paid $909,000 under the Agency Agreement. The Company has also agreed to pay CB Richard Ellis a finder’s fee in the event Wasserman purchases the Company’s Heathrow, United Kingdom property.

The terms of the fee arrangement with CB Richard Ellis were negotiated at arm’s length between CB Richard Ellis and the Company.

VOTE REQUIRED FOR PROPOSAL 1

A majority vote of the entitled votes of the shares of the Class A Stock and Class B Stock outstanding on the record date, voting together as a single class, is required to approve Proposal 1.

PRINCIPAL PROVISIONS OF THE AGREEMENT

The following summarizes the material provisions of the Agreement. You should carefully read the full text of the Agreement attached to this Proxy Statement as Annex A which qualifies this description and is incorporated by reference into this Proxy Statement.

Purchase Price Payable to Us

The purchase price for the Rhode Island Property (the “Purchase Price”) is $20.2 million. The Purchase Price will be paid in cash by Buyer to the Company at the Closing (as defined below) and recording of the deed for the Rhode Island Property.

The Buyer deposited $400,000 with an escrow agent on the date of execution of the Agreement.

Items such as real estate taxes, fire district taxes, water bills and betterment or improvement assessments will be prorated as is customary in real estate transactions. Deposits and prepaid rents held by us under existing leases will be transferred over to the Buyer.

Transferred Real Property

The proposed transaction involves a transfer of our North Kingstown Facility, including approximately 169 acres of land, with the buildings, fixtures and improvements thereon and rights associated therewith, located at 200 Frenchtown Road, North Kingstown, Rhode Island (with a portion thereof located in East Greenwich, Rhode Island). This is the property referred to in this Proxy Statement as the Rhode Island Property. We will also be assigning to Wasserman all of the leases pursuant to which we lease portions of the North Kingstown Facility to third parties (the “Leases”).

Review Period

Wasserman had until June 10, 2003 to: review and approve, at Buyer’s expense, such items (including the Leases) and to conduct such inspections, interviews, tests and audits as Wasserman, in its sole discretion, deemed appropriate, including, without limitation, environmental (including so-called phase I and II testing), engineering and zoning inspections and investigations and review of those matters disclosed by survey and any matters related to title to the Property. The review period expired without termination of the Agreement by Wasserman.

Closing

The closing (the “Closing”) of the sale will be held subject to satisfaction of all conditions precedent, including the material accuracy of our representations and warranties, set forth in the Agreement, at 10:00 a.m. local time at the later of four (4) business days after the Company has obtained shareholder’s approval or 10 days after our completion of the “active remediation” portion of the environmental work required to satisfy the RAWP approved by RIDEM. The Closing is presently scheduled for July 30, 2003.

At the Closing, we will be obligated to convey good and marketable title free and clear of all deeds of trust, mortgages or other liens and encumbrances, subject to limited exceptions. If we are unable to do so by the closing date, the Closing will be automatically extended for sixty days. If we are still unable to do so by this extended date, the Buyer’s deposit will be refunded and neither party will have any obligations under the Agreement.

Representations and Warranties

We have made certain representations and warranties relating to, among other things, (i) our existing leases; (ii) utilities; (iii) service contracts relating to the property; (iv) violations of laws or regulations; (v) absence of litigation; (vi) condemnation proceedings; (vii) underground storage tanks; (viii) environmental matters; (ix) corporate organization and authority; and (x) non-contravention of agreements.

With the exception of our representations and warranties regarding our existing leases and rents and of our duties to perform our obligations under Leases until the Closing and certain representations as to the environmental remediation work done on our behalf (all of which survive for six months or longer after the Closing), all of our representations and warranties will terminate upon the Closing.

Wasserman has made representations and warranties to us regarding its legal capacity and authority to enter into and perform the Agreement and the lack of consents and approvals required.

Environmental Agreement and Environmental Escrow

In a separate Environmental Agreement, to be delivered at the Closing, the Buyer has agreed to complete the environmental remediation work and ongoing monitoring of hazardous materials on the property and hold us harmless from any loss, cost or damage resulting from the Buyer’s failure to perform its obligations. Buyer has released us from any and all responsibility with respect to any Hazardous Material (as defined) on the property. We have obtained environmental insurance for both known environmental risks (so-called “cost cap” insurance) and for unknown environmental risks associated with the Rhode Island Property, and will assign those policies to the Buyer at Closing. We will remain as an additional insured on those policies. We have also placed in an environmental escrow $180,000 which will cover any gap between the total dollars expended by us in connection with the environmental remediation of the property and the $615,000 self-insured retention of the remediation cost cap insurance. The funds in the environmental escrow will also be available to the Buyer to perform the post-closing remediation-monitoring work required by the RAWP that will be guaranteed by the Buyer. When the remediation work is completed to the satisfaction of all parties, any funds remaining in escrow will be returned to us.

Certifications and Guarantee

At the Closing, two of the Company’s environmental contractors will each deliver to the Company and Wasserman certifications concerning the environmental remediation work they have performed on the Rhode Island Property. In addition, one of these environmental contractors will deliver to the Company and Wasserman a guarantee concerning the remediation work that it was required to perform.

Default and Remedies

If Buyer fails to close for any reason except (a) our default or (b) the permitted termination of this Agreement by Buyer or us as expressly provided in the Agreement, we will be entitled to terminate the Agreement and to instruct the escrow agent to deliver the Buyer’s deposit to us as liquidated damages.

If we are in default under the terms of this Agreement, or if we fail to close for any reason, except (a) Buyer’s default or (b) the permitted termination of the Agreement by either us or Buyer as expressly provided, the Buyer will be entitled to terminate the Agreement upon written notice to us and to request the escrow agent to return the Deposit to Buyer. In addition to, but not in lieu of, the return of the Deposit, Buyer will be entitled as its sole remedy to bring an action for specific performance of the Agreement, provided Buyer provides written notice of such election within three (3) months after the scheduled Closing Date.

Operating Covenants

Until the closing under the Agreement, we have agreed not to take various actions regarding the real property without the approval of Wasserman, including (i) making modifications or additions to the property; (ii) further encumbering the property; or (iii) enter into any new or modified agreements relating to the property. In addition, we have agreed to maintain, at our expense, standard all-risk insurance coverage on the real property.

Conditions Precedent

If either we or the Buyer discovers, prior to or at the Closing, that any material representation or material warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at their option, terminate the Agreement and the parties will be relieved of all liabilities and obligations under the Agreement (except as set forth below). If Buyer is the discovering party, Buyer will be entitled to the immediate return of the Deposit, together with all accrued interest thereon, and will have the right to elect, within three months, the remedy of specific performance of the purchase and sale contemplated by the Agreement. If we are the discovering party, we will be entitled to receive the Deposit as liquidated damages (which will be our sole remedy).

It is a condition to the obligations of the parties under the Agreement that the requisite stockholder approval of the Agreement and the sale be obtained at an annual meeting or special meeting of stockholders by August 30, 2003.

Risk of Loss

If there occurs prior to the Closing any loss or damage to the property in an amount equal to or less than $500,000, the transaction will proceed with a reduction to the purchase price in an amount equal to the cost to repair such damage. If there occurs any such loss or damage in an amount greater than $500,000, the Buyer will have the option to terminate the agreement and receive its deposit back. If it elects to proceed with the closing, we have agreed to assign our insurance coverage to it and reduce the purchase price by the amount of the deductibles under our insurance policies plus any costs to repair the portion of such damage that are not covered by insurance.

If prior to the Closing, any part of the real property is threatened by condemnation or eminent domain proceedings (other than one known proceeding), the Buyer may terminate the agreement and receive its deposit back. If the Buyer elects to proceed with the Closing, we will assign to it all of our rights to any condemnation awards payable or to become payable on account of the condemnation or eminent domain proceedings.

“Fiduciary Out”; Breakup Fee

We have reserved the right to have a so-called “fiduciary out” to allow us to terminate the Agreement and to sell the Rhode Island Property by means of a Competing Transaction (as defined in the Agreement) on terms more favorable, in the good faith determination of the Board of Directors, than the terms set forth in the Agreement. If we exercise this right, and a Competing Transaction is closed, we are obligated upon termination of the Agreement to pay a fee to the Buyer of $600,000 plus reimbursement of up to $100,000 of Buyer’s documented out of pocket costs.

Termination

Apart from the right to terminate the Agreement in connection with our exercise of the “fiduciary out” and apart from termination by either party for material breach of representations and warranties and certain covenants by the other party, neither party has any right to terminate the Agreement except for our right to terminate the Agreement if the Buyer fails to close for any reason other than our default or the permitted termination by us in connection with the exercise of our “fiduciary out” described above (and in that event our sole remedy is to receive the deposit as liquidated damages) and except for the right of the Buyer to terminate the Agreement if we are in default or if we fail to close for any reason except for Buyer’s default or the permitted termination by the Buyer in connection with the exercise of our “fiduciary out” described above (and in that event the Buyer shall be entitled to receive back the deposit and in addition has the right to elect within three months to bring an action for specific performance of the purchase and sale of the Rhode Island Property contemplated by the Agreement).

THE BUSINESS OF THE COMPANY

The information under the heading “The Business of the Company” describes the current business activities, subsequent to August 20, 2002 and prior to the contemplated sale of the Rhode Island Property under the Agreement.

The Company is now a real estate management company deriving rental revenues from an owned office and industrial building in North Kingstown, Rhode Island (sometimes referred to as the “Facility”). The Company also owns a gravel extraction and landfill property near Heathrow Airport in the United Kingdom, from which it derives royalty income, and holds land adjacent to its North Kingstown Facility (the North Kingstown Facility and adjoining land constitute the Rhode Island Property being sold under the Agreement.)

The Company’s Liquidation Strategy.    The Company has agreed to sell the Rhode Island Property to Wasserman. After the sale of the Rhode Island Property, the Company’s remaining assets will include its Heathrow, United Kingdom property (which the Company is actively marketing for sale). The Company intends to dissolve, adopt a plan of liquidation, which may involve setting up a liquidating trust (see discussion below), pursuant to which it will sell its remaining assets, which may then include its Heathrow, United Kingdom property, and then make one or more liquidating distributions to stockholders and thereafter complete the winding up of all activities. After such distributions, any Liquidating Trust that may be established would cease all operations and activities.

Accordingly, the net proceeds of the proposed sale of the Rhode Island Property under the Agreement will be held by the Company, pending subsequent negotiation of an agreement and closing of the sale of the Company’s Heathrow, United Kingdom property (which may be sold later this year when a buyer at a satisfactory price has been identified), all in connection with subsequent stockholder approval of the dissolution of the Company (and filing of a Certificate of Dissolution under the Delaware General Corporation Law) and adoption of a plan of liquidation, which may involve establishment of a Liquidating Trust, sale of its remaining assets which may include the Heathrow, United Kingdom property, payments (or provision for payments) to creditors and claimants and one or more liquidating distributions to stockholders or to a liquidating trust. However, because of the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 which temporarily reduces the maximum Federal income tax rates on most corporate dividends to 15% (provided holding period and other requirements are met), the Board of Directors may declare an ordinary dividend to be paid from a portion of the net proceeds of the proposed sale of the Rhode Island Property prior to any dissolution and liquidation, although no decision has been made as to whether such dividend will be made. Further work on an estimate of the Company’s retained liabilities, including potential contingent liabilities, as well as the amount required to fund the Company’s operations prior to dissolution and liquidation is required before the Board of Directors decides whether or not to declare an ordinary dividend.

If the proposed sale of the Rhode Island Property under the Agreement is approved, the net proceeds will be temporarily invested until liquidation, except for a possible ordinary dividend as noted above. It is contemplated that the Company’s Heathrow, United Kingdom property will be held by its United Kingdom subsidiary until that property or the United Kingdom subsidiary can be sold by the Company or by a successor Liquidating Trust to which the stock of the subsidiary may be transferred.

The Company’s liquidation strategy, however, could change. The liquidation strategy could be accomplished by the sale of the common stock of the Company, should such an offer be tendered, and should the Board of Directors determine that such an offer is in the best interests of the stockholders or by use of other techniques that the Board of Directors may consider.

Liquidating Trust to be Set Up in the Future to Facilitate Dissolution, Liquidation and Winding Up of the Company; Contemplated Later Liquidating Dividends to Shareholders.    Since the Company remains subject to the filing of lawsuits, particularly in the nature of toxic tort claims resulting from the use of asbestos in pumps manufactured by the Company’s former pump division prior to its sale many years ago and tort/warranty claims brought by owners/users of machine tools manufactured and sold by a Company division that was sold many years ago and since the Company has certain retained contingent or possible liabilities from its former sales of businesses and certain contingent or possible environmental liabilities from the proposed sale of its Rhode Island Property, the Company expects it will continue to be subject to such contingent liabilities in the future. Accordingly, the Company will be seeking, at a later meeting, stockholder approval of its dissolution (and filing of a Certificate of Dissolution under the Delaware General Corporation Law), and the adoption of a plan of liquidation (including sales of its remaining assets, such as its Heathrow, United Kingdom property, if that property has not yet been sold) and the possible establishment of a Liquidating Trust pursuant to the plan of liquidation and the setting aside in the Liquidating Trust of an amount (for which an order of the Delaware Court of Chancery under Section 280 of the Delaware General Corporation Law may be sought) for these and other claims and completion of the payment, or provision for payment, of claims by creditors (including contingent claims) and the making of one or more liquidating distributions to stockholders or any liquidating trust.

No estimate of the amount of any ordinary dividends or liquidating distributions can be made at this time, in part because the amount available for distribution may depend on what amount of the Company’s assets will be initially, and ultimately, retained to pay uncertain future liabilities by order of the Delaware Court of Chancery, if that avenue of liquidation is later selected by the Company as part of its plan of dissolution and liquidation under the Delaware General Corporation Law (after stockholder approval of such dissolution and liquidation at a subsequent meeting of stockholders). It is contemplated that the dissolution, plan of liquidation, sale of remaining assets and the possible establishment of the Liquidating Trust will be established, subject to stockholder approval of such dissolution and plan of liquidation, later this year or in 2004.

SELECTED HISTORICAL FINANCIAL DATA

The following selected data should be reviewed in conjunction with Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference in this Proxy Statement.

	Year ended December 31
	2002	2001	2000	1999	1998
	(in thousands except per share information)
Statement of Operations Data
Revenue	$3,500	$3,340	$2,060	$2,272	$2,069
Loss from continuing operations	(726)	(6,892)	(13,673)	(16,574)	(17,352)
Net income (loss)	$(5,919)	$21,170	$(57,309)	$(42,874)	$11,929
Net loss per common share, Basic, from continuing operations	$(0.25)	$(2.41)	$(4.98)	$(6.15)	$(6.48)
Net income (loss) per common share, basic	$(2.03)	$7.38	$(20.88)	$(15.93)	$4.45
Net loss per common share, diluted, from continuing operations	$(0.25)	$(2.41)	$(4.98)	$(6.15)	$(6.48)
Net income (loss) per common share, diluted	$(2.03)	$7.38	$(20.88)	$(15.93)	$4.40
Average shares outstanding	2,920	2,867	2,745	2,691	2,677
Cash dividends per share	—	$15.25	—	—	—
Balance Sheet Data
Total assets	$9,263	$19,283	$250,645	$302,177	$317,778
Long-term debt including current maturity	2,360	3,317	65,176	69,030	74,705

(1)	The 2002 net income includes a loss from the disposal of the Company’s interest in Xygent of $916 or $0.31 per share.
(2)	The 2001 net income includes a gain from the disposal of the Metrology Business to Hexagon AB in the amount of $47,113 or $16.43 per share.
(3)	The 2001 net income includes an extraordinary item of $6,566, which represents the payment of a prepayment penalty in connection with the repayment of the long-term senior debt and the write-off of debt acquisition costs previously capitalized.
(4)	The 2000 loss includes a change in accounting principle as the Company adopted SEC Staff Accounting Bulletin No. 101 (“SAB 101”). The effect of applying this change in accounting principle was a charge for the cumulative effect of the change amounting to $27,401 (net of an income tax benefit of $600) or $9.98 per share.
(5)	Effective May 10, 2001, the Company’s shareholders approved a one-for-five reverse stock split. Accordingly, all periods presented have been restated to reflect this reverse stock split.

PRO FORMA FINANCIAL INFORMATION

The following describes the pro forma effect of the sale of the Company’s Rhode Island Property on the (i) audited consolidated balance sheet information as of December 31, 2002; (ii) the audited statement of operations information for the year ended December 31, 2002; (iii) the unaudited consolidated balance sheet information as of March 31, 2003; and (iv) the unaudited statement of operations information for the quarter ended March 31, 2003. The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the Company would actually have been had the sale in fact occurred at the date indicated. Each unaudited pro forma consolidated balance sheet and consolidated statement of operations information illustrate the estimated effects of the sale as if the transaction had occurred at the end of the period presented for each consolidated balance sheet and at the beginning of the period for each consolidated statement of operations.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2002

(dollars in thousands, except per share data)

	Historical Balance as of Dec. 31, 2002	(2) Proceeds and Adjustments Resulting from Sale of Rhode Island Property	(3) Use of Proceeds	Pro Forma Balance as of Dec. 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$4,416	$18,517 (1)	$(4,331)	$18,602
Other receivables	1,037	(286)		751
Assets held for sale	2,959	(2,514)		445
Assets related to discontinued operations	139			139
Available for sale investments	93			93
Prepaid expenses and other current assets	512	(76)		436

Total current assets	9,156	15,641	(4,331)	20,466
Machinery and equipment	23			23
Other assets	84	(84)		—

	$9,263	$15,557	$(4,331)	$20,489

Liabilities and shareowners’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,048	$(5)	$(844)	$3,199
Current portion of long-term debt	2,360		(2,360)	—

Total current liabilities	6,408	(5)	(3,204)	3,199
Long-term liabilities	2,527		(1,127)	1,400
Total Shareowners’ equity	328	15,562		15,890	(4)

	$9,263	$15,557	$(4,331)	$20,489

(1)	Represents proceeds amounting to $20,200, net of $1,313 of cash for fees paid in connection with the sale of the Rhode Island Property and $350 of taxes as a result of such sale.
(2)	The adjustments represent the removal of all assets and liabilities related to the Rhode Island Property.
(3)	Represents disbursement for principal on the mortgage on the Rhode Island Property and the payment of the outstanding balance of the unfunded pension liability. The payment on the mortgage also includes a payment of a prepayment penalty in the amount of $85.

(4)	Reconciliation of historical shareholders’ equity to pro forma shareholders’ equity:

Historical balance, December 31, 2002		$328
Adjustments:
Write off capitalized debt costs	$(84)
Recognition of prepayment penalty	(85)
Gain on sale of Rhode Island Property	15,731	15,562

Pro forma balance, December 31, 2002		$15,890

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2003

(dollars in thousands, except per share data)

	Historical Balance as of Mar. 31, 2003	(2) Proceeds and Adjustments Resulting from Sale of Rhode Island Property	(3) Use of Proceeds	Pro Forma Balance as of Mar. 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$2,898	$18,517 (1)	$(3,893)	$17,522
Other receivables	390	(251)		139
Assets held for sale	2,986	(2,550)		436
Assets related to discontinued operations	119			119
Available for sale investments	85			85
Prepaid expenses and other current assets	353	(80)		273

Total current assets	6,831	15,636	(3,893)	18,574
Machinery and equipment	21			21
Other assets	74	(74)		—

	$6,926	$15,562	$(3,893)	$18,595

Liabilities and shareowners’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,271	$(69)	$(838)	$1,364
Current portion of long-term debt	2,108		(2,108)	—

Total current liabilities	4,379	(69)	(2,946)	1,364
Long-term liabilities	2,366		(947)	1,419
Total Shareowners’ equity	181	15,631		15,812	(4)

	$6,926	$15,562	$(3,893)	$18,595

(1)	Represents proceeds amounting to $20,200, net of $1,313 of cash for fees paid in connection with the sale of the Rhode Island Property and $350 of taxes as a result of such sale.
(2)	The adjustments represent the removal of all assets and liabilities related to the Rhode Island Property.
(3)	Represents disbursement for principal on the mortgage on the Rhode Island Property and the payment of the outstanding balance of the unfunded pension liability. The payment on the mortgage also includes a payment of a prepayment penalty in the amount of $85.
(4)	Reconciliation of historical shareholders’ equity to pro forma shareholders’ equity:

Historical balance March 31, 2003		$181
Adjustments:
Write off capitalized debt costs	$(74)
Recognition of prepayment penalty	(85)
Gain on sale of Rhode Island Property	15,790	15,631

Pro forma balance, March 31, 2003		$15,812

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2002

(dollars in thousands, except per share data)

	Historical Balance Year Ended Dec. 31, 2002	(1) Adjustments		Pro Forma Balance as of Dec. 31, 2002
Revenue	$3,500	$(2,482)		$1,018
General and administrative	3,812	(1,229)		2,583

Operating income (loss)	(312)	(1,253)		(1,565)
Interest expense	394	(394	)(2)	—
Other income, net	227			227

Income (loss) from continuing operations before tax	(479)	(859)		(1,338)
Income tax provision	247			247

Income (loss) from continuing operations	$(726)	$(859)		$(1,585	)(3)

Net income (loss) per common share
Basic and diluted	$(0.25)			$(0.54)

Weighted average shares outstanding	2,920			2,920

(1)	Represents the elimination of rental income and building costs associated with the Rhode Island Property.
(2)	Represents the elimination of interest expense due to the payoff of the mortgage and the unfunded pension with the proceeds from the sale of the Rhode Island Property.
(3)	The $15,800 gain on the sale of the Rhode Island Property is not included in the loss from continuing operations but is included in the pro forma shareowners’ equity at December 31, 2002. See Note 4 of the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2002.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended March 31, 2003

(dollars in thousands, except per share data)

	Historical Balance Year Ended Mar. 31, 2003	(1) Adjustments		Pro Forma Balance as of Mar. 31, 2003
Revenue	$754	$(566)		$188
General and administrative	808	(329)		479

Operating income (loss)	(54)	(237)		(291)
Interest expense	78	(78	)(2)	—
Other income, net	33			33

Income (loss) from continuing operations before tax	(99)	(159)		(258)
Income tax provision	33			33

Income (loss) from continuing operations	$(132)	$(159)		$(291	)(3)

Net income (loss) per common share
Basic and diluted	$(0.04)			$(0.10)

Weighted average shares outstanding	2,922			2,922

(1)	Represents the elimination of rental income and building costs associated with the Rhode Island Property.
(2)	Represents the elimination of interest expense due to the payoff of the mortgage and the unfunded pension with the proceeds from the sale of the Rhode Island Property.
(3)	The $15,900 gain on the sale of the Rhode Island Property is not included in the loss from continuing operations but is included in the pro forma shareowners’ equity at March 31, 2003. See Note 4 of the Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2003.

ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY

Additional financial information about the Company required by Item 14(c)(2) of Schedule 14A, including the Company’s financial statements for fiscal 2002 and the quarter ending March 31, 2002 and Management’s Discussion and Analysis for such periods, are incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and from any other documents incorporated by reference into this Proxy Statement as permitted under Item 14(e) of Schedule 14A. See “Incorporation of Certain Documents by Reference” below. We also note that a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is being sent to shareholders along with this Proxy Statement pursuant to Rule 14(a)-3 under the Securities Exchange Act of 1934, as amended.

RISK FACTORS PRIOR TO SALE OF THE RHODE ISLAND PROPERTY

(CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)

Following the completion of the proposed sale of the Rhode Island Property under the Agreement, the Company presently plans to continue implementing its current liquidation strategy. See “Risk Factors Following the Sale of the Rhode Island Property.” However, the strategy could change. See “The Business of the Company.”

The Risk Factors set forth below assume no sale of the Rhode Island Property and pertain to the Company’s current activities, as described above under “The Business of the Company”.

After completing the sale of its Metrology Business to Hexagon on April 27, 2001, and after completing the sale on August 20, 2002 to Hexagon Holdings, Inc., a subsidiary of Hexagon of the Company’s interest in its Xygent development stage measuring software business, in which the Company had then held a 77% equity interest (with Hexagon holding the balance), the Company is no longer engaged in the active conduct of these businesses. The Company now conducts operations in the real estate management business and is holding its Rhode Island Property and United Kingdom real estate for sale.

In addition to the foregoing, the risks remaining with respect to the Company’s sale of its former Metrology Business and the Company’s sale of the former development stage Xygent measuring software business is that the Company might have to make an indemnification payment to Hexagon with respect to the Company’s representations and warranties concerning the businesses respectively sold or a payment to a third party with respect to a retained liability.

Risk of Not Receiving Acceptable Offers for the Purchase of its Properties Held for Sale

The principal risk facing the Company that continuing poor economic conditions (perhaps aggravated by international conditions) or, possibly, environmental problems, as outlined in more detail below, may prevent the Company from obtaining prices for its real estate properties (or for the entire Company) that reflect management’s expected fair market value for the Facility, for the acreage adjoining the Facility (which could be sold separately) and for the Company’s United Kingdom property.

The Company believes that, based on discussions with its real estate adviser, securing a tenant for the vacant space at the Rhode Island Property and substantial completion of the Remedial Action Work Plan (“RAWP”) should result in a higher fair market value for the Rhode Island Property and improve the chances for the sale of the property. However, there can be no assurance that either of these two matters will be completed successfully by the Company or that the Company’s expectation as to future increased market value of the property will prove to be the case. (See “Environmental Risks” below.)

Environmental Risks

Subsequent to the sale of its Metrology Business to Hexagon as discussed above, the nature of the Company’s operations are not affected by environmental laws, rules and regulations relating to these businesses. However, because the Company and its subsidiaries and predecessors, prior to the sale to Hexagon on April 27, 2001 (and prior to sales of other divisions made in prior years) conducted manufacturing operations in locations at which, or adjacent to which, other industrial operations were conducted, from time to time the Company is subject to environmental claims. As with any such operations that involved the use, generation, and management of hazardous materials, it is possible that prior practices, including practices that were deemed acceptable by regulatory authorities in the past, may have created conditions which could give rise to liability under current or future environmental laws. In addition, the Company receives claims from time to time for toxic tort injuries related to the use of certain material in pumps sold by its hydraulic pump operations, which business was sold many years ago. Thus far these claims have not resulted in any material exposure, but there is no assurance that this will be the result of all such future claims. Because the law in this area is developing rapidly, and because such environmental laws are subject to amendment and widely varying degrees of enforcement, the Company cannot predict with any certainty the nature and amount of potential environmental liability related to these operations or locations (including its North Kingstown Facility and property on which the North Kingstown Facility is located) that the Company may face in the future.

A Phase II environmental investigation on the Rhode Island Property, completed in June, 2002, indicated certain environmental problems on the property. The results of the study showed that certain contaminants in the soil under the property and minor groundwater issues exceeded environmental standards set by RIDEM. After extensive testing, the Company submitted a RAWP to RIDEM, and on November 7, 2002, RIDEM issued a letter approving the RAWP.

The Company has already done much of the remediation work and has engaged an environmental engineering firm to supervise the remediation work and perform ongoing monitoring of the affected areas. The Company has obtained insurance against additional known and against unknown environmental liabilities at the North Kingstown site. However, there is no assurance that the Company will be able to successfully complete the RAWP, and that ongoing monitoring of contaminants will not indicate further environmental problems.

The Company has obtained contaminated land insurance coverage to insure against unknown environmental issues relating to its gravel extraction and landfill property in the U.K. In addition, the Company received a report dated October 2000 from RPS Consultants, Ltd., an independent environmental consulting firm, indicating that there is no evidence of environmental issues relating to the property. However, the Company has retained some contingent environmental liabilities beyond the insurance policy limits, and there is no assurance that such issues will not be identified in the future, through the actions or negligence of the landfill operator, or other factors, as the Company continues to operate the property as a landfill.

Trading of the Company’s Class A Common Stock on the OTC Bulletin Board and the Boston Stock Exchange

The Company’s Class A Common Stock was delisted from the New York Stock Exchange and then commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. It is expected that the OTC Bulletin Board will be replaced in early 2004 by a proposed new exchange, the BBX, which will, among other things, be able to deny listing or delist issuers who fail to meet the BBX imposed listing standards. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of the Class A Common Stock could be materially adversely affected.

The market price of the Company’s Common Stock could decline as a result of sales of shares by the Company’s existing stockholders, prompted by the Company’s possible failure to meet the listing standards of the new BBX.

The Boston Stock Exchange requires that listed companies maintain a minimum shareholder equity. If the Company does not sell the Rhode Island Property to Wasserman under the Agreement, it is possible that the Company will receive a delisting notice from the Boston Stock Exchange for not meeting the minimum shareholder equity requirement and that the Company may subsequently be delisted unless it can take corrective action satisfactory to the Exchange.

Auditor’s Opinion

The Company received a report from its independent auditors for the year ended December 31, 2002, containing an explanatory paragraph stating that the Company’s operating losses raise substantial doubt about the Company’s ability to continue as a going concern. The Company may continue to receive a similar opinion from the auditors in the future.

Liquidity Risk; There may not be Adequate Resources for Funding the Operations of the Company

There is no assurance that the future expenses of the Company (including the expenses of maintaining the Company as a “public” reporting Company under SEC regulations) will not be greater than anticipated, or that the expected cash flow from its real estate management operations will not thereafter be less than anticipated and that a liquidity problem may not arise. In addition, the Company has not yet received stockholder approval to sell the Rhode Island Property, nor have we sold the Heathrow, United Kingdom property. Therefore, we have not proceeded further with our current liquidation strategy and have not declared any liquidating dividend in any amount with respect to all or a portion of the anticipated proceeds for such asset sales. Such liquidating dividends will be subject to later Board determination of the amounts based on a number of factors as earlier disclosed, legal requirements applicable to dividends, liquidation and dissolution and other subsequent developments, including contingent and other retained liabilities (and including present and future contingent liabilities related to tort claims arising out of sales of machine tools and hydraulic pumps by the Company prior to its discontinuance of those businesses by the early 1990’s and contingent environmental liabilities).

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no derivative financial instruments or derivative commodity instruments. The Company’s long-term debt (the mortgage on the North Kingstown Facility) is a fixed rate U.S. dollar denominated obligation. An increase in market interest rates would not increase the Company’s interest expense or result in a material change in the fair value of its debt obligation.

NO DISSENTERS’ RIGHTS

Any of our stockholders who do not approve of the proposed sale of the Rhode Island Property, which constitutes the sale of substantially all assets of the Company, under Delaware General Corporate Law, are not entitled to appraisal or dissenter’s rights with respect to the proposed sale of substantially all assets of the Company under Delaware law or our Certificate of Incorporation.

ACCOUNTING TREATMENT

The proposed sale of the Rhode Island Property under the Agreement will be accounted for as a sale of certain assets and assumption of certain liabilities. Upon consummation of the proposed sale under the Agreement, the Company will recognize financial reporting gain equal to the net proceeds (the sum of the sale price received less the expenses relating to the proposed sale) less the closing net book value of the assets sold and liabilities assumed.

FEDERAL INCOME TAX CONSIDERATIONS

General.    The following is a summary of the principal United States federal income tax considerations relating to the sale of the Rhode Island Property under the Agreement. This summary does not purport to be a complete analysis of tax considerations. The considerations pertaining to shareholders relate only to shareholders that hold their shares as a capital asset and are either citizens or residents of the United States, entities taxable as corporations organized under the laws of the United States, and estates or trusts that are treated as United States persons pursuant to the Internal Revenue Code. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax considerations applicable to investors that may be subject to special federal income tax rules.

The federal, state or foreign tax consequences of the liquidating distributions made pursuant to a plan of liquidation to be subsequently adopted by the stockholders, will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of any future liquidating distributions to you.

Corporate Tax Considerations.    From a federal income tax perspective the proposed sale of the Rhode Island Property under the Agreement will be treated as a sale of corporate assets, in exchange for cash and the assumption of certain liabilities. The Company has substantial net operating and capital loss carryovers which it will be able to use to partially offset and may be able to use to completely offset the gain realized on the sale of the Rhode Island Property. The Company is in the process of gathering information to determine the extent of any limitation on the utilization of these carryovers caused by the so-called “change of ownership” rules under Section 382 of the Internal Revenue Code. Due to limitation on the utilization of tax losses under the federal alternative minimum tax system, at least 10% of the gain on the sale will be subject to alternative minimum tax at a 20% rate even if the carryovers are not subject to limitation under Section 382.

Preliminary Shareholder Tax Considerations.    The Company intends to dissolve, adopt a plan of liquidation, which may involve setting up a Liquidating Trust pursuant to which it will sell the remaining assets, which may include its Heathrow, United Kingdom property, pay or make provision for payment of claims against its assets and make one or more liquidating distributions to stockholders and thereafter complete the winding up of all activities, all subject to stockholder approval of such liquidation and dissolution at a subsequent meeting of stockholders and subject to any applicable order of the Delaware Court of Chancery that may be sought by the Company in connection with the dissolution and liquidation. The following preliminary information for shareholders with respect to any future liquidating distributions is included solely for future information.

Following the anticipated adoption of a plan of liquidation by stockholders at a subsequent meeting, the Company anticipates making one or more liquidating distributions to the stockholders and/or a Liquidating Trust, if established. These distributions (including a stockholder’s pro rata share of the cash and the value of any other property transferred to the Liquidating Trust) will, for federal income tax purposes, be treated as payment in exchange for shares, so that the stockholder will realize gain or loss for federal income tax purposes, measured by the difference between each stockholder’s basis in the shares of the Company and the amount of such liquidating distributions (net of known liabilities assumed by the Liquidating Trust or to which such property is subject). Such liquidating distributions will first be applied to recover a stockholder’s basis in the shares of the Company, and will constitute gain to the extent the liquidating distributions are in excess of basis (or a loss to the extent the stockholder’s basis is in excess of such liquidating distributions). Stockholders of the Company holding shares as capital assets will recognize capital gain or loss as a result of the liquidating distributions.

The Company intends to structure any Liquidating Trust that may be established so that the stockholders will be treated for tax purposes as having received their pro rata share of the cash and other property transferred to the Liquidating Trust (net of known liabilities assumed by the Liquidating Trust or to which such property is subject). The Liquidating Trust should not be subject to tax. After formation of the Liquidating Trust, the stockholders will take into account for Federal income tax purposes, their allocable portion of any income, gain or loss recognized by the Liquidating Trust. Stockholders should be aware that they will be subject to tax on their pro rata share of both (i) amounts distributed by the Company to the Liquidating Trust and (ii) the Liquidating Trust’s income and gain, whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax.

If an amount held by any Liquidating Trust is paid by the trustee in connection with a claim against the assets of the Company not taken into account in determining the original gain or loss in the liquidation, each stockholder will realize a loss (in an amount equal to that stockholder’s pro rata share of the payment) in the year the amount is paid of the same character as the gain or loss realized by the stockholder on the liquidating distribution or distributions to the Liquidating Trust. Capital losses realized by non corporate taxpayers may not be carried back. However, if the loss realized by a stockholder in a taxable year subsequent to the year of liquidation exceeds $3,000, the stockholder may, in lieu of claiming a loss in that year, be entitled, under a special rule, to a refundable credit in the year of the loss equal to the reduction in tax that would have occurred had the loss been excluded from income in the year of liquidation.

We call stockholders’ attention to the fact that liquidating dividends are treated for federal income tax purposes differently from ordinary dividends paid outside of liquidation by a corporation that has “earnings and profits”, either accumulated earnings and profits or current earnings and profits for the year in which such ordinary dividend is paid, although the differences are far less after giving effect to the Jobs and Growth Tax Relief Reconciliation Act of 2003. If an ordinary dividend is paid out of the Company’s earnings and profits, then, as the result of the Jobs and Growth Tax Relief Reconciliation Act of 2003, the maximum Federal income tax rate would be 15% (provided holding period and other requirements are met). Accordingly, as a result of this change in the law, the Board of Directors may decide to pay an ordinary dividend prior to any liquidating dividend.

This is a summary of general federal income tax rules applicable to ordinary dividends or liquidating distributions, and each stockholder should consider the effects of the transactions discussed herein with their own tax advisors. The foregoing does not describe all of the tax consequences that may be relevant to specific stockholders in light of their particular circumstances (such as the application of the alternative minimum tax) or that may be relevant because the stockholder is subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, insurance companies, dealers in securities, or stockholders who are not “U.S. persons” for federal income tax purposes.

INTERESTS OF CERTAIN PERSONS IN THE AGREEMENT

Each of the seven directors of the Company, all of whom are non-employee directors, holds 10,000 shares of Class A Common Stock that is “restricted” stock, which vests on July 18, 2003 or, if earlier, on the day following the distribution to shareholders of the Company of a distribution in respect of all or a portion of the proceeds of sale of the Company’s real estate located in North Kingstown, R.I.; provided that none of these 10,000 shares shall vest on either such date unless the director is then, and since the date of grant has continuously been, a director of the Company; and further provided, that, notwithstanding the foregoing, all of such 10,000 shares, to the extent not already vested or forfeited, shall vest immediately prior to the termination of the director’s service as a director by reason of death. Each director also holds 5,000 shares of Class A Common Stock that is “restricted” stock, which vests on July 21, 2004 or, if earlier, on the day following the distribution to shareholders of the Company of a distribution in respect of all or a portion of the proceeds of sale of the Company’s real estate located in Heathrow, United Kingdom; provided that none of these 5,000 shares shall vest on either such date unless the director is then, and since the date of grant has continuously been, a director of the Company; and further provided, that, notwithstanding the foregoing, all of such 5,000 shares, to the extent not already vested or forfeited, shall vest immediately prior to the termination of the director’s service as a director by reason of death or disability or the dissolution of the Company. These restricted shares were granted on April 19, 2002 and April 8, 2003 by the Board pursuant to the provisions of the Company’s 1999 Equity Incentive Plan approved by stockholders on April 30, 1999. The restricted shares were granted in payment of the Director’s Retainer Fee for the period April 1, 2001 to December 31, 2002 and for the period January 1, 2003 to December 31, 2003, respectively. On the vesting date the director is subject to federal income tax at ordinary income rates based on the fair market value of the shares then becoming vested. Prior to vesting or forfeiture of the restricted shares, the director is entitled to receive dividends and to vote the shares.

Set forth below is information as to the restricted shares held by each director as of the date of this Proxy Statement.

Directors	Restricted Shares Granted April 19, 2002	Restricted Shares Granted April 8, 2003
Richard A. Donnelly	10,000	5,000
Howard K. Fuguet	10,000	5,000
J. Robert Held	10,000	5,000
Kenneth N. Kermes	10,000	5,000
Roger E. Levien	10,000	5,000
John M. Nelson	10,000	5,000
Henry D. Sharpe III	10,000	5,000

TOTAL	70,000	35,000

Since the Company’s current strategy, as noted earlier in this Proxy Statement, is to sell its assets, dissolve and liquidate, including the making of liquidating distributions to stockholders, the current directors of the Company may be deemed to have an interest in the sale of the Rhode Island Property under the Agreement.

Michael Warren, the Company’s President, CEO and CFO, will be entitled to an incentive payment in the amount of $404,000 if the Closing and receipt of the $20.2 million proceeds of the sale of the Rhode Island Property occurs prior to August 31, 2003. If the Closing is delayed past August 31, 2003, the incentive payment will be reduced to $303,000. Accordingly, as a result of the provisions for incentive payment in the compensation arrangement between the Company and Michael Warren, Michael Warren may be deemed to have an interest in the sale of the Rhode Island Property under the Agreement. (See “Executive Compensation—Employment, Severance and Other Agreements—Michael Warren Agreement” elsewhere in this Proxy Statement.)

BUSINESS ACTIVITIES OF THE COMPANY FOLLOWING THE SALE OF THE  RHODE ISLAND PROPERTY

After completing the sale of its Metrology Business to Hexagon on April 27, 2001, and after completing the sale on August 20, 2002 to Hexagon Holdings, Inc., a subsidiary of Hexagon, of its interest in its Xygent development stage measuring software business, in which the Company had then held a 77% equity interest (with Hexagon holding the balance), the Company is no longer engaged in the active conduct of these businesses. The Company now conducts operations only in the real estate management business and, after the completion of the sale of the Rhode Island Property under the Agreement, the Company will continue to conduct operations as a real estate management business and will hold for sale its Heathrow, United Kingdom real estate or its United Kingdom subsidiary which holds the property on which it conducts gravel extraction and landfill operations.

RISK FACTORS RELATED TO BUSINESS ACTIVITIES FOLLOWING THE PROPOSED  SALE OF THE RHODE ISLAND PROPERTY

After completing the sale of the Rhode Island Property under the Agreement, the Company presently plans to continue implementing its liquidation strategy, as discussed in “The Business of the Company.” Stockholders of the Company should carefully consider the risks described below and the other information in the Proxy Statement before voting at the Annual Meeting.

As noted, this Proxy Statement contains certain forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward Looking Statements”. The Company’s actual results after the closing of the sale of the Rhode Island Property under the Agreement could differ materially from those discussed in this Proxy Statement. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Proxy Statement.

In addition to the foregoing, the risks remaining with respect to the Company’s sale of its former Metrology Business and the Company’s sale of the former development stage Xygent measuring software business is that the Company might have to make an indemnification payment to Hexagon with respect to the Company’s representations and warranties concerning the businesses respectively sold or a payment to a third party with respect to a retained liability. Also, the risks remaining with respect to the Company’s sale of the Rhode Island Property it formerly owned is that the Company might have to make an indemnification payment to Wasserman with respect to the Company’s representation and warranties, covenants and certifications concerning the Rhode Island Property sold under the Agreement or a payment to a third party with respect to a retained liability including retained environmental liabilities.

Risk of not Receiving Acceptable Offers for the Purchase of its Properties Held for Sale.    The principal risk facing the Company after completion of the sale of the Rhode Island Property is the risk that continuing poor economic conditions (perhaps aggravated by international conditions) or, possibly, environmental problems, as outlined in more detail below, may prevent the Company from obtaining a sales price for its United Kingdom property (or for the United Kingdom subsidiary that holds that property) or for sale of the entire Company that reflect management’s expected fair market value in each case.

Environmental Risks.    Subsequent to the sale of Xygent to Hexagon as discussed above, the nature of the Company’s operations are not affected by environmental laws, rules and regulations relating to these businesses. However, because the Company and its subsidiaries and predecessors, prior to the sale of its Metrology Business to Hexagon on April 27, 2001 (and prior to sales of other divisions made in prior years) conducted manufacturing operations in locations at which, or adjacent to which, other industrial operations were conducted, from time to time the Company is subject to environmental claims. As with any such operations that involved the use, generation, and management of hazardous materials, it is possible that prior practices, including practices that were deemed acceptable by regulatory authorities in the past, may have created conditions which could give rise to liability under current or future environmental laws. In addition, the Company receives claims from time to time for toxic tort injuries related to the use of certain material in pumps sold by its hydraulic pump operations, which business was sold many years ago. Thus far the toxic claims have not resulted in any material exposure, but there is no assurance that this will be the result of all such future toxic claims. Because the law in this area is developing rapidly, and because such environmental laws are subject to amendment and widely varying degrees of enforcement, the Company may be subject to, and cannot predict with any certainty the nature and amount of potential environmental liability related to these operations or locations (including its then former North Kingstown Facility and property on which the then former North Kingstown Facility is located, and including the Company’s gravel extraction and landfill operations at the Heathrow, United Kingdom location) that the Company may face in the future.

A Phase II environmental investigation on the Rhode Island Property, completed in June 2002, indicated certain environmental problems on the property. The results of the study showed that certain contaminants in the soil under the property and minor groundwater issues exceeded environmental standards set by RIDEM. After extensive testing, the Company submitted a RAWP to RIDEM, and on November 7, 2002, RIDEM issued a letter approving the RAWP.

Prior to the entering into of the Agreement for the sale of the Rhode Island Property, the Company awarded a contract for the remediation work and engaged an environmental engineering firm to supervise the remediation work and perform ongoing monitoring of the affected areas. The Company expects the remediation work to be substantially completed before closing, and expects the cost of the remediation work to be not more than $500,000 accrued by the Company as of December 31, 2002. The Company has obtained insurance against additional known and unknown environmental liabilities at the Rhode Island Property, which will be assigned to Wasserman at the Closing for the sale of the Rhode Island Property and insure both Wasserman and the Company up to the policy limit. However, the Company will retain some environmental liability under certain of its representations, covenants and certifications to Wasserman and other provisions under the Agreement and some contingent environmental exposure to third persons with respect to the Rhode Island Property, neither of which may be fully covered by insurance.

The Company has obtained contaminated land insurance coverage to insure against unknown environmental issues relating to its gravel extraction and landfill property in the U.K. In addition, the Company received a report dated October 2000 from RPS Consultants, Ltd., an independent environmental consulting firm, indicating that there is no evidence of environmental issues relating to the property. However, there is no assurance that such issues will not be identified in the future, through the actions or negligence of the landfill operator, or other factors, as the Company continues to operate the property as a landfill.

It is possible that the contingent nature of such environmental liabilities could adversely complicate or prolong the liquidation process and the making of payments to shareholders.

Trading of the Company’s Class A Common Stock on the OTC Bulletin Board.    The Company’s Class A Common Stock was delisted from the New York Stock Exchange and then commenced trading on the OTC Bulletin Board under the symbol “BNSXA” and was listed on the Boston Stock Exchange on February 11, 2002. It is expected that the OTC Bulletin Board will be replaced in early 2004 by a proposed new exchange, the BBX, which will, among other things, be able to deny listing or delist issuers who fail to meet the BBX imposed listing standards. There is no assurance that there will continue to be a sufficient number of securities firms prepared to make an active trading market in our stock, and the public perception of the value of the Class A Common Stock could be materially adversely affected.

The market price of the Company’s Common Stock could decline as a result of sales of shares by the Company’s existing stockholders, as a result of the Company’s possible failure to meet the listing standards of the new BBX.

Auditor’s Opinion.    The Company received a report from its independent auditors for the year ended December 31, 2002, containing an explanatory paragraph stating that the Company’s operating losses raise substantial doubt about the Company’s ability to continue as a going concern. The Company may continue to receive a similar opinion from the auditors in the future.

Liquidity Risk; There May Not be Adequate Resources for Funding the Operations of the Company.    There is no assurance that the future expenses of the Company (including the expenses of maintaining the Company as a “public” reporting Company under SEC regulations) will not be greater than anticipated, or that the expected cash flow from its real estate management operations of its Heathrow, United Kingdom gravel extraction and landfill operations and interest from its investment of the net proceeds of the sale of the Rhode Island Property will not thereafter be less than anticipated and that a liquidity problem may not arise. In addition, the Company has not sold the Heathrow, United Kingdom property, dissolved and commenced liquidation and, therefore, has not declared any liquidating dividend in any amount with respect to all or a portion of the anticipated proceeds for such asset sale, subject to later Board determination of the amounts based on a number of factors as earlier disclosed, legal requirements applicable to liquidating dividends, liquidation and dissolution and other subsequent developments, including contingent and other retained liabilities (and including present and future contingent liabilities related to tort claims arising out of sales of machine tools and hydraulic pumps by the Company prior to its discontinuance of those businesses by the early 1990’s and retained present and future contingent liabilities from its former sales of businesses and certain retained present and future environmental contingent liabilities from the sale of the Rhode Island Property).

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no derivative financial instruments or derivative commodity instruments. The Company’s long-term debt (the mortgage on the North Kingstown Facility) will be paid off out of the proceeds of the sale of the Rhode Island Property.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the proposed sale of the Rhode Island Property other than compliance with applicable securities laws in connection with the Proxy Statement.

PROPOSAL 2.

ELECTION OF DIRECTORS

The Board of Directors proposes to fix the number of Directors at seven and to designate a class of two Directors to serve until the year 2006 Annual Meeting and until their successors have been duly elected and qualified (the “2006 Class”). Messrs. Kenneth N. Kermes and Richard M. Donnelly, both of whom are currently members of the Board and whose term of office expires with this annual meeting, have been nominated by the Board of Directors, and they have each consented to stand for re-election to the 2006 Class. Messrs. Kermes and Donnelly were elected to the Board by the Company’s stockholders at the Company’s Annual Meeting held on April 28, 2000. As required by the Company’s Certificate of Incorporation, the Board has designated that Mr. Donnelly be elected by the holders of Class A Stock and that Mr. Kermes be elected by the holders of Class A Stock and Class B Stock, voting together as a single class.

Information is furnished below with respect to the nominees for election to the 2006 Class as well as the Directors continuing in office.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Kermes and Donnelly.

Name (Age) (Board Committee Membership)	Year First Elected a Director	Principal Occupation During Last Five Years and Directorships in Public Reporting and Other Companies

Nominees for Election to Office

Richard M. Donnelly (59) (Executive, Compensation and Nominating)	1999	Currently a principal in the firm of Donnelly Associates, a consulting firm to manufacturing industries, and a Partner in Ripplewood Holdings, private equity investors; from 1995 to 1998, President of General Motors Europe; Currently a Director of: Powerway, Inc., Oshkosh Truck Corp., and Capstone Turbine Corporation (NASDAQ); and Chairman of the Board of Niles Parts Co. Ltd., Japan, a private company majority owned by Ripplewood Holdings.

Kenneth N. Kermes (68) (Executive, Audit)	2000	Chairman of the Board of Directors of BNS Co. since May 2001; Since April 2002, Vice President of Planning and Service Development, South County Hospital; from May 2001 to April 2002, Partner of SeaView Capital, a private equity firm; from 1999 to 2000, President and Chief Executive Officer of BNS Co.; from May 2000 to May 2001, Partner of SeaView Capital, a private equity firm; from 1998 to 1999, partner of Bay View Equity Partners, a private equity firm; from 1994 to 1998, Vice President for Business and Finance and Chief Financial and Administrative Officer, University of Rhode Island; Currently, Director, Careside, Inc., a diagnostic equipment company.

Directors Continuing in Office

Terms Expiring in 2004

Henry D. Sharpe, III (48) (Corporate Governance, Audit)	1992	April 1999 to present, Partner, Kondon & Associates LLC, a start-up incubator; Co-founder and Technical Director, Design Lab, LLC, a multi-disciplinary product design firm specializing in development of new products; May 2001 to present, Director, Gamete Technology, Inc., a start-up cryopreservation business; February 2003 to present, Director, Q-Labs, Inc., a start-up developing products in the dental field.

Name (Age) (Board Committee Membership)	Year First Elected a Director	Principal Occupation During Last Five Years and Directorships in Public Reporting and Other Companies

Howard K. Fuguet (66) (Corporate Governance)	1990	Partner of the law firm of Ropes & Gray, Boston, MA.

J. Robert Held (65) (Compensation and Nominating)	1996

Currently a consultant to the computer industry; from 1988 to 1995, President, Chief Executive Officer, and a Director of Chipcom Corporation, a computer communications company; Currently a Director of: e-studio, a web casting business, ESI, a software company, Art Technology Group, a public (NASDAQ) CRM company, and Azimuth Inc., a start-up in the wireless market.

Terms Expiring in 2005

John M. Nelson (71) (Audit, Executive, Corporate Governance)	1975

From September 2001 to October 2002, Chairman, Commonwealth National Bank; from May 2000 to May 2001, Chairman of the Board of Directors of BNS Co.; from June 1999 to June 2001, Lead Director, and from June 1995 to July 1999, Chairman of the Board, The TJX Companies, Inc., an off price specialty apparel retailer; Chairman of the Board, Wyman Gordon Company, manufacturer of forgings and castings; Director, Eaton Vance Corp.; Director, Commerce Holdings, Inc., a holding company for property and casualty insurance companies.

Roger E. Levien (68) (Compensation and Nominating, Corporate Governance)	1996

From May 1997 to present, Managing Partner, Levien Enterprises, a consulting business; July 1992 to April 1997, Vice President, Strategy and Innovation, Xerox Corporation, Stamford, CT, manufacturer of document and office technology equipment.

Mr. Sharpe III is the son of Henry D. Sharpe, Jr., a former Chairman of the Board of Directors.

GENERAL INFORMATION

RELATING TO THE BOARD OF DIRECTORS

Organization and Meetings

The Board of Directors, which held five regular meetings and eight special meetings in 2002, maintains a standing Executive Committee, composed of Messrs. Kermes, Nelson, and Donnelly, which has substantially all of the powers and authority of the Board of Directors when the full Board is not in session. The Executive Committee did not meet in 2002. The Board of Directors, which is comprised exclusively of non-employee Directors, also maintains standing committees on audit (“Audit Committee”), corporate governance (“Corporate Governance Committee”), and compensation and board membership nominations, (“Compensation and Nominating Committee”). Each of the Directors participated in 75% or more of the aggregate number of meetings of the Board and of the committees on which he is a member.

Audit Committee

The Audit Committee, whose members since April 1, 2003 have been Messrs. Kermes, Chairman, Sharpe III, and Nelson recommends to the Board of Directors, for approval by the stockholders, the appointment of a firm of independent certified public accountants to audit the Company’s financial statements. Prior to April 1, 2003, members of the Audit Committee were Messrs. Kermes, Chairman, Sharpe III, Fuguet, and Nelson. The Audit Committee also meets with the independent accountants and the Company’s Chief Financial Officer to review the scope and results of the audit, the scope of audit and non-audit services, the range of audit and non-audit fees, any proposed changes in accounting policies, practices, or procedures, including those relating to the Company’s internal controls, and the Company’s financial statements to be included in the Company’s Annual Report on Form 10-K and other related matters. The Board of Directors has adopted a written charter for the Committee, which was attached to the Company’s June 2001 Proxy Statement. An updated charter was approved on April 8, 2003 and is attached here as Annex C. The Audit Committee met five times in 2002. See “Audit Committee Report” below in this Proxy.

Corporate Governance Committee

The Corporate Governance Committee, whose members are Messrs. Nelson, Fuguet, Sharpe III, and Levien, considers matters concerning the composition and performance of the Board and its relationship to management and other corporate governance matters, including those relating to the existence of the Company as an independent company or which otherwise might affect the control of the Company. The Corporate Governance Committee did not meet in 2002.

Compensation and Nominating Committee

The Compensation and Nominating Committee, whose members are Messrs. Held, Chairman, Levien, and Donnelly, performs a periodic review of salaries and compensation/benefit plans for the Executive Officers and other key management personnel of the Company. The Committee also administered the Amended Profit Incentive Plan, the 1989 and 1999 Equity Incentive Plans, the Key Employees’ Long-Term Deferred Cash Incentive Plan, the Supplemental Executive Retirement Plan, and the Senior Executive Supplemental Umbrella Retirement Pension Plan. All of these plans, with the exception of the 1999 Equity Incentive Plan and Amended Profit Incentive Plan, were terminated or expired in late 2001 or 2002. In addition the Committee recommends to the Board of Directors nominees who are proposed for election as directors. The Committee will consider nominees recommended by stockholders if the nominations are submitted to the Committee in accordance with the procedures described in the Company’s By-Laws. The Compensation and Nominating Committee met twice in 2002. See “Compensation and Nominating Committee Report” below in this Proxy.

Director Compensation

As retainer compensation for services for the last three quarters of year 2001 and for the year 2002, the Board of Directors voted on April 19, 2002 to issue 10,000 restricted shares of the Company’s Class A Stock to each director, except that the Board of Directors voted to issue Russell Boss, who was then a director, 5,715 restricted shares of Class A Stock because his term in office as a director would expire on June 7, 2002. Effective June 7, 2002, Mr. Boss is no longer a member of the Board of Directors. No additional retainer was paid to directors who are Chairpersons of a Committee. Pursuant to a vote of the Board of Directors on April 19, 2002, for attendance at meetings after March 31, 2001, each Director receives a fee of $750 for each Board meeting attended and $500 for each Committee meeting attended as well as a fee of $375 for each teleconference Board meeting, and $250 for each teleconference Committee meeting, which lasted more than one-half hour in duration. On April 8, 2003 the Board voted to pay the Director Retainer for the Year 2003 by an award of 5,000 restricted shares of Class A Stock granted under the 1999 Equity Incentive Plan. As of April 22, 2003, an aggregate of 110,715 shares of Class A Stock had been issued to directors as retainer compensation, of which 105,000 were still restricted shares.

Certain Relationships and Related Transactions

The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.

The Company is party to an agreement with Michael Warren Associates, Inc. concerning the compensation of Mr. Warren. See “Employment, Severance, and Other Agreements: Michael Warren Agreement” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I.    Security Ownership of Certain Beneficial Owners

Set forth below, as of June 13, 2003 are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company’s voting securities.

Name and Address of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Combined Voting Power
		Direct	Indirect
Ingalls & Snyder LLC(1) 61 Broadway New York, NY 10006	Class A Class B	560,060 —	— —	18.7 —	16.3 —

William Reed Simmons, Managing Director of Ingalls & Snyder LLC(1) 61 Broadway New York, NY 10006	Class A Class B	481,040 —	— —	16.1 —	14.0 —

Dimensional Fund Advisors Inc.(2) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	Class A Class B	203,494 —	— —	6.8 —	5.9 —

Hummingbird Management, LLC (f/k/a Morningside Value Investors LLC)(3) 153 East 53rd Street New York, NY 10022	Class A Class B	233,547 —	— —	7.8 —	6.8 —

Paul D. Sonkin, Managing Member of Hummingbird Management, LLC(3) 153 East 53rd Street New York, NY 10022	Class A Class B	235,547 —	— —	7.9 —	6.9 —

Gabelli Asset Management Inc.(4) One Corporate Center Rye, NY 10580-1434	Class A Class B	406,047 —	— —	13.6 —	11.8 —

Mario Gabelli, Chairman of the Board and CEO(4) Gabelli Asset Management Inc. One Corporate Center Rye, NY 10580-1434	Class A Class B	406,047 —	— —	13.6 —	11.8 —

Schroder Investment Management(5) International Ltd. 31 Gresham Street London EC2V 7QA, United Kingdom	Class A Class B	— 5,666	— —	— 12.8	— 1.6

Henry D. Sharpe, III(6) 471 Carpenter Lane Saunderstown, RI 02874	Class A Class B	46,826 10,608	— —	1.6 23.9	1.4 3.1

Douglas Sharpe(6) 401 Silver Hill Road Concord, MA 01742	Class A Class B	19,451 6,487	— —	* 14.6	* 1.9

Sarah Sharpe(6) 680 Sudbury Road Concord, MA 01742	Class A Class B	19,460 6,491	— —	* 14.7	* 1.9

*	less than one percent (1%).

(1)

Ingalls & Snyder LLC (“I&S”), a registered broker-dealer and investment advisor, is deemed to have beneficial ownership over the aggregate 560,060 shares reported, which are comprised of 41,180 shares held in the accounts of William Reed Simmons (who is a Managing Director of I&S) and certain members of his immediate family and 518,880 shares held in the accounts of I&S customers which I&S has discretionary authority. Mr. Simmons may be deemed to be the beneficial owner of 481,040 shares, which are comprised of the 41,180 shares mentioned above and 439,860 shares held in accounts of I&S customers which he has discretionary authority over. I&S has sole voting and dispositive power over 68,400 shares and has shared dispositive power over 491,660 shares. Mr. Simmons has sole voting and dispositive power over 41,180 shares and has shared dispositive power over 439,860 shares.
(2)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, has sole voting and dispositive control over and is deemed to have beneficial ownership of the reported shares, all of which shares are held in portfolios of various registered investment companies and trusts, all of which Dimensional Fund Advisors Inc. serves as investment manager or advisor. Dimensional disclaims beneficial ownership of all such shares.
(3)	Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC) (“Hummingbird”), a Delaware limited liability company, acts as an investment manager to The Hummingbird Value Fund, LP and The Hummingbird Microcap Value Fund, LP, which together hold the aggregate shares reported here. Hummingbird has sole investment discretion and voting authority with respect to the investments owned of record by each of these funds and is deemed to be the beneficial owner of the shares owned by them. Hummingbird disclaims any beneficial ownership of the shares reported. Paul D. Sonkin is managing member and control person of Hummingbird and as such may be deemed the beneficial owner of the reported shares. Additionally Mr. Sonkin is the record and beneficial owner of 2,000 shares held individually by him and therefore may be deemed to be the beneficial owner of 235,547 shares of Class A Stock. Mr. Sonkin disclaims any beneficial ownership of any shares not individually held by him.
(4)	Gabelli Asset Management, Inc. (“GAMI”) is the parent company of the following companies, which in the aggregate own 406,047 shares of Class A Stock: Gabelli Funds, LLC, a registered investment advisor, which holds 84,500 shares; GAMCO Investors, Inc., a registered investment advisor, which holds 217,100 shares (30,000 of which it does not have authority to vote); and Gabelli Securities, Inc., a majority owned subsidiary of GAMI, which holds 104,447 shares. Each company (except as noted) has sole voting and dispositive control over and is deemed to have beneficial ownership of the reported shares. Mario Gabelli, by virtue of his position as majority stockholder and CEO of GAMI, may be deemed to have beneficial ownership of the reported shares.
(5)	Schroder Investment Management International Ltd., an investment advisor, has sole voting and dispositive power and is deemed to have beneficial ownership of the reported shares.
(6)	Various members of the family of Henry D. Sharpe, Jr. (father of Henry D. Sharpe, III) beneficially own an aggregate of 109,331 shares of common stock of the Company comprised of 85,741 shares of Class A Stock and 23,590 shares of Class B Stock of the Company. These holdings amount in the aggregate to 2.9% and 53.2%, respectively, of each class of stock and represent collectively 9.4% of the combined voting power of the Class A Stock and Class B Stock. These shares are comprised of (a) 46,826 shares of Class A Stock and 10,608 shares of Class B Stock beneficially owned by Henry Sharpe, III; (b) 19,451 shares of Class A Stock and 6,487 shares of Class B Stock held by the Douglas Boyd Sharpe Revocable Trust; (c) 19,460 shares of Class A Stock and 6,491 shares of Class B Stock held by the Sarah Sharpe Revocable Trust; (d) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Henry D. Sharpe, Jr. Revocable Trust; and (e) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Peggy Sharpe Revocable Trust. The shares held by the various individual family members or, in some cases, within the various family trusts relating to a single family member are owned by the respective individual family members or in trusts as to which each such individual family member has sole voting power and dispositive power.

II.    Security Ownership of Management

The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Class A Stock and Class B Stock as of June 13, 2003 by the Directors, the Executive Officers and all Directors and Executive Officers (including the Chief Executive Officer during the year 2002) as a group.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Combined Voting Power
		Direct	Indirect
Henry D. Sharpe, III(1)	Class A Class B	46,826 10,608	— —	1.6 23.9	1.4 3.1

John M. Nelson	Class A Class B	45,800 —	— —	1.5 —	1.3 —

Howard K. Fuguet	Class A Class B	16,000 —	— —	* —	* —

J. Robert Held	Class A Class B	16,800 —	— —	* —	* —

Roger E. Levien	Class A Class B	16,200 —	— —	* —	* —

Richard A. Donnelly	Class A Class B	15,000 —	— —	* —	* —

Kenneth N. Kermes	Class A Class B	45,000 —	— —	1.5 —	1.3 —

Michael Warren	Class A Class B	— —	— —	— —	— —

Andrew C. Genor(2)	Class A Class B	113,000 —	— —	3.8 —	3.3 —

All Directors and Executive Officers (as a Group 9 persons)	Class A Class B	314,626 10,608	— —	10.5 23.9	9.2 3.1

*	Less than one percent (1%)
(1)	See Footnote (6) I. Security Ownership of Certain Beneficial Owners.
(2)	Effective January 24, 2003, Mr. Genor is no longer an officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of Forms 3, 4 and 5 furnished to the Company since January 1, 2002, the Company believes that all officers and directors required to file Forms 3, 4 and 5 have filed on a timely basis with respect to transactions reportable for the year 2002. In 2001 Mr. Nelson failed to file his Form 4 with respect to his sale of 1,340 shares on August 10, 2001 and with respect to his purchase of 10,000 shares on September 24, 2001 and 10,000 shares on October 5, 2001. These transactions were all covered in a Form 5 which was dated January 16, 2002 and filed with the Securities and Exchange Commission. The Form 5 also stated “The undersigned director sold and purchased, within the meaning of Section 16(b) under the Securities Exchange Act of 1934, a total of 1,340 shares within six months, constituting a violation of Section 16(b) of the Securities Exchange Act of 1934 and has consequently paid to the Company the 16(b) “profits” in the amount of $2,144.” Mr. Sharpe III failed to file a Form 4 in 2000 regarding 27,728 shares gifted to him. Mr. Sharpe filed a Form 5 with the Securities and Exchange Commission on February 11, 2002 covering this gift.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (See “Audit Committee” above in this Proxy) has furnished the following report on its activities:

The Audit Committee is composed of three Directors, two of whom (Messrs. Nelson and Sharpe III) meet the independence and experience requirements of the New York Stock Exchange, as required under the SEC rule. On February 8, 2002 the Company’s stock ceased trading on the New York Stock Exchange; and on February 11, 2002 the Company’s stock was listed on the Boston Stock Exchange and began trading on the OTC Bulletin Board.

Mr. Kermes is not considered an independent director under the New York Stock Exchange Listed Company Rules, as required under the SEC rule, because he served as the President and Chief Executive Officer of the Company from May 1, 2000 to May 1, 2001. As permitted by these Rules, the Board of Directors has earlier determined that membership of Mr. Kermes is required by the best interests of the Company and its shareholders. In making this determination, the Board of Directors considered Mr. Kermes’ professional background, including his experience as Vice President of Planning and Service Development, South County Hospital, Chief Financial and Administrative Officer of the University of Rhode Island, as Executive Vice President, Corporate Finance for SmithKline Beecham PLC, and as a partner in two private equity firms. Mr. Kermes would be considered an independent director under the currently proposed New York Stock Exchange Rules on Audit Committees (which are expected also to be proposed by the Boston Stock Exchange) because, although he served as President and Chief Executive Officer from May 1, 2000 to May 1, 2001, he did not receive as much as $100,000 direct compensation per year when he was interim President and Chief Executive Officer and because the Board has made the same determination in 2003 that membership of Mr. Kermes on the Audit Committee is required in the best interest of the Company and its shareholders and that Mr. Kermes has no material relationship with BNS Co.

The Committee acts under a written charter, adopted by the Board of Directors. A copy of this Charter was filed with the June 2001 Proxy Statement. The Charter was updated to comply with current rule changes on April 8, 2003 and is attached here as Annex C.

Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. In this regard, it helps to ensure the independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the independent auditors and financial management and consultants and other management personnel have unrestricted access to the Committee.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives.

The Committee reviewed the audited financial statements in the Annual Report on Form 10-K for 2002 with management and the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition the Committee discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by Independence Standards Board and considered the possible effect of non-audit services on the auditors’ independence.

The Committee received the following information concerning the fees of the independent auditors for the year ended December 31, 2002, and have considered whether the provision of these services is compatible with maintaining the independence of the independent auditors:

Audit Fees (including review of Form 10-Qs)	$139,500

Financial Information Systems Designated Implementation	$0

All Other Fees	$32,092

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and reviewed significant legal contingencies and developments. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee also reviewed the Company’s compliance program. Five Committee meetings were held during the year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for the year 2003.

Kenneth N. Kermes, Chairman

John M. Nelson

Henry D. Sharpe, III

April 8, 2003

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee of the Board of Directors (the “Committee”) presents its report on executive compensation for the year 2002.

The Committee

The Committee, which is composed of outside Directors who have no interlocking relationships within the meaning of regulations of the Securities and Exchange Commission, is responsible for reviewing the Company’s overall executive compensation program, reviewing the compensation of the Executive Officers, and administering the bonus and stock based incentive plans and certain retirement plans to ensure that pay levels, incentive opportunities, and projected retirement benefits are competitive and, of equal importance, appropriately reflect the performance of the Company. The components of the compensation program for executives are described below. After the resignation in January, 2002 of the executive in charge of the Company’s development software subsidiary, Xygent Inc., the Company had only one Executive Officer, Andrew C. Genor, its President, CEO and CFO, until December 20, 2002, when Michael Warren replaced Andrew Genor as CFO.

On January 24, 2003 Michael Warren replaced Andrew C. Genor, who resigned as President and CEO. Also, after the sale of the Company’s interest in Xygent in late August, 2002, the number of employees of the Company on a consolidated basis was reduced to five (plus Mr. Warren as a consultant), down from 44.

Compensation Philosophy

The Committee’s guidelines for compensation decisions were guided by the following principles:

•	To provide a competitive total compensation package that enables the Company, which was earlier substantially reduced in size on April 27, 2001 upon the sale of its Metrology Business to Hexagon, and again in August, 2002 upon the sale of the Company’s interest in Xygent, to attract and retain the key executive talent needed to accomplish its corporate goals.

•	To integrate compensation programs with the Company’s annual and long-term business objectives and strategy in order to focus executive behavior on the fulfillment of those objectives.

•	To provide variable compensation opportunities that are directly linked with the performance of the Company and that significantly align executive remuneration with the interests of the stockholders.

In addition, the Committee also considers, in implementing its decisions, the impact of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), which in certain circumstances disallows annual compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other payments or forms of compensation. The Committee has determined that the Corporation’s incentive awards that will be subject to Section 162(m) should be made, to the extent practicable, on a basis that ensures that the Corporation will be entitled to full deductibility under Section 162(m). However, no such incentive awards were made for the year 2002. The Committee has recognized that payments made after the April 2001 sale of the Metrology Business under the 1999 Change-in-Control Agreements with various executives were subject to Section 280G of the Code and, to the extent therein provided, not deductible to the Company. To resolve a compensation/severance dispute subsequent to year-end 2002, payments were made to Mr. Genor upon his resignation and his 1999 Change in Control Agreement was terminated.

Compensation Program

Base Salary.    The factors considered in determining the appropriate base salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives and general salary ranges for comparable positions at similar size companies or divisions within the industry. Each Executive Officer’s salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall results. Base salary for Mr. Genor, the Company’s former President, CEO and CFO in the year 2002, was kept at the same level as 2001 and 2000.

Annual Incentive Compensation.    Under the Company’s Amended Profit Incentive Plan (“PIP”), executives are, upon action by the Committee, eligible to receive a planned annual cash bonus of up to a specified percentage (generally, 30% to 40% for executives) of base salary, dependent upon their achieving during the applicable year a planned bonus opportunity, which is comprised of separate bonus categories tied to the satisfaction of a specified, largely quantitative formula of corporation goals (e.g., net income, cash flow, and achievement of specific objectives).

As with respect to 2001, no bonus awards and no payments under the PIP were made for 2002 performance. In order to address short term incentives for 2002, the Committee had approved the development of a 2002 Cash Bonus Plan for employees of its Xygent software development subsidiary. No payments were made under this plan prior to the sale of Xygent on August 20, 2002.

Long-Term Incentive Awards

Stock Options.    Stock options, restricted stock, and other stock-based awards may be granted under the Corporation’s 1999 Equity Incentive Plan (which was approved by the stockholders on April 30, 1999). This Plan provides incentive to executives and other employees and other persons who are in a position to contribute to the success of the Company, including members of the Board of Directors of the Company, by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation’s stockholders. Stock options were granted in 2002 to all Xygent employees under a separate option plan of Xygent, none of which had been exercised prior to the sale of Xygent to Hexagon. The only other stock awards made in 2002 were the grant of an aggregate of 75,715 “restricted” shares of Class A Common Stock, under the 1999 Equity Incentive Plan, to directors in payment of their retainer fee for April 1 to December 31, 2001 and the year 2002. In view of Mr. Genor’s Change-in-Control Agreement, no options were granted to him in 2002, and no options are now outstanding.

Other Plans.    The Company’s other incentive or retirement plans were not continued in 2002, following the sale of its Metrology Business to Hexagon on April 27, 2001, other than the Company’s SARP (a 401(k) plan). The SARP will be terminated effective on or about June 28, 2003.

Change-in-Control Agreements.    In 1999, the Company entered into Change-in-Control Agreements (“CIC Agreements”) with the senior officers of the Company, which provided for certain payments and benefits to the officer in the event of the termination of the officer’s employment with the Company in certain circumstances following a change in control of the Company. After January 24, 2003 no CIC Agreements remained in effect.

Compensation of Chief Executive Officer

As noted above, Andrew C. Genor became President and Chief Executive Officer, in addition to continuing as Chief Financial Officer, on May 1, 2001 at the first Board meeting following the sale of assets to Hexagon. In 2002 Mr. Genor’s base salary continued at the 2000 and 2001 level of $243,000, and he continued to participate in the SARP.

As previously disclosed by the Company, and as also set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year 2002, accruals were made to reflect a compensation arrangement with Mr. Genor, elements of which were never finalized, and on January 27, 2003, Mr. Genor received certain payments and benefits, to resolve a severance/compensation dispute, and his CIC Agreement was terminated, as described in “Employment, Severance, and Other Agreements” in this Proxy Statement.

A consulting arrangement for the services of Michael Warren, who became CFO in December and became President and CEO on January 24, 2003, was amended and restated and approved by the Committee and is described under “Employment, Severance and Other Agreements” in this Proxy Statement.

John Robert Held, Chairman

Richard M. Donnelly

Roger E. Levien

April 1, 2003

STOCK PERFORMANCE GRAPH

Trading of the Company’s Class A Stock on the New York Stock Exchange ceased on Friday, February 8, 2002. Since Monday, February 11, 2002, the Company’s Class A Stock has been traded on the OTC Bulletin Board and listed on the Boston Stock Exchange. Prior to the sale of the Company’s Metrology Business to Hexagon on April 27, 2001, the Company was engaged in the design, manufacture and sale of precision measuring tools and instruments and manual and computer controlled measuring machines. The Company, through its Xygent Inc. subsidiary, had been engaged in the business of developing measuring software until the sale of the Company’s 77% ownership interest in Xygent to a subsidiary of Hexagon in August, 2002. BNS is now a real estate management company deriving rental revenues from an owned office and industrial building in North Kingstown, Rhode Island and a gravel extraction and landfill operation on land owned in the United Kingdom.

The Company’s stock performance had previously been compared to the Standard and Poor’s 500 Stock Index (which used to include the Company’s stock) and the Standard & Poor’s Industrial Machinery Index (which related to the Company’s business prior to August 2002). Because the Company is now in the business of managing real estate and is no longer contained within the Standard and Poor’s 500 Stock Index, we no longer believe that these indexes are appropriate. The NASDAQ Stock Index is more comparable to the OTC Bulletin Board on which the Company’s stock is traded and the NAREIT Composite Index (which is composed of publicly traded REIT securities) relates more closely to the Company’s current business.

Therefore, the following graphs set forth information comparing the cumulative total return to holders of the Company’s Class A Stock over the Company’s last five fiscal years beginning at the market close on the last trading day before the beginning of the Company’s fifth preceding fiscal year (the “Measuring Period”) with (A) the NASDAQ Stock Index and NAREIT Composite Index (which relate to the Company’s current business) and (B) the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Industrial Machinery Index (which relate to the Company’s business prior to August, 2002). The graph assumes $100 invested in December 31, 1997 in Company Class A common stock and $100 invested at the same time in each of the indexes shown and assumes that all dividends are reinvested. Future comparative indexes may differ from the indexes used in the graphs below.

	12/97	12/98	12/99	12/00	12/01	12/02
BNS CO.	100.00	79.01	20.99	48.15	14.54	16.08
NASDAQ STOCK INDEX	100.00	140.99	261.48	157.77	125.16	86.53
NAREIT COMPOSITE	100.00	81.18	75.92	95.58	110.39	116.15
S & P 500	100.00	128.58	155.64	141.46	124.65	97.10
S & P INDUSTRIAL MACHINERY	100.00	95.05	108.43	103.22	109.26	108.31

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation during each of the Company’s last three fiscal years of Andrew C. Genor, who served as President and Chief Executive Officer from May 1, 2001 to January 24, 2003. Mr. Genor was succeeded by Michael Warren as the Company’s President and Chief Executive Officer on January 24, 2003. Mr. Warren joined the Company first as a consultant and then as its CFO in December, 2002 and did not earn $100,000 in that year. Mr. Warren’s current compensation is detailed under “Employment, Severance and other Agreements” elsewhere in this Proxy Statement. Any compensation reported in one year is not reported as compensation for a subsequent year. In particular, any compensation accrued with respect to one year is not reported a second time in the year that such compensation is paid.

Summary Compensation Table

Long-Term Compensation Awards
	Annual Compensation				Awards		Pay-outs
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Andrew C. Genor Former President and CEO(1)(2)(3)(4)(5)	2002 2001 2000	243,000 243,000 243,000	— — 189,540	— — —	— — —	— — —	513,488 1,200,000 —	— 2,050,974 52,642

(1)	From May 1, 2001 to January 24, 2003, Mr. Genor was President and Chief Executive Officer of the Company. He was also Vice President and Chief Financial Officer from November 1998 to December 2002. For 1999 Mr. Genor met the cash flow performance criteria objectives (but not the net income criteria) under the PIP and was entitled to a partial bonus in the amount of $43,740. The Board of Directors determined that such amounts for certain eligible executive officers, including Mr. Genor, would be earned and paid when the Company completed a financing transaction that dealt satisfactorily with the Company’s prior default situation with its principal lenders and its indebtedness/liquidity problem. These amounts were earned upon execution of the Acquisition Agreement for the sale of the Metrology Business to Hexagon on November 16, 2000 (which sale was completed on April 27, 2001). The amount in Column (d) for Mr. Genor for 2000 represents a cash bonus payment to him earned for performance in 2000 under the Company’s PIP and earning of the foregoing 1999 PIP award. The Board of Directors did not approve any PIP payments for performance in 2001 or 2002.
(2)	Column (i) includes: for 2000 and 2001 amounts of $16,577 and $13,784, respectively, for the year-end contributions to Mr. Genor’s SARP account and the amounts referred to in Footnote 4. No year-end SARP contributions were made for 2002 to any employees, including Mr. Genor. Column (i) also includes amounts of $13,425 credited to the executive’s Supplemental Executive Retirement Plan (“SERP”) account for 2000; a payment in 2001 of $1,937,503 under the Senior Executive Supplemental Umbrella Pension Plan (“Umbrella SERP”) which was paid as the result of the change in control of the Company; and a $95,487 payment triggered by a change in control of the Company. As a result of the change in control of the Company, Mr. Genor received a payment of $13,760 under the SERP, which amount is not included in Column (i) because such amount was credited to Mr. Genor’s account in a prior year. Both the SERP and Umbrella SERP have been terminated.
(3)	On February 23, 1996, the Board of Directors approved the Brown & Sharpe Key Employees’ Long-Term Deferred Cash Incentive Plan (“LTDCIP”). No award credits under the LTDCIP were earned by Mr. Genor for 2000 or 2001. In 2001, Mr. Genor received a payment in the amounts of $4,246 based on the award credits which had been accrued in previous years and were paid in connection with the change in control of the Company. These payments are not included in Column (i).
(4)

Column (i) includes for 2001 and 2000 amounts of $4,200 and $22,640, respectively, for Mr. Genor for payment of insurance premiums by the Company for split-dollar term life insurance for the benefit of

Mr. Genor, who did not have any interest in either the cash surrender value of such policy or refunded premium in the event of termination of such policy. The insurance policy was subsequently cancelled in 2003, and a refund of $5,401 on the surrender of this policy was issued to the Company.

(5)	Column (h) represents for 2002 and 2001 amounts of $513,488 and $1.2 million, respectively, accrued for Mr. Genor with respect to a compensation agreement which was in the process of being finalized. In January 2003 Mr. Genor received a compensation/severance payment of $1.6 million and is entitled to approximately $.1 million of future payments (as described in detail under “Employment, Severance, and Other Agreements”).

Option/SAR Grants

Under provisions of the Company’s 1999 Equity Incentive Plan, which was approved by the stockholders on April 30, 1999 (the “EIP”), a variety of stock and stock based awards, performance cash awards and related benefits, including stock options, both qualified incentive and non-qualified options, and stock appreciation rights (“SARs”), may be awarded to Executive Officers, other key employees of the Company and its subsidiaries, and Directors. No SARs or options were awarded to any person under the EIP in 2002. 75,715 shares of restricted stock were awarded to Directors in April 2002 in payment of the retainer fee for April 2001 through December 2002. 35,000 shares of restricted stock were awarded to Directors on April 8, 2003 in payment of the retainer fee for the 2003 year.

The restricted shares granted in 2002 are subject to forfeiture and do not vest until the Director has served as a director through July 18, 2003 (except that the forfeiture restriction shall lapse and the shares shall vest immediately prior to termination of the Director’s services as a director on account of death) or, if earlier, on the day following the distribution to stockholders of all or any part of the proceeds of the sale of the Company’s Rhode Island Property; and the restricted shares granted in April 2003 are subject to forfeiture and do not vest until the Director has continuously served as a director through July 21, 2004 (except that the forfeiture restrictions shall lapse and the shares shall vest immediately prior to termination of service as a director on account of death or disability or upon dissolution or adoption of a plan of liquidation) or, if earlier, on the day following distribution to stockholders of all or any part of the proceeds of the sale of the Company’s Heathrow, United Kingdom property or of its United Kingdom subsidiary holding the property. Prior to vesting or forfeiture of the restricted shares, Directors are entitled to receive dividends and to vote the shares.

Aggregated Option Exercises and Fiscal Year-End Values

There are no outstanding options being held and no options were exercised by the named Executive Officers at fiscal year end 2002. No SARs were ever granted.

Retirement Plans

At April 28, 2003, the Company had no retirement plans or arrangements calling for payments under employment agreements, severance agreements or Change-in-Control payments other than Mr. Genor’s Change-in-Control agreement (described below), which was paid out and terminated in January 2003, the Agreement with Mr. Warren dated as of January 24, 2003, as amended, as described below, and employment agreement with persons that are not executive officers.

Employment, Severance, and Other Agreements

Michael Warren Agreement

From December 1 to December 20, 2002, Michael Warren, and his firm Michael Warren Associates, Inc., was engaged as a management consultant to the Company pursuant to the terms of his November 20, 2002 engagement letter. Mr. Warren became Vice President and Chief Financial Officer effective December 20, 2002 and, in addition, was elected President and Chief Executive Officer effective January 24, 2003. Under the Agreement, Mr. Warren provides general management consulting services, serves as President, CEO and CFO and such duties as may from time to time be agreed. Mr. Warren’s compensation is based on the terms of his Consultant Agreement, which was amended on January 24, 2003 and April 8, 2003 (the “Agreement”). The term of the Agreement is for one year from January 24, 2003. Per the Agreement, Mr. Warren’s compensation is based on a rate of $180 per hour, for a minimum of twelve hours per week for the first twelve weeks, plus reasonable out-of-pocket business expenses. Mr. Warren will also receive 1.5% of the proceeds payable upon the completion of any of the following transactions, should the transactions occur during the term of his engagement or within sixty (60) days of the completion or termination of his engagement: sale of the principal assets of the Company, including the North Kingstown, Rhode Island facility and real estate in the United Kingdom or the issuance of debt or equity financing. Mr. Warren is also entitled to a further incentive payment (i) equal to one half of one percent of the sales proceeds upon the sale of all of the Company’s Rhode Island Property if such sale is closed and payment of the sales proceeds is received by the Company not later than August 31, 2003 and (ii) equal to three quarters of one percent of the sales proceeds upon the sale of all of the Company’s Heathrow, United Kingdom Property (or the United Kingdom subsidiary holding such property) if such sale is closed and payment of the sales proceeds is received by the Company not later than December 31, 2003 and if the Company’s documents are substantially complete (in the good faith determination of the Chairman of the Board) by not later than said date of December 31, 2003 to establish a Liquidating Trust (if so determined by the Board of Directors) and to file an application to the Court of Chancery in the State of Delaware for determination by the Court of an amount to be transferred to the Liquidating Trust for payment of certain types of claims and contingencies. Upon the sale of the Company, during the term of his engagement or within sixty (60) days of the completion or termination of his engagement, to another person (whether by merger or otherwise, but excluding a transaction in which stockholders owning an aggregate of more than 50% of the stock of the Company continue to own more than 50%) and other than a sale of assets, Mr. Warren will receive 1.5% of the fair market value of the consideration received by the Company or the stockholders of the Company. These payments are to be made upon closing of the above-mentioned transaction(s).

In the event of Mr. Warren’s termination for reasons other than for “cause”, whether or not after a Change-in-Control of the Company involving the sale or transfer of more than 50% of the stock of the Company, Mr. Warren will receive payment of an amount, to be paid in six monthly installments, equal to the aggregate of his hourly billing for the lesser of (i) the billing in respect of the six months preceding such termination or (ii) billing for 600 hours at the then-current hourly rate provided that this payment provision shall not be applicable if Mr. Warren previously has received or will receive any additional incentive fees as described above. The Agreement is terminable immediately for “cause”, as defined in his agreement.

Change-in-Control Agreements.    The Company had a Change-in-Control (“CIC”) agreement, dated August 31, 1999, with Mr. Genor, which provided for certain payments and benefits to Mr. Genor only upon a termination of his employment by the Company without cause or termination by Mr. Genor for good reason (as defined), in the event either such termination occurred after a change in control in the Company (as defined). Under such agreement, Mr. Genor was entitled to a severance payment of an amount equal to twice the sum of his base salary and specified bonus at the highest levels during the five-year period then preceding a change in control or termination, an additional severance payment equal to the annual levels in effect prior to the change in control (or termination), of the contributions, credits, and other benefits that Mr. Genor was receiving under the Company’s various retirement and long-term incentive plans and the continuation for a two-year period of the Company’s health and life insurance benefits at the levels in effect immediately prior to the change in control or termination. These payments and benefits would be reduced to the extent necessary to preserve their deductibility to the Company for federal income tax purposes and to avoid imposition of any “excess parachute payment” taxes under the Internal Revenue Code. Termination by Mr. Genor for good reason after a change in control included a reduction by the Company in Mr. Genor’s base salary or the Company’s failure to continue the compensation, retirement, and benefit plans at the levels at which Mr. Genor was participating immediately prior to the change in control, the assignment of duties inconsistent with his status as a senior executive officer, or other adverse alteration in the nature or status of his responsibilities.

During May 2001 through December 2002, the Company had certain arrangements with Mr. Genor which were not then finalized, relating to payments under his CIC Agreement as well as his compensation as Chief Executive Officer of the Company and, since January 2002, also as Chief Executive Officer of its controlled subsidiary Xygent. While all the details of these arrangements had not been finalized, certain provisions of the arrangement have been agreed upon which resulted in the Company recording a charge of $1.2 million in the third quarter of 2001 and additional monthly charges aggregating $240,000 in 2002.

Pursuant to an Agreement and Release signed January 27, 2003 (which settled a dispute over the amount due) and a payment (less withholdings) pursuant thereto made to Mr. Genor and the provisions for insurance benefits and consulting services described below, this CIC Agreement was terminated and all of Mr. Genor’s rights thereunder released. Substantially all of the amount paid to Mr. Genor had been accrued on the Company’s books at December 31, 2002 (See Note 5 to the Summary Compensation Table). Mr. Genor is currently serving as a consultant to the Company at the rate of $10,000 per month for up to six months, and, as generally contemplated by the CIC Agreement, the Company is obligated to make payments to Mr. Genor specified in the Agreement and Release for medical, dental and life insurance premiums for the Years 2003 and 2004. All amounts due pursuant to this Agreement and Release were accrued on the Company’s books at December 31, 2002. The total accrual related to the above amount at December 31, 2002 amounted to $1.7 million.

PROPOSAL 3.

RATIFICATION OF APPOINTMENT

OF

INDEPENDENT ACCOUNTANTS

Following appointment by the Audit Committee, the Board of Directors has confirmed the appointment of Ernst & Young LLP, who has acted as the Company’s independent accountants since January 1, 1995, as the Company’s independent accountants for fiscal year 2003, subject to approval by the stockholders. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee and the Board of Directors will consider the selection of another accounting firm to serve as the Company’s independent accountants. Neither Ernst & Young nor any of its partners have any direct or indirect financial interest in or any connection (other than as independent auditor) with the Company or any subsidiary. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Approval of the proposal to ratify the appointment of Ernst & Young as the Company’s independent accountants will require the affirmative vote of the holders of shares of Class A Stock and Class B Stock, voting together as a single class, representing a majority of the combined votes cast on the proposal.

The Board of Directors unanimously recommends a vote FOR the proposal to appoint Ernst & Young LLP as the Company’s independent accountants for the 2003 fiscal year.

OTHER MATTERS

If sufficient votes in favor of Proposal 1 are not received by the time scheduled for the BNS Co. Annual Meeting, the persons named as proxies may propose one or more adjournments of the BNS Co. Annual Meeting for a period of not more than 30 days to permit further solicitation of proxies relating to Proposal 1 as the case may be. The persons named as proxies will vote in favor of such adjournment (relating to Proposal 1) those proxies which authorize them to vote in favor of Proposal 1. They will vote against any such adjournment (relating to Proposal 1) those proxies which direct them to vote against Proposal 1. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the questions in person or by proxy at the session of the BNS Co. Annual Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by BNS Co.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the BNS Co. Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the BNS Co. proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

INDEPENDENT AUDITORS

The consolidated financial statements of the Company at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information by referring you to documents previously filed with the SEC. The information incorporated by reference is considered a part of this Proxy Statement, and any later information that we file with the SEC will automatically update and, to the extent applicable under the circumstances, supersede this information.

We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC between the date of this Proxy Statement and the date of the BNS Co. Annual Meeting. The documents we incorporate by reference are:

•	BNS Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	BNS Co.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

These documents and any other documents incorporated by reference may be obtained from the SEC, including by means of the SEC home page on the internet (See “Available Information” below). Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement. You may obtain documents incorporated by reference by requesting them in writing or by telephone from us as follows:

BNS Co.

200 Frenchtown Road, Suite 2

North Kingstown, Rhode Island 02852

Attention: Elisa DePina, Secretary

Phone Number: (401) 886-7404

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and request copies of our reports, proxy statements and other information filed by us at the public reference facilities at the SEC’s office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the SEC’s Regional Office at Room 1102, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and at the SEC’s Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain a copy of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our reports, proxy statements and other information can also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE YEAR 2004 ANNUAL MEETING

All stockholder proposals intended to be submitted at the Company’s 2004 Annual Meeting must be received by the Secretary of the Company on or before February 24, 2004 in order to be considered for inclusion in the Company’s proxy materials for the year 2004 Annual Meeting.

The Company’s By-laws provide that notice of a nomination by a stockholder with respect to the election of Directors at the 2004 Annual Meeting must contain the information specified in the By-laws and must be received by the Company’s Corporate Secretary 60 days prior to the anniversary date of the 2003 Annual Meeting.

Important Notice

No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date, and return the accompanying Proxy in the enclosed, post-paid envelope at your earliest convenience.

By Order of the Board of Directors,

/s/ Elisa DePina

Elisa DePina

Secretary

North Kingstown, Rhode Island 02852

June 23, 2003

BNS Co.

Annex A:    Purchase and Sale Agreement

Annex B:    Fairness Opinion of CB Richard Ellis—N.E. Partners, L.P.

Annex C:    Audit Committee Charter

ANNEX A

PURCHASE AND SALE AGREEMENT

dated as of April 28, 2003

by and between

BNS CO.

as Seller

and

WASSERMAN RE VENTURES LLC

as Buyer

with respect to approximately 169 acres of real property and improvements located on Frenchtown Road in North Kingstown, Rhode Island

(with a portion thereof located in East Greenwich, Rhode Island)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of April, 2003 (the “Effective Date”), by and between BNS CO., a Delaware corporation, having an address at 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island 02852 (“Seller”), and WASSERMAN RE VENTURES LLC, a Rhode Island limited liability company having an address at One Park Row, Providence, Rhode Island 02903 (“Buyer”).

ARTICLE I

Property

Section 1.01. Property.    Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, those certain lots or parcels of land (the “Land”), with the buildings, fixtures and improvements thereon (the “Improvements”), located at 200 Frenchtown Road, North Kingstown, Rhode Island, consisting of approximately 169 acres (with a portion thereof located in East Greenwich, Rhode Island), and more particularly described on Exhibit A attached hereto and made a part hereof.

TOGETHER ALSO with all right, title and interest of Seller, if any, in and to (i) the land in the bed of any public street, road or avenue, open or proposed, in front of or adjoining the Land, to the center line thereof, (ii) any rights of way, easements, appurtenances, alleys, gores and strips of land adjoining or appurtenant to the Land and used in conjunction therewith, (iii) any water rights, riparian rights and powers, hereditaments and appurtenances with respect thereto, all right, title and interest of Seller in and to any side or spur railroad tracks and all rights of way appurtenant thereto, (iv) any award made or to be made in lieu of any of the foregoing and any unpaid award for damage to the Land or the Improvements by reason of change of grade of any street, road or avenue; (v) any award made or to be made with respect to the Route 403 Condemnation (as hereinafter defined); (vi) the Leases (hereinafter defined); (vii) all rents and profits from the Leases applicable to any period from and after the Closing Date (hereinafter defined), and any security or tenant deposit made by any tenant to Seller whether or not refundable, together with interest required by law or by the applicable Lease to be paid thereon, and any other documents, records or rights owned by Seller affecting or relating to the Land, the Leases or the Improvements; and (viii) all fixtures and/or personal property listed on Exhibit B attached hereto and made a part hereof (the “Personal Property”).

All of the foregoing items purchased under this Agreement are collectively referred to as the “Property”.

ARTICLE II

Purchase Price

Section 2.01. Purchase Price.    The purchase price for the Property (the “Purchase Price”) shall be Twenty Million Two Hundred Thousand and 00/100 Dollars ($20,200,000.00). The Purchase Price will be paid by Buyer to Seller at the Closing (as hereinafter defined) and recording of the Deed (as hereinafter defined) in cash or by wire transfer of immediately available funds.

Section 2.02. Use of Purchase Price.    To enable Seller to make conveyance as provided in this Agreement, Seller shall use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, other than the Permitted Encumbrances (as hereinafter defined), provided that all instruments so procured are recorded simultaneously with the delivery of the Deed or that provision for prompt recording thereof satisfactory to the Buyer’s attorneys are made on the date of Closing.

Section 2.03. Deposit.    Contemporaneously with the execution of this Agreement, Buyer shall deliver to CB Richard Ellis—N.E. Partners, L.P. (the “Escrow Agent”) the sum of Four Hundred Thousand and 00/100 Dollars ($400,000.00) as earnest money hereunder (the “Deposit”). (As used herein, the term “Deposit” shall mean the Deposit, together with all interest earned thereon). Any deposit amount required hereunder, may, at the option of Buyer, be in the form of check or federal wire transfer. The Escrow Agent shall place the Deposit in an interest-bearing account at a bank designated by Buyer, with all interest being paid to Buyer. At the Closing, the Deposit will be applied toward the Purchase Price, but otherwise the Deposit will be held by the Escrow Agent, returned to Buyer, or delivered to Seller, in accordance with the terms of this Agreement.

ARTICLE III

Review Period

Section 3.01. Review Period.    Buyer has from the date of this Agreement until 5:00 p.m., on Tuesday, June 10, 2003 (the “Review Period”) to review and approve, at Buyer’s expense, such items (including the Leases) and to conduct such inspections, interviews, tests and audits as Buyer, in its sole discretion, deems appropriate, including, without limitation, environmental (including so-called phase I and II testing), engineering and zoning inspections and investigations and review of those matters disclosed by survey and any matters related to title to the Property.

Section 3.02. Inspection.    Buyer shall have the right, at all reasonable times during the Review Period and until Closing to conduct on-site inspections of the Property and physical inspections and tests of the Property (including, without limitation, the right to enter and inspect all portions of the Property), provided, however, that any invasive inspection or testing shall require the prior consent of the Seller, which consent shall not be unreasonably withheld, and shall be done at such times reasonably requested by Seller, will not interfere, in any material respect, with Seller or any tenants and shall, in any event, be scheduled only upon reasonable prior notice to Seller. Upon the completion of any inspection or test conducted pursuant to the provisions hereof, the Buyer agrees, at its sole cost and expense, to return the Property to the condition as existed prior to the commencement of such inspection or test. Seller hereby agrees, without cost to Seller, to fully cooperate with Buyer in providing access to any and all information with respect to the Property requested by Buyer, including (a) making available to Buyer copies of all reasonably relevant materials in Seller’s possession relating to the Property including but not limited to tax bills, leases, environmental reports and environmental insurance policies and (b) the execution of any consents or applications for information from government or quasi-governmental agencies only with respect to the Property. Buyer shall indemnify Seller from any physical damage to the Property and personal injury resulting from Buyer’s entry or Buyer’s representatives’ entry on the Property during the Review Period. This indemnity shall survive for three (3) years following the later of (i) Closing or (ii) termination of this Agreement.

Section 3.03. Buyer’s Notice.    If for any or no reason Buyer, in its sole and absolute discretion, is not satisfied with the results of such inspections, interviews, tests or any other fact or situation with respect to the Property, then in such event Buyer shall have the right to terminate this Agreement by giving Seller and the Escrow Agent written notice thereof (the “Buyer’s Notice”) on or before the expiration of the Review Period, and this Agreement shall be immediately terminated upon Buyer’s delivery of the Buyer’s Notice to Seller. The Seller shall be under no obligation in any event to extend the Review Period. The Buyer’s Notice need not set forth the reason for such termination. Buyer’s failure to deliver the Buyer’s Notice on or before the expiration of the Review Period shall be deemed a waiver of Buyer’s right to terminate this Agreement under this Section 3.03 and the terms of this Agreement shall continue to bind the parties. Seller acknowledges that although Buyer has received information regarding the environmental condition of the Property, Buyer has not completed its review and has not waived its rights to further evaluate such conditions during the Review Period.

Section 3.04. Termination.    If Buyer elects to terminate this Agreement by delivering the Buyer’s Notice in accordance with and subject to the terms of this Article III, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder except as set forth in Section 3.02 and the Deposit shall be refunded to Buyer by Escrow Agent. Seller expressly acknowledges and agrees that, if Buyer requests Escrow Agent to pay to Buyer the Deposit as a result of Buyer’s election to terminate this Agreement on or before the expiration of the Review Period under the provisions of this Article III, then the Escrow Agent shall have no obligation to independently determine whether Buyer has the right to receive the Deposit, and the Escrow Agent may rely solely upon the written instructions set forth in any written notice delivered by Buyer from and after such election, without the joinder, approval or consent of Seller. If Buyer elects to terminate this Agreement in accordance with and subject to the terms of this Article III, Buyer shall furnish Seller, upon such termination and without charge, a copy of each study, report and any other document prepared by Buyer in connection with Buyer’s due diligence for the Property.

ARTICLE IV

Good and Marketable Title

Section 4.01. Conveyance.    At the Closing, Seller will convey good and marketable record fee simple and insurable (at Buyer’s expense) title to the Property to Buyer by a quitclaim deed (the “Deed”) and good and marketable title to the Personal Property by a bill of sale (the “Bill of Sale”), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness, encumbrances, conditions, easements, rights-of-way, assessments and restrictions, except for the following (collectively, the “Permitted Exceptions”):

(a)    General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b)    All easements, restrictions, rights-of-way, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters of record as of the date hereof, affecting all or any portion of the Property to the extent not disapproved by Buyer during the Review Period; Seller shall have no obligation to remove any such matters of record, provided, however, nothing contained herein shall deprive Buyer of its right to terminate this Agreement pursuant to the terms of Section 3.03 hereof.

(c)    The terms and provisions of those leases listed on Exhibit C attached hereto and made a part hereof and any additional leases entered into after the date hereof pursuant to the provisions of Section 8.03 of this Agreement (the “Leases”).

(d)    In addition, Seller shall have the right to remain in possession of 5,000 square feet currently occupied by Seller for up to forty-five (45) days after Closing at the rate of $85 per day.

Section 4.02. Extension to Cure.    If Seller shall be unable to give title or to make conveyance, or to deliver possession of the Property, all as herein stipulated, or if on the date of Closing the Property does not conform with the provisions hereof, then Seller shall use good faith and reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the Property conform to the provisions hereof, as the case may be, and the Closing shall automatically be extended for a period of sixty (60) days (the “Extended Time”). If at the expiration of the Extended Time Seller shall have failed so to remove any defects in title, deliver possession, or make the Property conform, as the case may be, all as herein agreed, after using good faith and reasonable efforts to do so, then, at Buyer’s option, the Deposit shall be forthwith refunded by Escrow Agent to Buyer and all other obligations of all parties hereto shall cease and this Agreement shall be void without recourse to the parties hereto. Notwithstanding the foregoing, in no event shall Seller be required to expend more than Twenty Thousand Dollars ($20,000.00) to cure any requirement under this Section 4.02.

Buyer shall have the election, at either the original date of Closing or the Extended Time, to accept such title as Seller can deliver to the Property in its then condition and to pay therefore the Purchase Price without deduction, in which case Seller shall convey such title.

ARTICLE V

Closing

Section 5.01. Closing.    The purchase and sale of the Property will be held at Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island or such other place as may be agreed upon by Seller and Buyer, and will occur, subject to satisfaction of all conditions precedent set forth in Section 9.01 of this Agreement at 10:00 a.m. local time on that date which is the later of (i) thirty (30) days after the end of the Review Period or (ii) no later than four (4) business days after Seller has obtained “Shareholder’s Approval” (as defined in Section 9.01 hereof) or (iii) ten (10) days after Seller has completed or caused to be completed the so-called “active remediation” of the environmental conditions (“Seller’s Work”) as described in Exhibit H-1 (the “Closing”). If the day on which the Closing is scheduled to occur is a Sunday or holiday then the Closing shall take place on the first business day thereafter. Buyer and Seller agree to schedule and attend a “pre-closing” one week prior to the anticipated date of Closing.

Section 5.02. Seller’s Obligations.    At the Closing, Seller shall execute and deliver to Buyer, and/or cause the execution and delivery by all parties other than Buyer of, the following:

(a)    The Deed (with payment by Seller of the required state and/or local documentary stamps and any other applicable tax transfers, if any, to be affixed thereto).

(b)    An assignment of leases, in the form attached hereto as Exhibit D, pursuant to which all of Seller’s right, title and interest in and to the Leases shall be assigned to Buyer and Buyer shall assume, from and after the Closing, all of Seller’s rights and obligations under the Leases (the “Assignment of Leases”).

(c)    The Bill of Sale.

(d)    A FIRPTA affidavit in a form acceptable to the title insurance company selected by Buyer (the “Title Company”).

(e)    A Rhode Island Residency Affidavit in a form acceptable to the Title Company, sufficient to comply with the provisions of R.I.G.L. § 44-30-71.3 in order that there shall be no lien on the Property.

(f)    Evidence of Seller’s good standing in each of Delaware and Rhode Island issued by the Secretary of State of each of Delaware and Rhode Island.

(g)    A good standing certificate from the Rhode Island Division of Taxation and a discharge of lien from the Division of Taxation.

(h)    Original counterparts (to the extent available) or copies of the Leases (and lease files) and to, the extent available, copies of all operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(i)    Copies of any permits, licenses and approvals relating to operation of the sewage treatment plant facility located at the Property and, to the extent assignable, an assignment thereof to Buyer.

(j)    An assignment of any and all permits, licenses, approvals and warranties relating to the Property, to the extent assignable, in the form attached hereto as Exhibit K and incorporated herein by this reference.

(k)    To the extent necessary to permit the Title Company to remove any exception in the owner’s policy for mechanics’ and materialmens’ liens and general rights of parties in possession, an affidavit executed by Seller as to the absence of debts and liens and a listing of all parties in possession, made to Buyer and the Title Company and in a form acceptable to the Title Company, along with any other items reasonably required by the Title Company.

(l)    Evidence acceptable to the Title Company of Seller’s authority to consummate the transactions contemplated by this Agreement.

(m)    Seller’s certification that, to the best of Seller’s knowledge, all representations and warranties made by Seller under this Agreement are true, complete and correct in all material respects as of the Closing.

(n)    A settlement statement with respect to the purchase and sale of the Property (the “Settlement Statement”).

(o)    To the extent the same are in Seller’s possession, all original certificates of occupancy and licenses, permits, authorizations and approvals issued by the appropriate authorities with respect to the Property.

(p)    Any surveys and architect’s plans, specifications and reports pertaining to the Property in Seller’s possession and any licenses, permits, authorizations and approvals pertaining to the operation thereof in Seller’s possession.

(q)    Notice to each tenant advising such tenant of the sale of the Property and instructing such tenant to send all rent to such address as Buyer requests.

(r)    The information necessary to complete form 1099B and such other forms and information required by the Internal Revenue Code and regulations thereunder with respect to the transaction.

(s)    All other instruments and documents to which Buyer may be entitled under any provision of this Agreement.

(t)    Signed tenant estoppel certificates and subordination, non-disturbance and attornment agreements (on forms reasonably acceptable to Buyer and Seller), to the extent available, from each of the tenants under the Leases dated no earlier than seventy-five (75) days prior to Closing. Seller’s failure to obtain any such certificate or agreement shall not constitute a default by Seller under this Agreement but shall be a condition to Buyer’s obligations to close. In the event that Seller reasonably determines that it will be unable to obtain such certificate or agreement from the tenants, Buyer shall have ten (10) days after written notice from Seller to either waive such condition or to terminate this Agreement. Notwithstanding the foregoing, in the event Seller is unable to obtain such certificates from any Tenant, then Seller shall have the right to provide its own certification for up to two (2) tenants.

(u)    An assignment of any surviving Service Contracts (as hereinafter defined), in the form attached hereto as Exhibit E.

(v)    An assignment of Seller’s environmental insurance policies (“Assignment of Environmental Insurance”) in the form attached hereto as Exhibit J which policies are described on Exhibit H-2 attached hereto and incorporated herein by this reference, provided that Seller shall retain its rights as an additional insured for itself and its successors and assigns.

(w)    Reasonable evidence that this Agreement and the transactions contemplated hereby have been approved and adopted by the requisite vote of the shareholders of the Seller (the “Shareholders”) at a special or annual meeting of the Shareholders (the “Shareholders Meeting”).

(x)    Certification of PSC Environmental Services (“PSC”) in favor of Buyer and Seller, in form and substance reasonably satisfactory to Buyer and its counsel, that PSC has completed all work in accordance with Purchase Order No. 6555 of Seller dated March 24, 2003, and Purchase Order No. 6559 of Seller dated April 1, 2003 and in accordance with all relevant requirements of the approved Remedial Action Work

Plans dated October 4, 2002 in RIDEM Cases Nos. 2001-061(a) and 2001-061(b) (collectively, the “Remedial Action Work Plans”). If Buyer is not satisfied with the proposed form of certification, Buyer may terminate this Agreement by written notice to Seller prior to expiration of the Review Period or such certification shall be deemed approved.

(y)    Certification of Environmental Science Services, Inc. (“ESS”), in favor of Buyer and Seller, in form and substance reasonably satisfactory to Buyer and its counsel, that ESS has substantially completed all work in accordance with its Revised Proposal To Perform Remedial Engineering Services (ESS Proposal No. 11394a) dated January 22, 2003 and executed by Seller on February 15, 2003, in accordance with all relevant requirements of the approved Remedial Action Work Plans. If Buyer is not satisfied with the proposed form of certification, Buyer may terminate this Agreement by written notice to Seller prior to expiration of the Review Period. If Buyer does not so terminate this Agreement, such certification shall be deemed approved.

(z)    The written guarantee of PSC in favor of Buyer and Seller, in form and substance reasonably satisfactory to Buyer and its counsel, and enforceable directly by Buyer, that all work covered by Purchase Order No. 6555 of Seller dated March 24, 2003, and by Purchase Order No. 6559 of Seller dated April 1, 2003 is and will be guaranteed for a period of one (1) year from completion. If Buyer is not satisfied with the proposed form of Guarantee, Buyer may terminate this Agreement by written notice to Seller prior to expiration of the Review Period. If Buyer does not so terminate this Agreement, such guarantee shall be deemed approved.

(aa)    A counterpart of the Environmental Agreement attached hereto as Exhibit I and incorporated herein by this reference.

(bb)    A counterpart of Environmental Escrow Agreement (“Environmental Escrow Agreement”) in the form of Exhibit L attached hereto and incorporated herein by this reference whereby Seller will pay into escrow an amount to cover the gap between the total dollars expended in connection with the environmental remediation of the Property and the $615,000 self-insured retention requirement of the so-called cost cap insurance, which amount will be not less than $60,000 and which is expected to be not more than $240,000.

Section 5.03. Buyer’s Obligations.    At the Closing, Buyer shall pay the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following:

(a)    A counterpart of the Assignment of Leases.

(b)    Buyer’s certification that all representations and warranties made by Buyer under this Agreement are true, complete and correct in all material respects as of the Closing.

(c)    Appropriate evidence of Buyer’s authority to consummate the transactions contemplated by this Agreement, including certificates of good standing.

(d)    The Settlement Statement.

(e)    A counterpart of the Environmental Agreement in

(f)    A counterpart of the Environmental Escrow Agreement.

Section 5.04. Possession.    At the Closing, full possession of the Property, subject only to the rights of the tenants under the Leases, shall be delivered by Seller to Buyer in the same condition as it now is, reasonable wear and tear excepted. Except as otherwise specifically provided herein with respect to Seller’s Work, Buyer acknowledges that it is purchasing the Property “AS IS” and “WHERE IS”. Buyer further acknowledges and agrees that except as expressly set forth herein, Buyer is relying solely upon its own inspection and investigation of the Property and that except as specifically set forth herein, there are no representations or warranties, express or implied, in connection with the Property and that Buyer assumes all obligations of the Property arising from and after the date of the Closing.

ARTICLE VI

Closing Adjustments

Section 6.01. Adjustments and Prorations.

(a)    Real and (if a lien on the Property) personal property taxes, fire district (if any) taxes, water and sewer bills and any other costs or expenses allocable to the parties hereto shall be prorated as of the Closing on the basis of a 365-day year, except that if any amount to be prorated covers a period of less than a year, the proration as to such amount shall be made as of the Closing on the basis of the period so covered. Seller shall, at the Closing, pay a pro rata share of all items so prorated to and including the day of the Closing, and Buyer shall pay or assume the balance thereof. Seller shall pay all utility charges on the Property for the period up to Closing. The net amount of any adjustments shall be added to or subtracted from the Purchase Price, as applicable. Any unpaid betterment or improvement assessments (the “Assessments”) constituting a lien against the Premises shall be paid in the following manner: (i) Seller shall pay for all Assessments due and payable prior to the calendar year 2003; (ii) Assessments due and payable during the calendar year 2003 shall be prorated as of the Closing Date; and (iii) Buyer shall pay for all Assessments due and payable in the calendar years 2004 and beyond.

(b)    Rents under the Leases shall be prorated as of the Closing based on the applicable period relating to such rents, except that no proration shall be made for rents delinquent as of the Closing (hereinafter called the “Delinquent Rents”). Delinquent Rents shall be any rents that are more than thirty (30) days past due. The balance remaining from any security deposits or prepaid rents which are held by Seller after deductions made by Seller in accordance with the Leases shall be transferred to Buyer. Buyer shall assume all liability and obligations relating to such security deposits and prepaid rents and shall indemnify and hold Seller harmless from all claims, liabilities and obligations relating thereto. Delinquent Rents, if any, shall be similarly prorated as of the Closing, and Seller’s share thereof shall be remitted to Seller promptly when, as and if received by Buyer after deduction of reasonable third party costs incurred by Buyer to collect such Delinquent Rents; provided, however, nothing herein contained shall operate to require Buyer to institute any lawsuit or other collection procedures to collect any Delinquent Rents. Amounts collected by Buyer from tenants owing Delinquent Rents shall be applied first to rent for the month in which the Closing occurs, then current rents owed by such tenant and finally to Delinquent Rents owed by such tenant in the inverse order in which the Delinquent Rents arose.

Section 6.02. Transaction Costs.    Except as otherwise provided in Section 9.03, each party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by a party, and (b) each party’s respective legal fees and expenses. Buyer, in addition to its other expenses, shall pay at the Closing (i) all recording charges incident to the recording of the Deed, and (ii) all premiums for Buyer’s title insurance policy. Seller, in addition to its other expenses, shall pay at the Closing the cost of any documentary stamps or other sales or transfer taxes applicable to the sale.

Section 6.03. Brokerage Commissions.    Seller and Buyer acknowledge and agree that neither has dealt with any real estate broker, agent or salesman, except CB Richard Ellis – N.E. Partners, L.P. (“Ellis”). Seller and Buyer acknowledge and agree that Seller shall be solely responsible for payment of any broker’s fee or commission due Ellis, and Seller shall indemnify, protect, defend and hold harmless Buyer from any and all claims for any such fees or commissions due Ellis. Seller and Buyer further acknowledge and agree that any other fees or real estate commissions occasioned by the execution and/or consummation of this Agreement shall be the sole responsibility of the party contracting therefor, and such party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such other fees or real estate commissions.

Sections 6.04. Survival.    The terms of this Article VI shall survive the termination of this Agreement on the Closing and delivery of the Deed.

ARTICLE VII

Default and Remedies

Section 7.01. Buyer’s Default.    If Buyer fails to close for any reason, except (a) Seller’s default or (b) the permitted termination of this Agreement by Buyer or Seller as herein expressly provided, Seller shall be entitled to terminate this Agreement and to instruct the Escrow Agent to deliver the Deposit to Seller as liquidated damages, which right shall be Seller’s sole remedy hereunder. In the event this Agreement is terminated after the expiration of the Review Period and Seller is entitled to receive the Deposit, Buyer expressly acknowledges and agrees that if Seller requests Escrow Agent to pay to Seller the Deposit then the Escrow Agent shall have no obligation to independently determine whether Seller has the right to receive the Deposit and the Escrow Agent may rely solely upon the written instructions set forth in such written notice delivered by Seller from and after such election without the approval or consent of Buyer.

Section 7.02. Seller’s Default.    If Seller is in default under the terms of this Agreement, or if Seller fails to close for any reason, except (a) Buyer’s default or (b) the permitted termination of this Agreement by either Seller or Buyer as herein expressly provided, Buyer shall be entitled to terminate this Agreement upon written notice to Seller and to request the Escrow Agent to return the Deposit to Buyer. In addition to, but not in lieu of, the return of the Deposit, Buyer shall be entitled as its sole remedy to bring an action for specific performance of this Agreement, provided Buyer provides written notice of such election within three (3) months after the scheduled Closing Date.

Section 7.03. Legal Fees.    In the event of any litigation between the parties with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable legal fees from the other party.

ARTICLE VIII

Representations, Warranties and Covenants

Section 8.01. Seller’s Representations.    Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

(a)    Attached hereto as Exhibit C is a schedule of all Leases. Seller covenants that it has previously and/or contemporaneously herewith delivered to Buyer true copies of all Leases, and all amendments and agreements relating thereto. Seller covenants that prior to the Closing it will not enter into any new lease, or amend, modify, extend, assign or terminate the Leases, or consent to any assignment or subletting under the Leases, without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed. Except for the Leases there are no other leases or occupancy agreements with respect to the Property. The Leases are in full force and, except as otherwise provided on Exhibit F (attached hereto), there are no material defaults by either landlord or tenant thereunder;

(b)    The rent roll which is attached as Exhibit F hereto (the “Rent Roll”) accurately identifies, as of the date of this Agreement, all Leases, including the terms thereof and any security deposits and prepaid rent held by Seller . All information set forth in the Rent Roll is true and accurate. The Rent Roll shall be mutually satisfactory to the parties and shall list, inter alia, the base rent, additional rent, options to extend, option rent and any rights of first refusal to lease or purchase.

(c)    Except as set forth on the Rent Roll, as of the date of this Agreement, all rents which are payable by tenants under their respective Leases are presently current.

(d)    Except as set forth on the Rent Roll, no tenant has paid rent for more than one (1) month in advance.

(e)    Seller shall, from and after the date of this Agreement to the Closing Date, perform and discharge its duties and obligations and otherwise comply with every material covenant and agreement of the landlord under the Leases.

(f)    To the best knowledge of Seller, there are no unpaid assessments or charges for the installation of any utilities servicing the Property or for making connection thereto that have not been fully paid and Seller has no knowledge of any contemplated assessments or charges.

(g)    Each service or similar contract (excluding any applicable Permitted Encumbrances) relating to the ownership, operation or use of the Property, is accurately described on Exhibit G which is attached hereto (collectively, the “Service Contracts”). To the best of Seller’s knowledge, (i) all of the Service Contracts are in full force and effect, and (ii) neither Seller nor the vendor under each Service Contract is in default of its obligations thereunder.

(h)    Seller has received no written notice alleging that the Property is in violation of any applicable building, environmental or zoning laws, rules, codes or regulations except as described in Exhibit H.

(i)    (i)    As of the date of this Agreement, Seller is not a party to any currently pending litigation, arbitration or administrative proceeding (1) with any past or present tenant of the Property, (2) with any person or entity having or claiming any interest in or lien on the Property, or (3) which affects or questions Seller’s title to the Property or Seller’s ability to perform its obligations under this Agreement.

        (ii)    Seller knows of no presently pending litigation, arbitration or administrative proceeding and no litigation, arbitration or administrative proceeding has been threatened in writing against Seller or the Property which, in either case, affects or questions Seller’s title to, or use of, the Property or any part thereof.

(j)    Seller has received no written notice of any condemnation proceeding nor declaration of taking or other similar instrument filed against the Property, but has knowledge that the State of Rhode Island may take a portion of the Land for purposes of constructing a connector to Rhode Island State Route 403 (the “Route 403 Condemnation”).

(k)    To the best of Seller’s knowledge, except as otherwise disclosed on Exhibit H, and except for the two (2) septic systems, (i) there are no underground storage tanks on the Property (other than a water/oil separation tank which will be “closed” prior to Closing in accordance with applicable regulations), and (ii) any underground storage tanks previously on the Property were removed therefrom or filled in place in accordance with applicable law and Seller has obtained closure certificates evidencing such removal.

(l) Except as otherwise disclosed in Exhibit H, Seller has not knowingly used or knowingly permitted the Property to be used, and to the best of Seller’s knowledge, the Property has not been used for, storage, transfer, transportation or disposal of dangerous, toxic or hazardous materials, chemicals, wastes or similar substances or for the discharge of the same into the environment other than in the normal course of the businesses of Seller and Seller’s tenants and in accordance with then applicable law. Contemporaneously with the execution of this Agreement, Seller shall deliver to Buyer (to the extent in Seller’s possession or control) copies of all environmental site assessments, site inspections, agreements and any other environmental due diligence relating to the Property.

(m)    Buyer expressly acknowledges and agrees that Seller has disclosed certain environmental conditions described on Exhibit H attached hereto and incorporated herein by this reference and that Buyer is purchasing the Property with full knowledge of such environmental conditions.

(n)    The Seller is a corporation (i) duly organized, valid and in good standing under the laws of the State of Delaware, (ii) qualified to conduct business in the State of Rhode Island, and (iii) with full power and authority to execute and deliver this Agreement, and subject to Sections 9.01 and 9.03, to perform its covenants, agreements and obligations hereunder and to sell the Property.

(o)    Subject to Sections 9.01 and 9.03, this Agreement and its execution by Seller have been duly authorized and are a valid and binding obligations of Seller; and the transfer of the Property, and the consummation of the transactions contemplated hereby, will not result in any violation or breach of any indenture or agreement to which Seller is a party or by which Seller or the Property is affected or bound.

(p)    None of the information to be supplied by the Seller for inclusion in the definitive proxy statement relating to the Shareholders Meeting to be filed by the Seller with the SEC, and any amendments or supplements thereto (the “Proxy Statement”), will, at the respective times such documents are filed, and at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)    The Board of Directors of the Seller, at a meeting duly called and held, has by vote of those directors present (x) approved and adopted this Agreement and the transactions contemplated hereby, (y) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of the Shareholders and (z) recommended that the Shareholders approve this Agreement and the transactions contemplated hereby.

(ii)    The requisite vote of the Shareholders to approve this Agreement is the only vote of the holders of any class of capital or series of the Seller’s capital stock or other voting securities necessary to approve the transactions contemplated hereby.

The representations and warranties in this Section 8.01 are made by Seller in order to facilitate Buyer’s due diligence process and shall not survive the Closing and delivery of the Deed. Notwithstanding the foregoing limitation, the terms of Section 8.01(a)-(e) shall survive the Closing and delivery of the Deed for a period of six (6) months.

Section 8.02. Buyer’s Representations.

(a)    Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing, that Buyer has the legal capacity and complete authority to enter into and perform this Agreement, and no consent, approval or other action by any person or entity will be needed thereafter to authorize Buyer’s execution and performance of this Agreement.

(b)    Buyer is a limited liability company duly organized and validly under the laws of the State of Rhode Island.

Section 8.03. Operating Covenants.

(a)    From the date hereof until the date of Closing, the Seller shall not take any of the following actions with respect to the Property without Buyer’s written approval, which approval will not be unreasonably withheld, delayed or conditioned:

(i)    make or permit any structural modifications of or additions to the Property ;

(ii)    mortgage or otherwise further encumber or to permit liens (whether inchoate or not) upon the Property;

(iii)    enter into any agreements relating to the operation or maintenance of the Property the term of which agreements shall extend beyond the date of Closing other than the monitoring work by Environmental Science Services contemplated by the Remedial Action Work Plans described in Exhibit H-3 attached hereto;

(iv)    enter into any lease, license or other agreement with respect to the use or occupancy of the Property or otherwise grant or create any easements, restrictions or other encumbrances on or affecting the Property which will extend beyond the date of Closing, other than those relating to environmental matters, or

(v)    amend, alter or modify any of the Leases.

(b)    Seller shall pay for and cause the “Seller’s Work” as described on Exhibit H-1 to be performed by PSC and Environmental Science Services prior to Closing. Seller will fund the Environmental Escrow. The terms of the Environmental Escrow Agreement will be finalized by Buyer and Seller prior to the expiration of the Review Period. In the event Buyer is not satisfied with the terms of the Environmental Escrow Agreement, Buyer may terminate this agreement by written notice to Seller on or before the expiration of the Review Period. If Buyer does not so terminate this Agreement, the Environmental Escrow Agreement shall be deemed approved.

(c)    Buyer will be responsible for the post-closing remediation-monitoring as described in the Remedial Action Work Plans and will guarantee completion of such work in accordance with the Remedial Work Plans. The cost of such work will be funded from the Environmental Escrow.

Section 8.04. Route 403 Condemnation.    From and after the date hereof, Seller shall promptly deliver to Buyer copies of any and all notices, correspondence and any other materials received by Seller with respect to the Route 403 Condemnation. Prior to the earlier of termination of this Agreement or Closing, Seller will not enter into any agreement with any governmental entity with respect to the Route 403 Condemnation without the prior written consent of Buyer.

ARTICLE IX

Conditions Precedent

Section 9.01. Contingency.    Notwithstanding anything contained herein to the contrary, Buyer acknowledges and agrees that Seller’s obligations hereunder are expressly subject to obtaining shareholder approval (“Shareholder Approval”), which Shareholder Approval Seller shall diligently and promptly seek to obtain. In the event the shareholders do not provide such approval on or before August 30, 2003, then either party shall have the right to terminate this Agreement by written notice to the other in which event the Deposit shall be returned to Buyer and neither party shall have any further right or obligation to the other.

The Seller shall cause to be filed with the SEC, as promptly as reasonably practicable following the date hereof, the Proxy Statement relating to the matters to be submitted to the Shareholders at the Shareholders Meeting. The Seller shall use its commercially reasonable good faith efforts to have the Proxy Statement cleared by the SEC as soon as reasonably possible. The Seller shall call, give notice of, convene and hold a special or annual stockholders meeting for the purpose of voting upon the approval and adoption of this agreement as soon as reasonably practicable after the date on which the Proxy Statement shall have been cleared by the SEC. Subject to the provisions of Section 9.03, the Seller shall solicit from its Shareholders proxies in favor of approval and adoption of this Agreement, and, subject to the provisions of Section 9.03, the Board of Directors shall recommend that the Shareholders vote in favor of and approve and adopt this Agreement at the Shareholders Meeting.

Section 9.02. Discovery.    If either Seller or Buyer discovers, prior to or at the Closing, that any material representation or material warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may (but shall not be obligated to), at such party’s option, terminate this Agreement and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Buyer is the discovering party, Buyer shall be entitled to the immediate return of the Deposit, together with all accrued interest thereon, and to pursue Buyer’s remedies under Article VII of this Agreement, and (b) if Seller is the discovering party, Seller shall be entitled to pursue Seller’s remedies under Article VII of this Agreement.

Section 9.03    Seller’s Fiduciary Obligation to Shareholders.

(a)    Buyer acknowledges and agrees that Seller is a “public company” and in connection with the sale of the Property which constitutes “substantially all assets” of the Seller, Seller is required to reserve the right to have a so-called “fiduciary out” to allow Seller to terminate this Agreement and to sell the Property in a Competing Transaction (as defined below) on terms more favorable to the Seller in the good faith determination of the Board of Directors of the Seller, than the terms set forth in this Agreement. Therefore, nothing contained in this Agreement shall prevent the Board of Directors of the Seller from considering, negotiating, discussing, approving and recommending to the Shareholders or prevent the Company from entering into and closing a bona fide Competing Transaction provided such Competing Transaction shall not have been, after the date of this Agreement, initiated or solicited, and, after the date of this Agreement, such initiation shall not be encouraged by any officer, director or employee of Seller or by Seller’s authorized representative or agent (provided that this limitation shall not prohibit the response to an offer arising after the date of this Agreement) and provided further (A) the Board of Directors and/or Officers of the Seller, after consultation with legal counsel, determines in good faith that failure to take such action is reasonably likely to violate the directors’ fiduciary duties to the Shareholders under applicable law, (B) not later than the day of entering into discussions or negotiations with such Person, the Seller provides written notice to Buyer that it is entering into such discussions or negotiations with such Person, and (C) the Seller keeps Buyer informed on a current basis of the status of any such discussions or negotiations. Prior to entering into any Competing Transaction, the Seller will engage in good faith negotiations with the Buyer. Nothing contained in this Section 9.03 shall prohibit the Board of Directors of Seller from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to any tender or exchange offer.

(b)    Notwithstanding any provision to the contrary herein, either Seller or Buyer may terminate this Agreement by giving written notice to the other party prior to the Closing if: (i) the Board of Directors of Seller shall have recommended to the Shareholders a Competing Transaction or resolves to do so; or (ii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of Seller is commenced (other than by Buyer or an affiliate of Buyer) and the Board of Directors of Seller recommends that the stockholders of Seller tender their shares in such tender or exchange offer; provided, that Seller shall not be entitled to exercise any termination rights under this Section 9.03(b) unless (A) the Board of Directors of Seller determines in good faith, after consultation with outside counsel, that failure to take such action is reasonably likely to violate the directors’ fiduciary duty to the Shareholders under applicable law, and (B) Seller has complied with its obligations in the provisos in Section 9.03(a) above.

(c)    If this Agreement is terminated pursuant to Section 9.03(b) prior to Closing, Seller shall pay to Buyer within one (1) business day of such termination a fee of $600,000 plus reimbursement (but not exceeding $100,000) of Buyer’s actual and reasonable out-of-pocket costs of the transaction including reasonable legal fees upon submission of paid invoices or other appropriate documentation as may be reasonably required by Seller.

(d)    The following definition shall apply to this Section 9.03:

a.    “Competing Transaction” means any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Buyer or its Affiliates (a “Third Party”) acquires or would acquire more than 30% of the outstanding shares of capital stock of Seller, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Seller by a merger or other business combination (including any so-called “merger of equals” and whether or not Seller or a Third Party is the entity surviving any such merger or business combination), (iii) any acquisition of the Property by a Third Party or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of Seller or any of its subsidiaries having a fair market value equal to more than 35% of the fair market value of all the assets of Seller and its subsidiaries, taken as a whole, immediately prior to such transaction.

b.    “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company or any other entity.

ARTICLE X

Notices

Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and must be: (a) personally delivered with a signed receipt; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Buyer and Seller as listed below. Notices hereunder shall be directed as follows:

If to Seller:

BNS Co.

200 Frenchtown Road

Suite 2

North Kingstown, Rhode Island 02852

Attention: Mr. Michael Warren – Chief Executive Officer

Facsimile: (401) 886-7407

With a copy to (which copy shall not constitute notice):

Hinckley, Allen & Snyder

1500 Fleet Center

Providence, Rhode Island 02903

Attention: David J. Rubin, Esq.

Facsimile: (401) 277-9600

If to Buyer:

Wasserman RE Ventures LLC

One Park Row

Providence, Rhode Island 02903

Attention: David D. Wasserman

Facsimile: (401) 274-7368

With a copy to (which copy shall not constitute notice):

Edwards & Angell, LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention: Charles F. Rogers, Jr., Esq.

Facsimile: (401) 276-6611

If to Escrow Agent:

CB Richard Ellis – N.E. Partners, L.P.

55 Dorrance Street

Providence, Rhode Island 02903

Attention: Charles C. Francis

Facsimile: (401) 831-3903

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article III shall be deemed given on the date and time of posting if transmitted by United States mail, postage prepaid, registered or certified mail, return receipt requested, to the respective addresses set forth above. Buyer’s counsel may deliver any notice under Article III on behalf of Buyer.

ARTICLE XI

Risk of Loss

Section 11.01. Insurance.    Until Closing, Seller shall at its sole cost and expense keep the Property insured as presently insured.

Section 11.02. Minor Damage.    In the event of “minor” loss or damage being defined for the purpose of this Agreement as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Buyer (with any fees, costs or expenses pertaining to such opinion to be borne equally by Buyer and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), neither Seller nor Buyer shall have the right to terminate this Agreement due to such damage nor to claims for said damage against responsible parties, but Seller shall reduce the Purchase Price by an amount equal to the cost to repair such damage (unless such damage has been repaired prior to Closing) and the Closing shall take place as provided herein, and in such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property, plus Seller’s deductible.

Section 11.03. Major Damage.    In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Buyer shall have the option of terminating this Agreement by written notice to Seller, in which event Seller and Buyer shall thereupon be released from any and all liability hereunder and the Deposit shall be immediately returned to Buyer by the Escrow Agent. If Buyer elects not to terminate this Agreement, Buyer and Seller shall proceed with the Closing, provided Seller shall assign all of

Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Buyer, plus any costs to repair any such major damage not covered by insurance provided, however, that any insurance proceeds remaining after Buyer shall have so repaired or restored the Property shall be retained by Buyer.

Section 11.04. Condemnation.    With the exception of the Route 403 Condemnation, if before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the sole discretion of Buyer, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property or future development of the Property, then Buyer may terminate this Agreement upon written notice to Seller and Seller and Buyer shall thereupon be released from any and all further liability hereunder and the Deposit shall be immediately returned to Buyer by the Escrow Agent. If Buyer does not elect to terminate this Agreement within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the opinion of Buyer, such condemnation or eminent domain proceedings would not interfere with the current use of the Property and/or Buyer’s bona fide plans for development of the Property, the Closing shall take place as provided herein and Seller shall assign to Buyer at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings. Buyer shall have no right to terminate this Agreement with respect to the Route 403 Condemnation.

ARTICLE XII

Miscellaneous

Section. 12.01. Raw Land.    Pursuant to Section 23-19.5-1 of the Rhode Island General Laws of 1956, as amended, the Buyer acknowledges that the Rhode Island Department of Environmental Management has not certified the Property for development as part of a subdivision or approved the Property as being suitable for on-site disposal of sanitary sewage or other liquid waste.

Section 12.02. Successors and Assigns.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer shall not have the right to assign or convey its interest under this Agreement, provided however, without being relieved of any liability under this Agreement, Buyer at its option, upon notice to Seller not less than seven (7) business days prior to Closing, shall have the right to take title to the Property in a name or nominee or assignee other than Buyer, which entity is owned or controlled by Buyer, provided further, such nominee or assignee provides such information reasonably required by Seller about such entity including financial statements and provides reasonable evidence to Seller that such entity has the resources to perform its obligations under this Agreement and all agreements referenced herein.

Section 12.03. Amendments and Termination.    Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

Section 12.04. Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

Section 12.05. Merger of Prior Agreements.    This Agreement supersedes all prior written or oral agreements and understandings between the parties hereto relating to the subject matter hereof.

Section 12.06. Time of Essence.    Time is of the essence to both Seller and Buyer in the performance of this Agreement, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article III of this Agreement. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State of Rhode Island, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.07. Counterparts.    This Agreement may be executed in identical counterparts, each of which, when construed together, shall be deemed an original hereof.

Section 12.08. Public Announcements.    Seller and the Buyer shall consult with each other before issuing any press release, with respect to this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that any party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of any national securities exchange, if it has used all reasonable effort to consult with the other party.

(The Next Page is the Signature Page)

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date and year first above written.

Seller:

BNS CO., a Delaware corporation

By:
Name: Title:

Seller:

WASSERMAN RE VENTURES LLC, a Rhode Island limited liability company

By:
Name: Title:

ANNEX B

[CB RICHARD ELLIS LOGO]

CB Richard Ellis—N.E. Partners,

LP

55 Dorrance Street

Providence, RI 02903

T 401.331.0350

F 401.831.3903

www.cbre-ne.com

April 28, 2003

Board of Directors

BNS Co

200 Frenchtown Road, Suite 2

North Kingstown, RI 02852

Attention: Kenneth Kermes, Chairman

Dear Sirs;

You have requested our Opinion as to the fairness of the offer to purchase the Rhode Island Property by Wasserman RE Ventures LLC under the Agreement dated April 28, 2003 (the “Agreement”). In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Visited and inspected the property;

2.	Reviewed the operating costs and revenues of the property for the past fiscal year in order to determine the Net Operating Income (NOI) of the property;

3.	Reviewed the leases between the Company and the tenants of the property;

4.	Reviewed the prices of recent comparable property sales in the Providence area, the state of Rhode Island and the New England region;

5.	Reviewed the appraisal dated October 21, 1999 prepared for the property by Joseph J. Blake & Associates, Inc.;

6.	Shown the property, in the capacity of the Company’s exclusive broker, to prospective purchasers;

7.	Reviewed the terms of the prior (lapsed) agreement between the Company and Precision Park Partners LLC and indications of interest from other prospective purchasers;

8.	Reviewed the terms offered by Wasserman in the Agreement.

Based on the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the offer under the Agreement is fair to the Company.

CB Richard Ellis—N.E. Partners, LP

By:

Charles T. Francis, SIOR

President, Rhode Island

B-1

ANNEX C

Authorized: 10/23/97

Revised: 4/8/03

AUDIT COMMITTEE CHARTER

Audit Committee

The Audit Committee (“Committee”) is a standing committee of and approved by the Board of Directors (“BOD”) and shall be comprised of at least three directors, all of whom are independent of management. The Committee shall consist of not less than three members appointed by the BOD of the Company. Members of the Committee shall each satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and the New York Stock Exchange (“NYSE”) and any other exchange that the Company’s securities are listed on as such requirements are interpreted by the Committee in its business judgment, shall be or become versed in reading and understanding financial statements. No member of the Committee may sit on more than three separate audit committees. The term of appointment is at the discretion of the BOD.

The Committee shall hold regularly scheduled meetings and such special meetings as circumstances dictate. It shall meet separately, at least quarterly, with management and the independent auditor to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee will record the results of reviews made and action taken at such meetings and will report to the full BOD with respect to its meetings, including recommending action by management or by the full BOD as the case may be. A majority of the members of the Committee shall constitute a quorum. In the absence of the chairperson of the Committee, the members of the Committee may appoint any other member to preside.

The Committee shall have free access to the external auditors, internal auditors (if any), and financial management, and if necessary, the authority to contract for help from outside legal, auditing, or consulting firms.

Duties and Responsibilities

1.	Review and select independent (and if necessary, determine replacement of or rotation of) external auditors for the Company in each fiscal year for recommendation to the full BOD.

2.	Pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the external auditor.

3.	Receive formal written statements, at least annually, from the external auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company; discuss with the external auditor any disclosed relationships or services that may impact the objectivity and independence of the external auditor, addressing at least the matters set forth in Independence Standards Board Standard No. 1; and if so determined by the Committee, recommend that the BOD take appropriate action to satisfy itself of the independence of the auditor.

4.	Review with the director of audit or equivalent and the external auditors and approve their annual audit plans, including the degree of coordination of their respective plans and ascertain the independence of the external auditors. Review and approve with the external auditors the full scope of their services and the related fees.

5.	Review the annual financial statements with the external auditors, obtain explanations for all significant variances in the financial statements between years, inquire as to whether any proposed material adjustments were not recorded or whether any second opinions were sought on significant accounting issues, and review any other considerations bearing upon certification of the Company’s financial statements.

6.	Review with the director of audit or equivalent and the external auditors the results of their audit examinations, including the management letters from external auditors with specific regard to the adequacy of financial controls and to improvements in accounting procedures, systems, and policies, and review management’s response to the issues contained therein.

A.	Computer Controls
B.	Accounting Controls

7.	Review management’s progress regarding the proposed actions in management’s response to the issues highlighted in the external auditors management letters.

8.	At least annually, receive a report, orally or in writing, from the external auditor detailing the firm’s internal quality control procedures (including computer and accounting controls and any material issues raised by external auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm and evaluate such performance.

9.	Reviewing the impact of any significant changes in accounting principles or practices (both of general applicability or as adopted by the Company), auditing standards, or SEC reporting requirements, as well as the appropriateness of the Company’s accounting principles and financial disclosure practices and the degree of aggressiveness or conservatism used in applying those principles and practices.

10.	Review the significant reserves established by the Company with management and the external auditors.

11.	Receive and review reports of the external auditor discussing 1) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, 2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor, and 3) other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences.

12.	Review and discuss with management and the external auditor the annual and quarterly financial statements and MD&A of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss results of the annual audit and quarterly review and any other matters required to be communicated to the committee by the independent auditor under generally accepted auditing standards. Discuss with management and external auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which the management obtained Statement on Auditing Standards No. 50 letters, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

13.	Review, or establish standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies.

14.	Discuss with management and independent auditor any changes in Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

15.	Meet periodically, with the CEO, CFO, (and, if applicable the senior internal auditing executive) and the external auditor in separate executive sessions to discuss results of examinations. In connection with and prior to giving their required certifications, the CEO and CFO must disclose to the auditors and the Committee all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the company’s internal controls.

16.	Discuss with the external auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61.

17.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters.

18.	Determine the open years on federal income tax returns and whether there are any significant items that have been disputed by the IRS and inquire as to the status of the related tax reserves.

19.	Review with the Company’s outside counsel and manager of human resources or equivalent legal issues that may have a significant impact on the Company’s financial statements.

20.	Review the quality and effectiveness of the Company’s financial organization.

21.	Review management’s program of monitoring the Company’s corporate policies and any other matters regarding the ethical conduct of the Company, including the results of compliance plans.

22.	Review with management and the external auditors, officers’ expenses and perquisites, including any use of corporate assets.

23.	Maintain open communications with the director of audit or equivalent and the external auditors by holding private meetings with them regularly. Provide the external auditors with open access to the chairperson of the Committee so that they may bring matters to his or her attention at any time.

24.	Follow up any allegations of deviations from accepted business practices brought to the Committee’s attention, including initiating or authorizing implementation of any special investigations or other functions on behalf of the BOD.

25.	Receive and amend as may be necessary the agenda for the Committee meeting, ensure that minutes are prepared, and report the Committee’s activities to the full BOD on a regular basis.

26.	Review and update the Committee’s Charter periodically and report to the BOD on any recommended changes.

BNS CO.

200 FRENCHTOWN ROAD, SUITE 2

NORTH KINGSTOWN, RI 02852

Your vote is important. Please vote immediately.

Vote-by Internet 1. Log on to the Internet and go to http://www.eproxyvote.com/bns 2. Enteryour Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	Vote-by Telephone 1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZBNS9A

☒	Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the approval of the following Proposals.

2. Election of Directors: To fix the number of Directors at seven and to elect two Directors as set forth in the Proxy Statement. Class A Stock may be voted for Messrs. Richard M. Donnelly and Kenneth N. Kermes and Class B Stock may be voted only for Mr. Kenneth N. Kermes as indicated below. Holders of Class A Stock and Class B Stock who wish to provide instructions should vote such class of stock in the space indicated hereon.

1. To approve the sale of the Company’s Rhode Island property, constituting the sale of	FOR	AGAINST	ABSTAIN	Class A Stock				Class B Stock
substantiallyall of the assets of the Company.	☐	☐	☐	(01) Richard M. Donnelly and (02) Kenneth N. Kermes				(03) Kenneth N. Kermes
				FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐	FOR THE NOMINEE	☐	WITHHELD FROM THE NOMINEE	☐

				☐	For, except vote withheld from the nominee(s) below:				FOR	AGAINST	ABSTAIN

					3. To ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2003.				☐	☐	☐

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT						☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the above Proposals.

Note: When signing as Executor, Administrator, Trustee, Guardian, etc., add full title. (Sign exactly as name appears on this card.)

Signature:_____________________________Date:__________Signature:_____________________________Date:__________

DETACH HERE

ZBNS9B

PROXY

BNS CO.

PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

JULY 28, 2003

The undersigned appoints each of Henry D. Sharpe, III, Howard K. Fuguet and John M. Nelson, proxies with power of substitution to vote for the undersigned at the Annual Meeting of Stockholders called for Monday, July 28, 2003, at 10:30 A.M., at 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island, and at any adjournments, all shares of stock which the undersigned would be entitled to vote if present in accordance with their judgment upon any matters incident to the Conduct of the Annual Meeting that may properly come before said meeting and to vote as specified on the reverse.

A majority of the proxies present and acting at the meeting in person or by substitute (or if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement pertaining to the aforesaid meeting and a copy of the Company’s Annual Report for the year ended December 31, 2002.

Your Shares of Class A Stock and Class B Stock on the reverse side are designated “CLA” and “CLB”, respectively.

To approve the Board of Directors’ recommendations, simply sign and date the back. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE